Exhibit 10.1

EXECUTION VERSION

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

SHARE PURCHASE AGREEMENT

BY AND AMONG

MAGELLAN HEALTHCARE, INC.,

ARMED FORCES SERVICES CORPORATION,

THE SHAREHOLDERS OF

ARMED FORCES SERVICES CORPORATION,

AND

MAGELLAN HEALTH, INC.

(SOLELY FOR PURPOSES OF ARTICLE XI HEREUNDER)

DATED MAY 15, 2016

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Annexes

Annex A — Working Capital Calculation Policies and Principles

Annex B — Certain Definitions

Exhibits

Exhibit 7.2(g)(i) — Form of Employment Agreement

Exhibit 7.2(g)(ii) — Form of Non-Compete Agreement

Exhibit 7.2(g)(iii) — Form of Subscription Agreement

Exhibit 7.2(i) — Form of Resignation and Release

Schedule

Schedule 7.2(g)(iii)

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of May 15, 2016, is entered into by and among MAGELLAN HEALTHCARE, INC. (“Buyer”), a corporation organized under the laws of Delaware, ARMED FORCES SERVICES CORPORATION (the “Company”), a corporation organized under the laws of Virginia, the sellers listed as such on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”), and, solely for purposes of Article XI, MAGELLAN HEALTH, INC. (the “Ultimate Parent”), a corporation organized under the laws of Delaware.

W I T N E S S E T H:

WHEREAS, the Sellers collectively own 7,281 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), representing 100% of the issued and outstanding Company Common Stock as of the date hereof; and

WHEREAS, the Sellers wish to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from the Sellers, on the terms and conditions and for the consideration set forth in this Agreement; and

WHEREAS, Buyer is a wholly-owned subsidiary of Ultimate Parent; and

WHEREAS, certain employees of the Company have, as a condition and inducement to Buyer and Ultimate Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Employment Agreements (as hereinafter defined) with Ultimate Parent; and

WHEREAS, the Sellers have, as a condition and inducement to Buyer and Ultimate Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Non-Compete Agreements (as hereinafter defined) with Ultimate Parent; and

WHEREAS, certain shareholders of the Company have, as a condition and inducement to Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Subscription Agreements (as hereinafter defined) with Ultimate Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I — DEFINITIONS

Section 1.1.        Definitions.  When used in this Agreement, the following terms shall have the respective meanings ascribed thereto in this Section 1.1.

“280G Approval” shall have the meaning set forth in Section 6.18.

“280G Waiver” shall have the meaning set forth in Section 6.18.

“Accounting Principles” shall mean GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Audited Financial Statements.

“Action” shall mean any action, proceeding, complaint, claim, petition, suit, arbitration, litigation or investigation, whether civil or criminal, at law or in equity, before any Governmental Entity.

“Additional Purchase Price” shall have the meaning set forth in Section 2.6(e).

“Adjustment Amount” shall have the meaning set forth in Section 2.6(e).

“Affiliate” of any Person shall mean any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall mean this Share Purchase Agreement, together with all Annexes and Exhibits hereto and the Company Disclosure Letter.

“Ancillary Agreements” shall mean the Closing Certificates, the Escrow Agreement, the Employment Agreements, the Non-Compete Agreements, the Subscription Agreements and the other documents and agreements to be delivered pursuant to this Agreement.

“Base Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Letter” shall have the meaning set forth in Article V.

“Buyer Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Buyer Releasee” shall have the meaning set forth in Section 10.5(b).

“Buyer Releasor” shall have the meaning set forth in Section 10.5(a).

“Buyer’s Submission” shall have the meaning set forth in Section 2.6(c).

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents.  For the avoidance of doubt, Cash and Cash Equivalents shall (a) include checks and drafts deposited and cleared for the account of the Company, but not yet reflected as available proceeds in the accounts of the Company and (b) be reduced for outstanding checks and drafts that have not been submitted for payment.

“Claim Notice” shall mean the written notification pursuant to Section 9.5(a) of a Third Party Claim as to which indemnity under Article IX is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.5(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Cash” shall mean the aggregate Cash and Cash Equivalents of the Company on a consolidated basis, calculated in accordance with the Accounting Principles, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Estimate Statement” shall have the meaning set forth in Section 2.2(b).

“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Company, including in respect of the Credit Agreement, on a consolidated basis as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Working Capital” shall mean the Working Capital as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collateral Source” shall have the meaning set forth in Section 9.4.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Audited Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company Employees” shall have the meaning set forth in Section 6.7(a).

“Company Intellectual Property” shall have the meaning set forth in Section 4.14(b).

“Company Interim Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Company Taxes” shall have the meaning set forth in Section 4.7(a).

“Company Technology” shall have the meaning set forth in Section 4.14(a)(i).

“Company Transaction Expenses” shall mean all expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including: (a) the fees and expenses of J.P. Morgan Securities LLC for investment banking services; (b) the fees and expenses of Milbank; (c) the fees and expenses of McGuireWoods LLP; (d) all bonuses or other similar amounts payable by or on behalf of the Company payable solely as a result of the consummation of the Transactions (including the Transaction Bonus Payments and any other sale, retention, change in control or similar bonuses, payments or benefits); and (e) the employer portion of any payroll, social security, unemployment or other Taxes required to be paid by the Company in connection with (and which have not otherwise been included in) any of the items referred to in clause (d); in each case payable by the Company prior to, on or after the Closing and which have not been paid as of the Closing Date.  For the avoidance of doubt, Company Transaction Expenses shall not be included as a current liability in the calculation of the Closing Working Capital.

“Competition Laws” shall mean the HSR Act, the Clayton Act, as amended, the Sherman Act, as amended, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Computer Systems” shall have the meaning set forth in Section 4.14(k).

“Conclusive Cash” shall mean the Cash and Cash Equivalents set forth on the Conclusive Statement.

“Conclusive Closing Indebtedness” shall mean the Closing Indebtedness set forth on the Conclusive Statement.

“Conclusive Company Transaction Expenses” shall mean the Company Transaction Expenses set forth on the Conclusive Statement.

“Conclusive Date” shall have the meaning set forth in Section 2.6(c).

“Conclusive Purchase Price” shall have the meaning set forth in Section 2.6(d).

“Conclusive Statement” shall have the meaning set forth in Section 2.6(c).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.

“Contract” shall mean any legally binding agreement, contract, lease, license or instrument, together with all amendments, modifications or supplements thereto.

“Copyrights” shall have the meaning set forth in Section 4.14(a)(ii).

“Cost Accounting Standards” shall mean the cost accounting standards and regulations promulgated by the Cost Accounting Standards Board, as set forth in Title 48, Chapter 99 of the Code of Federal Regulations.

“Credit Agreement” shall mean that certain Second Restated Credit Agreement, dated September 30, 2012, by and between the Company and Wells Fargo Bank, National Association, as amended, restated and supplemented from time to time.

“Current Assets” shall mean subject to the Accounting Principles, the current assets of the Company, which current assets shall include only the line items set forth on Annex A under the heading “Current Assets” and no other assets.

“Current Government Bid” shall have the meaning set forth in Section 4.24(b).

“Current Government Contract” shall have the meaning set forth in Section 4.24(b).

“Current Holdback Contract” shall have the meaning set forth in Annex B.

“Current Liabilities” shall mean, subject to the Accounting Principles, the current liabilities of the Company, which current liabilities shall include only the line items set forth on Annex A under the heading “Current Liabilities” and no other liabilities.

“Deductible” shall have the meaning set forth in Annex B.

“Dispute Notice” shall have the meaning set forth in Section 2.6(b).

“DSS” shall have the meaning set forth in Section 4.25(a).

“Due Diligence Materials” shall have the meaning set forth in Section 5.7.

“Employment Agreements” shall mean each employment agreement, dated as of the date hereof and effective subject to and as of the Closing, in substantially the form set forth on Exhibit 7.2(g)(i) hereto, between Ultimate Parent and each individual party thereto.

“Employment and Withholding Taxes” shall mean any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof payable by the Company and all Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.  Any Employment and Withholding Tax is also included in the definition of Tax wherever the term Tax is used.

“End Date” shall have the meaning set forth in Section 8.1(b)(ii).

“Environmental Law” shall mean any applicable Law relating to pollution, the protection of the environment or natural resources, the protection of human health and safety from environmental concerns, or the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, release or threatened release of hazardous materials, Hazardous Substances and toxic substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is or has ever been under common control, or which is or has ever been treated as a single employer, under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall mean Citibank, National Association.

“Escrow Agreement” shall mean that certain escrow agreement, by and among the Shareholders’ Representative, Buyer and the Escrow Agent, in the form of the Escrow Agent’s standard escrow agreement, with such changes thereto as shall be reasonably mutually agreed in good faith by the Shareholders’ Representative, Buyer and the Escrow Agent after the date hereof and prior to the Closing.

“Escrow Amount” shall have the meaning set forth in Annex B.

“Escrow Fund” shall have the meaning set forth in Section 2.5(b).

“Escrow Release Amount” shall have the meaning set forth in Section 2.8(a).

“Escrow Release Date” shall have the meaning set forth in Annex B.

“Estimated Closing Payment Per Share” shall mean the quotient obtained by dividing the Estimated Purchase Price minus the Holdback Amount by the aggregate number of Shares held by all of the Sellers at the Closing.

“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 2.2(b).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.2(b).

“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b).

“Estimated Working Capital Adjustment” shall have the meaning set forth in Section 2.2(b).

“Excess Amount” shall have the meaning set forth in Section 2.6(e).

“Excluded Taxes” shall mean any Taxes of the Company (or for which the Company is liable) (i) for any Pre-Closing Tax Period (determined as provided in Section 6.19(d) in the case of the pre-Closing portion of any Overlap Period) or (ii) payable by reason of any Contract entered into on or prior to the Closing Date, Treasury Regulation section 1.1502-6(a) (or any similar provision of Law) as a result of the Company being included in any consolidated, affiliated, combined or unitary group on or prior to the Closing Date, or any assumption, successor or transferee liability, operation of Law, or otherwise, arising on or prior to the Closing Date, except in the case of each of clauses (i) and (ii) to the extent taken into account in Closing Working Capital as set forth in the Conclusive Statement or the Conclusive Company Transaction Expenses.

“Expense Holdback Amount” shall mean an amount determined by resolution of the Board prior to delivery of the Closing Estimate Statement to be delivered to the Shareholders’ Representative at Closing to satisfy any expenses incurred by the Shareholders’ Representative in connection with (a) the settlement of the Adjustment Amount in accordance with Section 2.6, (b) the defense or settlement of any indemnification claims in accordance Article IX and (c) the performance of any other duties or obligations of the Shareholders’ Representative under this Agreement.

“Extension Amount” shall mean the amount obtained by multiplying $10,000,000 by the applicable Extension Factor; provided, that the aggregate Extension Amounts payable pursuant to this Agreement shall not exceed $10,000,000.

“Extension Factor” shall mean, for each extension of the ordering period under the Current Holdback Contract, the quotient obtained by dividing the number of additional months by which the ordering period thereunder is extended by 60.

“Final Closing Letter” shall mean the letter delivered to Buyer by the Secretary of the Company prior to Closing, which shall set forth the number of shares of Company Common Stock that are held by each Seller as of the Closing.

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“Fundamental Representations” shall mean the representations and warranties of (a) the Company set forth in the first sentence of Section 4.1(a) (Corporate Status-Organization), Section 4.1(c) (Corporate Status-Authorization), Section 4.2 (Capitalization), Section 4.7 (Tax Matters) and Section 4.26 (Brokers and Finders) and (b) the Sellers set forth in Section 3.1 (Organization; Authorization), Section 3.3 (Title to Shares) and Section 3.5 (Brokers and Finders).

“GAAP” shall mean generally accepted accounting principles of the United States of America.

“Government Bid” shall mean any bid, quotation, proposal or other offer to sell or provide goods or services made or offered by the Company or any Subsidiary of the Company prior to the Closing Date which, if accepted, would reasonably be expected to result in a Government Contract.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, order, grant, cooperative agreement or other similar arrangement of any kind which was performed or is being performed, in whole or in part, at any time during the period beginning January 1, 2012 through the date hereof, between the Company or any Subsidiary of the Company, on the one hand, and either (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to a contract with a Governmental Entity if such subcontractor is acting in its capacity as a subcontractor.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” shall mean any domestic or foreign (a) court, tribunal, administrative agency, commission, authority, regulatory agency, department, board, bureau, agency or instrumentality, self-regulatory organization or arbitral or similar forum, (b) any subdivision or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the foregoing, including the United States Government.

“Guaranteed Obligations” shall have the meaning set forth in Section 11.1(a).

“Hazardous Substance” shall mean materials, substances or wastes defined by or listed, regulated, classified or characterized under any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, any petroleum or petroleum products, radioactive materials, asbestos and polychlorinated biphenyls (PCBs).

“Holdback Amount” shall mean an amount equal to $10,000,000.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, (d) all indebtedness for the deferred purchase price of property or services (including earn-outs), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (g) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (i) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided that Indebtedness shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” shall mean any Person asserting a claim for indemnification under any provision of Article IV.

“Indemnified Persons” shall have the meaning set forth in Section 6.9(a).

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Indemnity Cap” shall have the meaning set forth in Section 9.3(a).

“Indemnity Notice” shall mean a written notification pursuant to Section 9.5(b) of a claim for payment or indemnity under Article IX by an Indemnified Party, specifying, in reasonably sufficient detail, the nature of and basis for such claim.

“In-License” shall have the meaning set forth in Section 4.14(b).

“Industrial Security Regulations” shall have the meaning set forth in Section 6.16.

“Initial Statement” shall have the meaning set forth in Section 2.6(a).

“IRS” shall have the meaning set forth in Section 4.7(b).

“Knowledge of Buyer” shall have the meaning set forth in Section 1.3(b).

“Knowledge of the Company” shall have the meaning set forth in Section 1.3(a).

“Knowledge of such Seller” shall have the meaning set forth in Section 1.3(c).

“Law” shall mean any statute, ordinance, rule, regulation, code, rule of law (including common law), official published guidance or Order of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 4.12.

“Leases” shall have the meaning set forth in Section 4.12.

“Liabilities” shall mean any and all debts, liabilities and obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Licenses” shall have the meaning set forth in Section 4.14(b).

“Liens” shall mean any lien, security interest, mortgage, encumbrance, pledge, easement or charge of any kind.

“Loss” or “Losses” shall mean with regard to any breach or violation of a representation or warranty or covenant or any third-party claim or investigation or other matter in respect of which a Person is entitled to indemnity hereunder, any and all judgments, awards, fines, penalties, damages and reasonably foreseeable losses (which could include lost profits), costs and expenses, including reasonable and documented out of pocket attorneys’ fees and expenses; sustained by such Person (including as a consequence of any injunction issued or other equitable relief granted against such Person) as a result of or in connection with such matter.

“Material Adverse Effect” shall mean any change, effect, condition, occurrence or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company; provided, however, that a Material Adverse Effect shall not include, individually or in the aggregate, changes, events, effects, developments or occurrences resulting from or arising out of: (a) changes in global, national or regional political conditions or global or national financial, banking or securities markets; (b) changes in Laws or Orders or interpretations thereof, including those affecting industries or markets in which the Company conducts its business; (c) changes in GAAP or other accounting standards or interpretations thereof; (d) changes affecting industries or markets in which the Company conducts its business, including changes in industry specific economic, business, political or market conditions; (e) any natural disaster; (f) any acts of terrorism, sabotage, military action, armed hostilities (whether foreign or domestic), acts of violence (whether foreign or domestic), war (whether or not declared) or casualties, or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date hereof; (g) any failure by the Company to meet any internal projections or forecasts (provided, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (h) any event, condition or other matter disclosed in the Company Disclosure Letter, to the extent such disclosure would be adequate to reasonably convey the impact of such event, condition or other matter on the business, results of operations or financial condition on the Company; (i) the announcement or pendency of the transactions contemplated by this Agreement; or (j) any action expressly required to be taken pursuant to this Agreement; except, in the case of clauses (a)-(f), to the extent those matters have a disproportionate effect on the Company relative to other similarly situated participants in the industries in which the Company participates.

“Material Contract” shall have the meaning set forth in Section 4.15(b).

“Milbank” shall mean Milbank, Tweed, Hadley & McCloy LLP.

“Neutral Auditor” shall have the meaning set forth in Section 2.6(c).

“NISP” shall have the meaning set forth in Section 6.16.

“NISPOM” shall have the meaning set forth in Section 6.16.

“Non-Compete Agreements” shall mean each non-competition and non-solicitation agreement, dated as of the date hereof and effective subject to and as of the Closing, in substantially the form set forth on Exhibit 7.2(g)(ii), between Ultimate Parent and each individual party thereto.

“Notified Party” shall have the meaning set forth in Section 6.19(e).

“OCI” shall have the meaning set forth in Section 4.24(h).

“Order” shall mean any judgment, order, ruling, injunction, decree or writ of any Governmental Entity.

“Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any trust, its trust agreement and (d) with respect to any limited liability company, its limited liability agreement or operating agreement.

“Out-License” shall have the meaning set forth in Section 4.14(b).

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Parent Shares” means shares of common stock of Magellan Health, Inc.

“Patents” shall have the meaning set forth in Section 4.14(a)(iii).

“Payout Percentage” of any Seller shall mean the quotient obtained by dividing the number of Shares held by such Seller at the Closing by the aggregate amount of Shares held by all of the Sellers at the Closing.

“Pending Claims” shall have the meaning set forth in Section 2.8(a).

“Performance Demand” shall have the meaning set forth in Section 11.1(a).

“Permits” shall have the meaning set forth in Section 4.11.

“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith and by appropriate proceedings, including Liens of warehouseman, mechanics, suppliers, materialmen and repairmen, (b) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings, provided that adequate reserves have been established therefor in accordance with GAAP, (c) Liens as would not reasonably be expected to be, individually or in the aggregate, material to the Company, (d) Liens created by licenses granted in the ordinary course of business in or to any Owned Intellectual Property, (e) any other Liens not described in clauses (a) through (d) above created by this Agreement or the actions of Buyer or any of its Affiliates or otherwise connected with the transactions contemplated hereby and (e) Liens listed on Schedule 1.1(a) of the Company Disclosure Letter.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Plans” shall have the meaning set forth in Section 4.10(a).

“Policies” shall have the meaning set forth in Section 4.16.

“Post-Closing Payment” shall have the meaning set forth in Section 2.6(f)(iii).

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Covenant” shall have the meaning set forth in Section 9.1(a).

“Pre-Closing Period” shall have the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” shall mean any taxable year or other taxable period ending on or before the Closing Date and the portion of any Overlap Period beginning on or before and ending on the Closing Date.

“Preferential Bidding Status” shall have the meaning set forth in Section 4.24(b).

“Publicly Available Software” shall have the meaning set forth in Section 4.14(a)(iv).

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Qualifying Loss” shall have the meaning set forth in Annex B.

“Reference Date” shall mean January 1, 2012.

“Related Persons” shall have the meaning set forth in Section 4.19.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Remainder Payments” shall mean the aggregate amount of all payments made to the Sellers from the Remaining Escrow Balance and the Remaining Expense Holdback Balance.

“Remaining Escrow Balance” shall mean all amounts released to the Sellers pursuant to Section 2.8(a).

“Remaining Expense Holdback Balance” shall have the meaning set forth in Section 2.8(b).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Required Competition Consents” shall have the meaning set forth in Section 6.5(b).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(b).

“Resolution Period” shall have the meaning set forth in Section 2.6(b).

“Retention Contract” shall have the meaning set forth in Annex B.

“Satisfaction Date” shall have the meaning set forth in Section 2.3.

“SCI Caveat” shall have the meaning set forth in Section 6.16.

“Securities Act” shall have the meaning set forth in Section 5.8.

“Seller Contract” shall have the meaning set forth in Section 3.2(a).

“Seller Releasee” shall have the meaning set forth in Section 10.5(a).

“Seller Releasor” shall have the meaning set forth in Section 10.5(b).

“Shareholders’ Representative” shall mean the Person appointed as Shareholders’ Representative by resolution of the Board prior to the date on which the Closing Estimate Statement must be delivered to Buyer pursuant to Section 2.2(b) and who has executed a joinder to this Agreement in a form reasonably satisfactory to the Company and Buyer.

“Shareholders’ Representative’s Submission” shall have the meaning set forth in Section 2.6(c).

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Software” shall have the meaning set forth in Section 4.14(a)(v).

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including unliquidated Liabilities), (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing Liabilities as they become absolute and matured, (c) such Person has adequate capital to carry on its business, and (d) such Person does not intend or believe it will incur Indebtedness beyond its ability to pay as such Indebtedness matures.  In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Subscription Agreement” shall mean each Subscription Agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 7.2(g)(iii) hereto, between Ultimate Parent and each of the Persons identified on Schedule 7.2(g)(iii) of the Company Disclosure Letter, providing for the purchase by such Persons of the restricted Parent Shares described on such Schedule 7.2(g)(iii) simultaneously with the Closing and governing the terms on which such Parent Shares shall be held.

“Subsidiary” of any Person shall mean (a) any corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time shares of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Survival Expiration Date” shall have the meaning set forth in Annex B.

“Tail Policy” shall have the meaning set forth in Section 6.9(b).

“Target Working Capital” shall mean an amount equal to $13,000,000.

“Tax Claim” shall have the meaning set forth in Section 6.19(e).

“Tax Return” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes (filed or required to be filed), including any schedule or attachment thereto and including any amendment thereof that relates to the Company.

“Taxes” shall mean (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) and (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest imposed by a Governmental Entity relating thereto.

“Technology” shall have the meaning set forth in Section 4.14(a)(vi).

“Third Party Claim” shall have the meaning set forth in Section 9.5(a).

“Total Consideration” shall mean, collectively, the Purchase Price and the Remainder Payments.

“Trade Secrets” shall have the meaning set forth in Section 4.14(a)(vii).

“Transaction Bonus Payments” shall mean the amounts payable in connection with the Closing pursuant to the agreements or arrangements listed or described on Schedule 1.1(b) of the Company Disclosure Letter.

“Transactions” shall mean (i) the purchase and sale of the Shares on the terms and conditions in this Agreement and the Ancillary Agreements, (ii) the purchase and sale of the Parent Shares on the terms and conditions in this Agreement and the Subscription Agreements and (iii) the performance by Buyer, Sellers or the Shareholders’ Representative, as applicable, of their respective obligations under this Agreement and the Ancillary Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 6.12.

“Ultimate Parent” shall have the meaning set forth in the preamble to this Agreement.

“United States Government” shall have the meaning set forth in Section 4.24(c).

“Waived 280G Benefits” shall have the meaning set forth in Section 6.18.

“WARN Act” shall have the meaning set forth in Section 6.8.

“Working Capital” shall mean Current Assets minus Current Liabilities, as determined in accordance with the Accounting Principles and the policies, procedures and principles set forth in the illustrative calculation thereof on Annex A.

“Working Capital Adjustment” shall mean the amount, if any, by which the Target Working Capital differs from the Closing Working Capital, which amount will either be a positive number (if the Closing Working Capital exceeds the Target Working Capital) or a negative number (if the Closing Working Capital is less than the Target Working Capital).

Section 1.2.       Construction.  In this Agreement, unless the context otherwise requires:

(a)       references in this Agreement to “writing” or comparable expressions include a reference to transmission by facsimile or electronic mail in “.pdf” form;

(b)       the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically delivered to the relevant parties (including, in the case of “made available” to Buyer, material that has been posted, retained and thereby made available to Buyer through the on-line virtual data room established by the Company prior to the date of this Agreement);

(c)       words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)       references to Articles, Sections, Annexes, Exhibits, the preamble and recitals are references to articles, sections, annexes, exhibits, the preamble and recitals of this Agreement unless otherwise specified, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)       references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to and shall include any interpretations thereof by the applicable regulatory authority;

(f)        references to “day” or “days” are to calendar days;

(g)       references to “the date hereof” shall mean as of the date of this Agreement;

(h)       the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i)        this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(j)        “include,” “includes,” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of similar import;

(k)        references to dollars or “$” are to United States of America dollars; and

(l)        each party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

Section 1.3.       Knowledge.

(a)       When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Schedule 1.3(a) of the Company Disclosure Letter, after such inquiry as such individuals would normally conduct in the ordinary course of their duties to the Company.

(b)       When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Buyer” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth on Schedule 1.3(b) of the Buyer Disclosure Letter, after such inquiry as such individuals would normally conduct in the ordinary course of their duties to Buyer.

(c)       When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of such Seller” or words of similar import, it shall mean the actual knowledge of the relevant Seller, after such inquiry as such individual would normally conduct in the ordinary course.

ARTICLE II - PURCHASE AND SALE CLOSING

Section 2.1.       Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase from each Seller and each Seller agrees to sell to Buyer, all of the Shares held by such Seller at the Closing, as set forth in the Final Closing Letter, free and clear of all Liens (other than those described in Schedule 3.3 of the Company Disclosure Letter).

Section 2.2.       Purchase Price; Closing Estimate.

(a)       The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 shall be, subject to Section 2.7, an amount in cash equal to: (i) $127,500,000 (the “Base Purchase Price”), (ii) plus the amount of Closing Cash, (iii) minus the amount of the Closing Indebtedness, (iv) plus or minus, as the case may be, the Working Capital Adjustment, (v) minus the Escrow Amount, (vi) minus the Expense Holdback Amount and (vii) minus the Company Transaction Expenses; which sum shall be subject to adjustment pursuant to Section 2.6.  The parties agree that for the avoidance of doubt, the Base Purchase Price includes the Holdback Amount and the Base Purchase Price will be deemed reduced by the amount by which $10,000,000 exceeds the aggregate amounts due and owing to the Sellers pursuant to Section 2.7.  Buyer shall not fund any portion of the Purchase Price with the Company’s cash on hand.  However, the foregoing sentence shall not apply to any Holdback Amount or Extension Amount that may be due and owing to the Sellers pursuant to Section 2.7.

(b)       No later than three (3) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Buyer a statement (the “Closing Estimate Statement”), which statement shall be prepared in accordance with the Accounting Principles, setting forth its estimates of (i) the amount of Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Working Capital (the “Estimated Working Capital”), (iv) the amount, if any, by which the Target Working Capital differs from the Estimated Working Capital, which amount will either be a positive number (if the Estimated Working Capital exceeds the Target Working Capital) or a negative number (if the Estimated Working Capital is less than the Target Working Capital) (the “Estimated Working Capital Adjustment”), (v) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (vi) the Company’s calculation of the Purchase Price based thereon (the “Estimated Purchase Price”).  The Company shall make its Representatives reasonably available to Buyer during the three (3) Business Days referenced in the first sentence of this subsection (b) to respond to any questions or reasonable requests that Buyer may have with respect to the Closing Estimate Statement.

Section 2.3.      Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) shall take place at the offices of Milbank, 28 Liberty Street,

New York, New York 10005, or by telephonic or electronic delivery or release of documents, at 10:00 A.M. local time, on the third (3rd) Business Day after the last of the conditions set forth in Section 7.1(b) and Section 7.2(f) are satisfied or waived, but subject to the fulfillment or waiver of the other conditions set forth in Article VII (the third (3rd) Business Day after the date of such satisfaction of such conditions, the “Satisfaction Date”) or (b) such other date, time or place as the parties hereto shall agree in writing.  Notwithstanding the foregoing sentence, at Buyer’s option, by written notice delivered to the Shareholders’ Representative on or prior to the Business Day immediately preceding the Satisfaction Date, Buyer may elect to cause the Closing to occur not on the Satisfaction Date but on the first (1st) Business Day of the month following the month during which the Satisfaction Date occurs. The date on which the Closing is held pursuant to this Section 2.3 is herein referred to as the “Closing Date”.  All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.  The Closing will be effective as of 12:00:01 A.M. Eastern Prevailing Time on the Closing Date.

Section 2.4.      Closing Deliveries to Buyer.  At the Closing, (a) the Company shall deliver, or shall cause to be delivered, to Buyer, to the extent required pursuant to Section 4.24(a), an amended Schedule 4.24(a) of the Company Disclosure Letter, (b) the Shareholders’ Representative shall deliver, or shall cause to be delivered, to Buyer a counterpart duly executed by each of the Sellers, the Shareholders’ Representative, the directors, officers and certain employees of the Company, as applicable, of each Ancillary Agreement and the other documents and instruments to be executed and delivered at the Closing to which any of such Persons is a party and (c) each Seller shall deliver, or shall cause to be delivered, to Buyer all duly issued and authorized share certificates of the Company and a stock power form evidencing the transfer thereof.

Section 2.5.       Closing Deliveries by Buyer to Sellers.  At the Closing, the Buyer shall:

(a)       pay to each Seller, by wire transfers of immediately available funds to such account or accounts as designated by the Shareholders’ Representative or the applicable Seller at least two (2) Business Days prior to the Closing Date, an amount equal to the product obtained by multiplying (i) the Estimated Closing Payment Per Share and (ii) the number of Shares held by such Seller at the Closing, as set forth in the Final Closing Letter;

(b)       cause a wire transfer of immediately available funds to be made to such account as designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date, in an amount equal to the Escrow Amount, such amount, together with all interest and income thereon resulting from investments of such amounts in accordance with the terms of the Escrow Agreement, to constitute the escrow fund (the “Escrow Fund”).  The Escrow Fund shall be governed by the terms of the Escrow Agreement and this Agreement. The Escrow Fund shall be held in escrow and shall be released in accordance with Section 2.6(f) and 2.8(a), Article IX and the Escrow Agreement;

(c)       cause a wire transfer of immediately available funds to be made to such account as designated by the Shareholders’ Representative at least two (2) Business Days prior to the Closing Date, in an amount equal to the Expense Holdback Amount.  The Expense Holdback

Amount shall be held in escrow by the Shareholders’ Representative and shall be released in accordance with Section 2.8(b);

(d)       subject to the receipt of customary payoff letters, to the extent the Company has not previously made such payment on or prior to the Closing, cause wire transfers of immediately available funds to be made to such account or accounts as designated by the requisite lenders under the Credit Agreement at least two (2) Business Days prior to the Closing Date, in an amount equal to the total borrowings under the Credit Agreement, together with all other amounts then due and payable thereunder in connection with the termination thereof;

(e)       to the extent the Company has not previously made such payment on or prior to the Closing, cause wire transfers of immediately available funds to be made to such account or accounts as designated by the Company at least two (2) Business Days prior to the Closing Date, in an aggregate amount equal to the Transaction Bonus Payments, subject to applicable withholding requirements, for payment by the Company’s payroll provider to recipients of the Transaction Bonus Payments through the Company’s payroll system; and

(f)        deliver to the Shareholders’ Representative a counterpart duly executed by Buyer of each Ancillary Agreement to which Buyer is a party.

Section 2.6.       Post-Closing Adjustment.

(a)       Initial Statement.  As promptly as practicable, but in no event later than one hundred and eighty (180) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver, or cause to be prepared in good faith and delivered, to the Shareholders’ Representative a written statement (the “Initial Statement”), which statement shall be prepared in accordance with the Accounting Principles, setting forth Buyer’s calculation of each of the: (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Working Capital, (iv) amount, if any, by which the Target Working Capital differs from the Closing Working Capital, (v) Company Transaction Expenses and (vi) Buyer’s calculation of the Purchase Price based thereon, together with reasonably detailed supporting documentation.

(b)       Review and Dispute of Initial Statement.  Following the delivery of the Initial Statement, Buyer agrees to provide, or cause its employees (and the employees of the Company) to provide, the Shareholders’ Representative and its Representatives with reasonable access to Buyer’s and its Representatives’ working papers and any working papers of Buyer’s independent accountants related to the preparation of the Initial Statement (subject to execution of a customary independent accountant access letter, if requested by Buyer’s independent accountants with respect to such work papers), as well as to books and records and other relevant information of the Company, and Buyer shall make reasonably available its or the Company’s employees, if any, directly responsible for and knowledgeable about the information used in, and the preparation of the Initial Statement.  The Shareholders’ Representative may dispute the Initial Statement by delivery of written notice thereof to the Buyer (a “Dispute Notice”) within thirty (30) calendar days following the receipt by the Shareholders’ Representative of the Initial Statement.  The Dispute Notice shall set forth in reasonable detail all items disputed by the Shareholders’ Representative, the basis for such dispute, the amounts involved and the Shareholders’ Representative’s proposed changes thereto, with reasonably detailed supporting documentation.  If (i) by written notice to Buyer, the Shareholders’ Representative accepts the Initial Statement or (ii) the Shareholders’ Representative fails to deliver a Dispute Notice within the prescribed thirty (30) calendar day period (which failure shall result in the Shareholders’ Representative being deemed to have accepted and agreed to the Initial Statement delivered by Buyer), the Initial Statement delivered by Buyer shall become final and binding on the Sellers as of the date on which the earlier of the foregoing events occurs.  If a Dispute Notice is timely delivered to Buyer, then the Shareholders’ Representative and Buyer shall, during the thirty (30) calendar days immediately following receipt of the Dispute Notice by Buyer (the “Resolution Period”), cooperate and negotiate in good faith to resolve their differences with respect to the Initial Statement or any element thereof.  Any resolution by the Shareholders’ Representative and Buyer during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(c)       Dispute Resolution.  If the Shareholders’ Representative and Buyer do not resolve all disputed items on the Initial Statement by the end of the Resolution Period, the Shareholders’ Representative and Buyer shall submit all items remaining in dispute with respect to the Dispute Notice (along with a copy of the Initial Statement marked to indicate those line items which are in dispute, including each party’s proposed determination of such amounts (the “Buyer’s Submission” and the “Shareholders’ Representative’s Submission,” as the case may be) and reasonably detailed supporting documentation) within thirty (30) calendar days after the expiration of the Resolution Period to KPMG LLP (or, if such firm is unable or unwilling to act, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Shareholders’ Representative and Buyer, or, if such parties cannot agree, as selected by the American Arbitration Association) (the “Neutral Auditor”) for resolution.  The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute.  Each party shall (i) cooperate with the Neutral Auditor, (ii) have the opportunity to make presentations and provide supporting material to the Neutral Auditor in defense of their positions and (iii) subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to their respective books, records, personnel and Representatives and such other information as the Neutral Auditor may require in order to render its determination.  The Neutral Auditor will deliver to the Shareholders’ Representative and Buyer a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Shareholders’ Representative and Buyer) of the disputed items within forty-five (45) calendar days of receipt of the disputed items, which determination will be final, binding and conclusive.  Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as proposed by the Shareholders’ Representative in the Shareholders’ Representative’s Submission, on the one hand, and Buyer in the Buyer’s Submission, on the other hand.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be allocated between Buyer, on the one hand, and the Shareholders’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total disputed amount of such items so submitted.  For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Shareholders’ Representative’s Submission delivered by the Shareholders’ Representative assigns values to the disputed items such that the aggregate Purchase Price set forth in the Initial Statement would be increased by $1,000,000, (ii) the Buyer’s Submission maintains that the Purchase Price set forth in the Initial Statement is correct and (iii) the Neutral Auditor’s final resolution of the disputed items in accordance with this Section 2.6(c) is that the Purchase Price is increased from the amount set forth in the Buyer’s Submission by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of the Shareholders’ Representative), then the Shareholders’ Representative shall be responsible for 40% of such fees and expenses of the Neutral Auditor and Buyer shall be responsible for 60% of such fees and expenses of the Neutral Auditor.  In the event that either the Shareholders’ Representative or Buyer fail to submit a statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by the Shareholders’ Representative (which shall constitute the Shareholders’ Representative’s Submission) and Buyer (which shall constitute the Buyer’s Submission).  The final, binding and conclusive statement of Closing Cash, Closing Indebtedness, Closing Working Capital and Company Transaction Expenses which either are (i) undisputed, (ii) finally agreed upon by the Shareholders’ Representative and Buyer in accordance with Section 2.6(b) or (iii) delivered by the Neutral Auditor in accordance with this Section 2.6(c), will be the “Conclusive Statement”, respectively.  The date on which the Shareholders’ Representative and Buyer agree to, or the Neutral Auditor delivers, the Conclusive Statement shall be the “Conclusive Date”.

(d)       Conclusive Purchase Price.  The final Purchase Price to be paid by Buyer in respect of the Transactions after taking into account all adjustments pursuant to this Section 2.6(d) (the “Conclusive Purchase Price”) shall be, subject to Section 2.7, an amount in cash equal to: (i) the Base Purchase Price, (ii) plus the Conclusive Cash, if any, (iii) minus the Conclusive Closing Indebtedness, (iv) plus the amount by which the Closing Working Capital set forth in the Conclusive Statement exceeds the Target Working Capital or minus the amount by which the Target Working Capital exceeds the Closing Working Capital set forth in the Conclusive Statement, (v) minus the Escrow Amount, (vi) minus the Expense Holdback Amount and (vii) minus the Conclusive Company Transaction Expenses.

(e)       Adjustment Amount.  The “Adjustment Amount” shall be the difference, if any, between the Conclusive Purchase Price and the Estimated Purchase Price.  The Adjustment Amount (if any) shall be (i) the “Additional Purchase Price” if the Conclusive Purchase Price is more than the Estimated Purchase Price or (ii) the “Excess Amount” if the Conclusive Purchase Price is less than the Estimated Purchase Price.

(f)        Post-Closing Payments.

(i)          If the Additional Purchase Price is determined to be due in accordance with this Section 2.6, then, within five (5) Business Days after the Conclusive Date, Buyer shall promptly pay to each Seller, by wire transfers of immediately available funds to such account or accounts as designated by the Shareholders’ Representative or the applicable Seller at least two (2) Business Days prior to the date of such payment, an amount equal to such Seller’s Payout Percentage of the Additional Purchase Price.

(ii)         If there is an Excess Amount determined to be due in accordance with this Section 2.6, then, within five (5) Business Days after the Conclusive Date, the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Escrow Fund by wire transfer to Buyer, the Excess Amount.  If the Excess Amount exceeds the Escrow Amount, then within such five (5) Business Day-period, each Seller shall pay to Buyer by wire transfer an amount equal to such Seller’s Payout Percentage of such excess.

(iii)        All amounts, if any, payable to the Sellers pursuant to this Section 2.6(f) shall be paid in cash, without interest, and the aggregate amount of all such payments shall be referred to in this Agreement as the “Post-Closing Payment”.

Section 2.7.       Holdback Payment.

(a)       If the Company or any of its Affiliates is confirmed as a successful bidder and is awarded the Retention Contract, then an amount (if greater than zero) equal to the Holdback Amount minus the aggregate Extension Amounts paid by Buyer pursuant to Section 2.7(b) shall be due and payable within five (5) Business Days of Buyer’s receipt of such confirmation in writing and a copy of the written definitive Retention Contract executed and delivered by both the Company (or its Affiliate) and the applicable Governmental Entity; provided, however, that if there is a bid protest challenge to the award of the Retention Contract, such payment shall not become due and payable until the resolution of such challenge and the reconfirmation of the Retention Contract award.

(b)       In the event that the ordering period under the Current Holdback Contract is extended from time to time after the date of this Agreement, then an Extension Amount shall be due and payable within five (5) Business Days of Buyer’s receipt of such confirmation in writing.  An Extension Amount shall be due and payable upon each extension of the Current Holdback Contract from the date hereof until the aggregate of such payments shall equal $10,000,000.

(c)       If the Holdback Amount or Extension Amount is due in accordance with Section 2.7(a) or (b), then Buyer shall pay to each Seller by wire transfers of immediately available funds to such account or accounts as designated by the Shareholders’ Representative or the applicable Seller at least two (2) Business Days prior to the date on which such payment is required to be made, an amount equal to such Seller’s Payout Percentage of the Holdback Amount or Extension Amount, as applicable.

(d)       Subsequent to the Closing, Buyer and the Company shall not, directly or indirectly, take any actions that would have the purpose of avoiding, reducing or frustrating the achievement of conditions that would trigger payment of the Holdback Amount or Extension Amount, as applicable.  Notwithstanding the foregoing, from the Closing until the date on which the Retention Contract is awarded to a Person other than the Company or any of its Affiliates (after expiration or termination of any protests thereof) Buyer shall cause the Company to operate, and the Company shall operate, in the ordinary course in a manner consistent with the Company’s past practices including (i) making available the services of personnel similarly experienced and qualified to pursue the Retention Contract and (ii) bidding on the Retention Contract on terms that are consistent with the Company’s past practices.

Section 2.8.       Remainder Payments.

(a)        Release and Payment of Escrow Amount Remainder.  The Escrow Agreement shall specify that any amounts remaining in the Escrow Fund after giving effect to all payments made pursuant to Section 2.6(f), and Article IX (the “Escrow Release Amount”) shall be released to Sellers on the Escrow Release Date by wire transfers of immediately available funds to such account or accounts as designated by the Shareholders’ Representative or the applicable Seller at least two (2) Business Days prior to the date of such payment, in an amount equal to such Seller’s Payout Percentage of the Escrow Release Amount; provided, however, that if any claim for indemnification by any Indemnified Party under Article IX shall have been properly asserted by Buyer in accordance with this Agreement on or prior to the Survival Expiration Date that remains pending on the Escrow Release Date (such claims, the “Pending Claims”), (i) the Escrow Release Amount released to the Sellers on the Escrow Release Date shall be reduced by the aggregate amount of all such Pending Claims (as set forth in the Claim Notice or Indemnity Notice in respect of each such Pending Claim) and (ii) any amounts remaining in the Escrow Fund following the Escrow Release Date in respect of any such Pending Claim shall be released to Sellers promptly upon resolution or (if applicable) satisfaction of such Pending Claim.

(b)       Release and Payment of Expense Holdback Amount Remainder.  Promptly following the latest to occur of (i) the settlement of all disputes in connection with the defense or settlement of indemnification claims made under Article IX, (ii) the expiration of the time period during which any party is entitled to bring a claim for indemnification under Article IX and the settlement of all indemnification claims timely made in accordance therewith and (iii) such time as the Shareholders’ Representative reasonably believes that no matters or disputes with respect to this Agreement and the transactions contemplated hereby remain or could arise which would require the Shareholders’ Representative to act in its capacity as such, the Shareholders’ Representative shall release to the Sellers any remaining amounts in respect of the Expense Holdback Amount (the “Remaining Expense Holdback Balance”).  The Shareholders’ Representative shall promptly pay to each Seller (without interest), by wire transfers of immediately available funds to such account or accounts as designated by such Seller at least two (2) Business Days prior to the date of such payment, an amount equal to such Seller’s Payout Percentage of the Remaining Expense Holdback Balance.

Section 2.9.      Tax Treatment of Payments.  Any payments made with respect to adjustments made pursuant to Section 2.6, Section 2.7 and Section 2.8 shall be deemed to be, and each of the Sellers, Buyer and the Company shall treat, and shall cause each of their Subsidiaries (as applicable) to treat, such payments as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes except to the extent treated as interest under applicable Law and except as otherwise required by applicable Law.

Section 2.10.     Withholding.  Each of Buyer and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable Law with respect to the making of such payment, and such withheld amounts shall be remitted by Buyer or the Escrow Agent (as applicable) to the applicable Governmental Entity within the time and in the manner required by applicable Law and shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made.

ARTICLE III - REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Sellers and the Company to Buyer and Ultimate Parent concurrently with the execution of this Agreement (it being understood and agreed that references herein to a “Schedule” thereto shall constitute references to the particular schedule; provided that the disclosures in any schedule shall qualify other sections or subsections of Article III or Article IV to the extent a cross-reference to the applicable schedule is included therein or its applicability to such other section or subsection is readily apparent), each Seller, as to itself, severally and not jointly, hereby represents and warrants as of the date hereof (unless another date is specified, in which case, then as of such specified date) to Buyer and Ultimate Parent as follows:

Section 3.1.       Organization; Authorization.

(a)       Organization.  Such Seller is (i) an individual or (ii) a trust duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b)       Such Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized and approved by such Seller.  This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.2.       Conflicts; Consents.

(a)       Conflicts.  Except as set forth in Schedule 3.2(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Seller’s trust agreement, if applicable, or (ii) conflict with, or result in any material violation of or default under (or any event that, with notice or lapse of time or both, would constitute a material default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under or result in or give rise to any additional rights or entitlement to increased, additional, accelerated or guaranteed payments to any Person under, or result in the creation or imposition of any Lien upon such Seller or the Shares owned by such Seller or any other assets and properties of such Seller, pursuant to any provision of any Contract to which such Seller is a party or by which such Seller or the Shares owned by such Seller may be bound (each, a “Seller Contract”), or any Order or Law applicable to such Seller or the Shares owned by such Seller.  Without limiting the generality of the immediately preceding sentence, such Seller does not have any unsatisfied obligation under any Seller Contract to notify any Person of such Seller’s entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

(b)       Consents.  Except as (i) set forth in Schedule 3.2(b) of the Company Disclosure Letter, (ii) may be required under the Competition Laws set forth in Schedule 3.2(c) of the Company Disclosure Letter or (iii) would not, if not made or obtained, reasonably be expected to have, individually or in the aggregate, a materially adverse impact on the ability of such Seller to consummate the transactions contemplated hereby, no consent of, or filing with, any court, Governmental Entity or third party is required to be obtained by such Seller in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby.

Section 3.3.      Title to Shares.  At the Closing, such Seller will own beneficially and of record the Shares set forth opposite such Seller’s name in the Final Closing Letter, free and clear of any Liens, other than (a) Liens created by this Agreement or the actions of Buyer or any of its Affiliates or otherwise connected with the Transactions, (b) as set forth on Schedule 3.3 of the Company Disclosure Letter and (c) Liens on transfer imposed under applicable securities Laws.  Upon the delivery of and payment for the Shares and completion of the Closing as provided in this Agreement, such Seller shall have transferred to Buyer good and valid title to such Seller’s Shares, free and clear of any Liens other than any Lien arising as a result of the regulatory status of Buyer or pursuant to applicable securities Laws.

Section 3.4.       Litigation.  Except as set forth in Schedule 3.4 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of such Seller, threatened in writing against such Seller or any Affiliate of such Seller before any Governmental Entity which seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

Section 3.5.      Brokers and Finders.  Except for J.P. Morgan Securities LLC, such Seller has not employed any broker, investment banker, financial advisor, finder or other Person who will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the transactions contemplated by this Agreement.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter delivered by the Sellers and the Company to Buyer and Ultimate Parent concurrently with the execution of this Agreement (it being understood and agreed that references herein to a “Schedule” thereto shall constitute references to the particular schedule; provided that the disclosures in any schedule shall qualify other sections or subsections of Article III or Article IV to the extent a cross-reference to the applicable schedule is included therein or its applicability to such other section or subsection is readily apparent), each Seller, jointly and severally, hereby represents and warrants as of the date hereof (unless another date is specified, in which case, then as of such specified date) to Buyer and Ultimate Parent as follows:

Section 4.1.       Corporate Status.

(a)       Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has full corporate power and authority to own, lease and operate its properties and assets now owned, leased and operated by it and to carry on its business as presently conducted.  The name of each director and officer of the Company is listed on Schedule 4.1(a) of the Company Disclosure Letter.  The Company has delivered to Buyer complete and correct copies of its Organizational Documents, each as in effect on the date hereof.  The Organizational Documents of the Company are in full force and effect and the Company is not in default under or in violation of any of the provisions of its Organizational Documents.  The Company has made available to Buyer and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings, consents or actions of the Sellers, as shareholders, and the Board held, given or taken since January 1, 2011.

(b)       Qualification.  The Company is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the properties or assets owned, leased or operated by it makes such qualification necessary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c)        Authorization.  The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.2.       Capitalization.

(a)        The Company.  As of the date hereof, the authorized capital stock of the Company consists solely of (i) 10,000 shares of Company Common Stock, par value $1.00 per share, of which 7,281 shares of Company Common Stock are issued and outstanding and (ii) 7,018 shares of preferred stock, par value $100.00 per share, none of which are issued and outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid and nonassessable.  None of the shares of Company Common Stock has been issued in violation of any purchase or call option, the rights of first refusal, preemptive rights or other comparable rights of any Person.  The Company Common Stock has been issued in compliance with applicable state and federal securities laws.

(b)       Agreements with Respect to Capital Stock.  Except as set forth in Schedule 4.2(b) of the Company Disclosure Letter, there are no (i) preemptive, rights of first refusal, registration or similar rights on the part of any holders of any class of securities of the Company, (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company to issue or sell, or cause to be issued and sold, any shares of capital stock of the Company or any securities convertible into or exchangeable for any such shares, (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company.

(c)        Equity Interests.  Schedule 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all capital stock of or other equity securities or interests held by the Company in any Person detailing the percentage owned by the Company and, to the Knowledge of the Company, the other holders of such capital stock or other equity securities or interests.  To the Knowledge of the Company, all issued and outstanding shares of capital stock or other equity interests of such entities held by the Company have been duly authorized and validly issued, are fully paid and nonassessable.  All such shares or equity interests are owned, beneficially and of record, by the Company free and clear of any Liens other than as set forth on Schedule 4.2(c) of the Company Disclosure Letter. The Company does not have any Subsidiaries.

Section 4.3.        Conflicts; Consents.

(a)       Conflicts.  Except as set forth in Schedule 4.3(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under or result in or give rise to any additional rights or entitlement to increased, additional, accelerated or guaranteed payments to any Person under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon the Company or any of its assets and properties, pursuant to any provision of (i) the Organizational Documents of the Company or (ii) any Contract to which the Company is a party or by which the Company or any of its properties are assets may be bound or affected, or any Order or Law applicable to the Company.  Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any Contract to notify any Person of the Company’s entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the transactions contemplated hereby.

(b)       Consents.  Except as (i) set forth in Schedule 4.3(b) of the Company Disclosure Letter, (ii) may be required under the Competition Laws set forth in Schedule 4.3(c) of the Company Disclosure Letter or (iii) would not, if not made or obtained, reasonably be expected to be, individually or in the aggregate, material to the Company, no consent of, filing with or notification to any court, Governmental Entity or third party, including a prime contractor or subcontract with respect to a Government Contract, is required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

Section 4.4.       Financial Statements.

(a)        The Company has made available prior to the date hereof (i) the audited statements of operations and cash flows, and changes in shareholders’ equity (deficit) of the Company for the fiscal years ended December 31, 2015 and December 31, 2014, and the audited balance sheet of the Company as of such dates, together with the notes thereto and the reports of Renner & Company (the “Company Audited Financial Statements”) and (ii) the unaudited statement of operations and cash flows of the Company for the fiscal quarter ended March 31, 2016, and the unaudited balance sheet of the Company as of such date (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statements, the “Financial Statements”).

(b)       Each of the Financial Statements is complete and has been prepared in accordance with GAAP consistently applied, without modification of the Accounting Principles used in the preparation thereof (except as may be indicated in the notes thereto) throughout the periods indicated, and presents fairly, in all material respects, the financial position, results of operations and cash flows of the Company as at the dates and for the respective periods indicated therein, except in the case of the Company Interim Financial Statements for the absence of any footnotes and any normal year-end adjustments.

Section 4.5.       Absence of Undisclosed Liabilities.  The Company does not have any Liabilities other than (i) Liabilities reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities set forth on Schedule 4.5 of the Company Disclosure Letter or any other Schedule thereto or (iii) Liabilities that were incurred after December 31, 2015 in the ordinary course of business consistent with past practice.

Section 4.6.       Events Subsequent to Latest Financial Statements.

(a)       Except as set forth on Schedule 4.6(a) of the Company Disclosure Letter, since December 31, 2015 through the date hereof, other than in connection with the Transactions, (x) the Company has conducted its business in the ordinary course consistent with past practice and (y) there has been no Material Adverse Effect, nor has there been any event or development which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Without limiting the foregoing, except as set forth on Schedule 4.6(b) of the Company Disclosure Letter, since December 31, 2015 through the date hereof, the Company has not:

(i)          declared, set aside or paid any dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock or any option with respect to the Company;

(ii)         made any authorization, issuance, sale or other disposition by the Company of any shares of Company Common Stock, or any material modification or amendment of any right of any holder of any outstanding shares of Company Common Stock;

(iii)       other than pursuant to the Credit Agreement, incurred any Indebtedness with respect to which the obligations of the Company that exceeds $100,000;

(iv)       made any loan, advance or capital contribution to or investment in any Person, by the Company;

(v)        voluntarily purchased, canceled, pre-paid or completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of the Company under any material Indebtedness of or owing to the Company;

(vi)        (x) other than in the ordinary course of business as conducted on the date hereof, increased the salary, wages or other compensation of any director, officer or employee having a base salary in excess of $100,000 per year by an amount greater than 10% per annum; or (y) adopted, entered into or become bound by any benefit plan, employment-related Contract or collective bargaining agreement, amendment or modification of any benefit plan, employment-related Contract or collective bargaining agreement;

(vii)      other than in the ordinary course of business as conducted on the date hereof, amended, modified or changed any accounting policy of the Company, any method of calculating any bad debt, contingency or other reserve of the Company, or any change in the fiscal year of the Company;

(viii)      (x) made any material amendment to its Organizational Documents, (y) recapitalized, reorganized, liquidated or dissolved the Company, or taken any action in contemplation of the foregoing or (z) merged or consummated any other business combination transaction involving the Company;

(ix)        changed any material annual Tax accounting period except as required by applicable Law, adopted or changed any material method of Tax accounting except as required by applicable Law, made or changed any material Tax election except as required by applicable Law, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, requested or obtained any Tax ruling, filed any material Tax Return unless such Tax Return was prepared consistent with past practice (except as required by applicable Law), or settled any Tax claim, audit or assessment in excess of $100,000;

(x)         mortgaged, pledged or subjected to any material Lien any of its properties or assets, except for Permitted Liens and Liens incurred in the ordinary course of business consistent with past practice;

(xi)        sold, leased or otherwise disposed of any of its fixed assets having a value in excess of $100,000 in any individual case or $250,000 in the aggregate;

(xii)       made capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $100,000 in the aggregate;

(xiii)      suffered any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance, in an amount exceeding $100,000 individually or $250,000 in the aggregate;

(xiv)      made any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Company in an aggregate amount exceeding $100,000 in any individual case;

(xv)       settled any Action, threatened or pending, against the Company for an amount exceeding $100,000 individually or $250,000 in the aggregate; or

(xvi)      entered into any agreement to do or engage in any of the foregoing after the date hereof.

Section 4.7.       Tax Matters.  Except as set forth in Schedules 4.7(a) to 4.7(l) of the Company Disclosure Letter:

(a)       Filing of Tax Returns and Payment of Taxes.  All material Tax Returns required to be filed on or before the Closing Date by the Company have (or by the Closing Date will have) been duly filed and timely filed (after giving effect to valid extensions).  The following Taxes (collectively, “Company Taxes”) have (or by the Closing Date will have) been duly paid: (i) all Taxes shown to be due on Tax Returns filed or required to be filed on or before the Closing Date and (ii) all material Taxes due and payable on or before the Closing Date by the Company (whether or not shown on any Tax Return).  All material Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date have (or by the Closing Date will have) been duly paid to the proper Governmental Entity or properly set aside in accounts for such purpose. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company. The Company does not have any material liability under any escheat or unclaimed property statute.

(b)       Extensions.  No written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any material Company Taxes or material Employment and Withholding Taxes has been executed or filed with the Internal Revenue Service (“IRS”) or any other taxing authority other than extensions that have expired or pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(c)       Audits; etc.  No material Company Taxes or material Employment and Withholding Taxes have been asserted or threatened in writing by any Governmental Entity to be due which Taxes have not been paid or such assertion has not been settled or withdrawn, (ii) no revenue agent’s report or written assessment for Taxes has been issued by any Governmental Entity in the course of any audit that has been completed with respect to material Company Taxes or material Employment and Withholding Taxes which assessment has not been paid, settled or withdrawn and (iii) no audit or administrative or court proceeding with respect to income or other material Taxes of the Company is in progress or pending.  The Company has not granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(d)       Other Jurisdictions.  Since the Reference Date, no jurisdiction (whether within or without the United States) in which the Company has not filed a Tax Return has asserted in writing that the Company is or may be required to file such Tax Return in such jurisdiction.

(e)        Tax Rulings, etc.  The Company (i) has not received or requested any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes, in each case that is still in force (if received) or pending (if requested), (ii) is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which the Company will have any obligation to make any payments after the Closing (other than customary commercial agreements or arrangements entered into in the ordinary course of the Company’s business the primary purpose of which does not relate to Taxes), (iii) does not have any liability for the Taxes of any Person by reason of Treasury Regulations section 1.1502-6 (or any analogous provision of Law), Contract, assumption, transferee or successor liability, operation of Law or otherwise and (iv) has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes.

(f)        Distributing Corporation, etc.  The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355 within the last two years or otherwise as part of a “plan” with the transactions contemplated by this Agreement.

(g)       Accounting Method.  The Company has not agreed to and is not required to include in income any adjustment pursuant to Code section 481(a).

(h)       USRPHC.  The Company is not, has not been during the past five years and will not be on the Closing Date a United States real property holding corporation within the meaning of Code section 897(c)(2).

(i)         Reportable Transactions.  The Company is not and has not been a party to any “reportable transaction” (other than a “loss transaction”) as defined in Treasury Regulation section 1.6011-4(b).

(j)        Section 108(i) Election.  The Company will not be required to include any item of income in taxable income for any Post-Closing Period as a result of any election under Code section 108(i).

(k)        Tax Returns.  The Company has made available to Buyer correct and complete copies of (i) all U.S. federal income Tax Returns of the Company for the preceding taxable years ending in 2010, 2011, 2012, 2013 and 2014 and all U.S. state net income Tax Returns and all other material U.S. state Tax Returns of the Company for the preceding taxable years ending in 2011, 2012, 2013 and 2014 and (ii) any audit report issued within the last three (3) years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company.

(l)         Post-Closing Taxes.  The Company will not be required to include any item of income in, or exclude any deduction in calculating, taxable income for any Post-Closing Period, as a result of any (i) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the

Closing Date or (ii) installment sale or open transaction disposition made or pre-paid amount received on or prior to the Closing Date.

(m)      No Post-Closing Reliance.  The representations and warranties made in Section 4.6(b)(ix) and this Section 4.7 (other than the penultimate sentence of Section 4.7(a) and Sections 4.7(e), 4.7(g), 4.7(j) and 4.7(l)) refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Post-Closing Period.

Section 4.8.       Litigation.

(a)       Schedule 4.8 of the Company Disclosure Letter sets forth any Action that is pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity as of the date hereof.  Except as set forth on Schedule 4.8 of the Company Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity that would, if decided in a manner adverse to the Company, (i) reasonably be expected to be, individually or in the aggregate, material to the Company, or reasonably be expected to have a materially adverse impact on the ability of the Company to consummate the transactions contemplated by this Agreement or (ii) reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) Losses by the Company in excess of $250,000, individually or in the aggregate with other similar Actions.

(b)       There are no material Orders outstanding as of the date hereof against the Company.

(c)        This Section 4.8 does not relate to environmental matters, the sole representations with respect to which are set forth in Section 4.17.

Section 4.9.       Compliance with Laws.  Except as set forth in Schedule 4.9 of the Company Disclosure Letter, since the Reference Date, the Company has been in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations.  Since the Reference Date, (i) the business of the Company has not been, and is not being, conducted in violation of its internal policies and procedures, except for possible violations which would not reasonably be expected to be, individually or in the aggregate, material to the Company, (ii) the Company has not been charged with the violation of any applicable Law or Order, and (iii) the Company has not received written notice to the effect that a Governmental Entity claimed or alleged that the Company was not in compliance with all Laws applicable to the Company, any of its properties or other assets or any of its business or operations.  This Section 4.9 does not relate to tax matters, the sole representations with respect to which are set forth in Section 4.6(b)(ix), Section 4.7 and Section 4.10, employee benefits matters, the sole representations with respect to which are set forth in Section 4.10, environmental matters, the sole representations with respect to which are set forth in Section 4.17, or labor and employment matters, the sole representations with respect to which are set forth in Section 4.18.

Section 4.10.     Employee Benefits.

(a)       Schedule 4.10(a) of the Company Disclosure Letter contains a complete and accurate list of all “employee benefit plans,” within the meaning of section 3(3) of ERISA, and all employment, consulting, bonus, incentive or deferred compensation, change in control, retention, pension, retirement, profit sharing, savings, severance, fringe, stock option or other equity-based agreements, plans and arrangements that are sponsored or maintained by the Company or to which the Company is currently obligated to contribute or with respect to which the Company has any current or contingent liabilities (collectively, the “Plans”).

(b)       Each Plan has been maintained, operated and administered in accordance with its terms and in material compliance with applicable Law, including, ERISA and the Code, where applicable.  Each Plan which is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA and which is intended to be qualified under section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS or an application for a determination letter is currently pending with the IRS, and the Company is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

(c)       Except as set forth in Schedule 4.10(c) of the Company Disclosure Letter, (i) there is no pending or, to the Knowledge of the Company, threatened legal Action relating to the Plans (other than routine claims for benefits) and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any legal Action relating to the Plans.  No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

(d)       Each Plan which is a “nonqualified deferred compensation plan” (within the meaning of section 409A of the Code) that the Company is a party to has been operated and administered in material compliance with section 409A of the Code.

(e)       Neither the Company nor its ERISA Affiliates have, in the last six (6) years, contributed to or been obligated to contribute to any “employee pension benefit plan” (as defined in section 3(2) of ERISA), subject to title IV of ERISA or section 412 of the Code, including any “multiemployer plan,” within the meaning of section 3(37) of ERISA.  None of the Plans provides for post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA or similar state Law and at the sole expense of such participant or the participant’s beneficiary.

(f)        With respect to each Plan, the Company has provided or made available to Buyer true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto; (ii) the most recent Form 5500 filed with the IRS; (iii) the most recent summary plan description; and (iv) the most recent determination letter issued by the IRS.

(g)       Other than the Transaction Bonus Payments and as otherwise set forth on Schedule 4.10(g) of the Company Disclosure Letter or otherwise provided by this Agreement, the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event (i) will not result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or under any Plan; (ii) will not increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or under any Plan; (iii) will not result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Plan to or in respect of any current or former employee, contractor or director of the Company; or (iv) will not limit the right to merge, amend or terminate any Plan (except any limitations imposed by applicable Law, if any).

(h)       Except as set forth in Schedule 4.10(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event, will not give rise to any “excess parachute payment” as defined in section 280G(b)(1) of the Code, any excise tax owing under section 4999 of the Code or any other amount that would not be deductible under section 280G of the Code.

Section 4.11.    Permits.  Schedule 4.11 of the Company Disclosure Letter lists all governmental or regulatory permits, licenses, accreditations, franchises, consents or approvals, waivers and authorizations held by the Company and necessary to conduct its operations as presently conducted (collectively, “Permits”).  Each such Permit is in full force and effect in all material respects. To the Knowledge of the Company each officer, employee, agent and contractor of the Company possesses all material Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the business of the Company as currently conducted.  The Company has all material Permits other than any (a) Permits the failure of which to have would not reasonably be expected to be, individually or in the aggregate, material to the Company or (b) Permits required by Buyer after the Closing under the applicable laws of its jurisdiction of incorporation and place of business. Since the Reference Date, no event has occurred or other fact exists with respect to the Permits that (i) allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits, (ii) would have an adverse impact on the ability of the Company to conduct its business as currently conducted or (iii) would result in any other impairment of the rights of the holder of any of the Permits that would reasonably be expected to be, individually or in the aggregate, material to the Company.  There is not pending or, to the Knowledge of the Company, threatened, any application, notice, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any Permit, which if resolved adversely would have an adverse impact on the ability of the Company to conduct its business as currently conducted.  There has been no decision by the Company to not maintain or renew any Permit currently held for the operation of its business. This Section 4.11 does not relate to environmental matters, the sole representations with respect to which are set forth in Section 4.17.

Section 4.12.    Leased Real Property.  The Company does not own any real property.  Schedule 4.12 of the Company Disclosure Letter sets forth a list of all real property leases relating to the real property interests leased by the Company (the “Leased Real Property”) to which the Company is a party or is bound (the “Leases”).  The Company has made available to

Buyer copies of the Leases.  Except as disclosed in Schedule 4.12 of the Company Disclosure Letter, (i) each of the Leases is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, (ii) there is no, and to the Knowledge of the Company, the Company has not received written notice of any default by the Company (or any condition or event which, after notice or lapse of time or both, would constitute a default) under any Lease and (iii) to the Knowledge of the Company, no other party is in, or has received notice of, any default under any Lease, except in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.  The Company enjoys peaceful and undisturbed possession under all such Leases in all material respects.

Section 4.13.     Personal Property.  Except (i) as set forth in Schedule 4.13 of the Company Disclosure Letter or (ii) for intangible assets which are the subject of Section 4.14, the Company is in possession of and has good title to, or a valid leasehold interest in, all personal properties and assets that are material to the conduct of the business and operations of the Company.

Section 4.14.     Intellectual Property.

(a)       Schedule 4.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all Owned Intellectual Property.  The term “Owned Intellectual Property” means all material intellectual property rights, including, trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, Copyrights, Software (other than commercially available Software), Trade Secrets, and Patents, including registrations and applications to register or renew the registration of any of the foregoing and including all goodwill associated with the foregoing, that are owned by the Company and are used in or necessary for the conduct of the business of the Company as currently conducted.  The Company owns and has good title to the Owned Intellectual Property. For purposes of this Agreement:

(i)          “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company, or owned or held for use by the Company.

(ii)         “Copyrights” means copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, database rights, works of authorship and other rights corresponding thereto.

(iii)        “Patents” means patents, provisional patents and utility models and applications therefor, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like.

(iv)        “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software be disclosed or distributed in source code form.

(v)        “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof

(vi)        “Technology” means, collectively, all information, technical data, programs, designs, formulas, algorithms, procedures, processes, specifications, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(vii)       “Trade Secrets” means confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

(b)       Schedule 4.14(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all Licenses.  The term “Licenses” means all material written licenses to which the Company is a party, pursuant to which (i) the Company grants any Person a right to use any of the Owned Intellectual Property (each, an “Out-License”) or (ii) any Person or entity grants the Company the right to use any trademarks, service marks, trade names, Copyrights, Software (other than commercially available Software), Patents or other intellectual property right(s) not owned by the Company that are used in or necessary for the conduct of the business of the Company as currently conducted (each, an “In-License”).  The Company has furnished or made available to Buyer complete and correct copies of the Licenses listed in Schedule 4.14(b).  Except for such defaults and failures as would not reasonably be expected to be, individually or in the aggregate, material to the Company, neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any License, and each License is legal, binding and enforceable and in full force and effect as to the Company, and to the Knowledge of the Company, as to each other party thereto. The Owned Intellectual Property and the In-Licenses are collectively referred to herein as the “Company Intellectual Property.”

(c)       To the Knowledge of the Company, (A) there are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Company Intellectual Property and (B) no material Company Intellectual Property has lapsed or been cancelled or expired other than in the reasonable business judgment of the Company in the ordinary course of business.

(d)       Except as set forth in Schedule 4.14(d) of the Company Disclosure Letter, the Company is the sole and exclusive owner of, or has valid and continuing rights to use all of the Company Intellectual Property and Company Technology, in each case, owned or purported to be owned by or licensed to the Company, free and clear of any Liens, other than non-exclusive licenses.

(e)       Except as set forth in Schedule 4.14(e) of the Company Disclosure Letter, to the Knowledge of the Company, the use of the Company Intellectual Property or Company Technology by the Company as currently used does not infringe on the rights of any third party and there is no claim of any Person that challenges the rights of the Company in respect of any Company Intellectual Property or Company Technology.

(f)        To the Knowledge of the Company, no Person (including employees and former employees of the Company) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and the Company has not made any such claims against any Person (including employees and former employees of the Company).

(g)       The Company has taken reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company or any Person to whom the Company has a confidentiality obligation.

(h)       Except with respect to (i) licenses of off-the-shelf Software or (ii) any payments required of the Company under any Material Contract, the Company is not required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Company Intellectual Property or Company Technology in the conduct of the business as currently conducted.

(i)        Schedule 4.14(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or (ii) used by the Company in its businesses and not exclusively owned by the Company or commercially available on reasonable terms.

(j)        Except as set forth in Schedule 4.14(j) of the Company Disclosure Schedule, no Publicly Available Software (including, all derivative works thereof) (i) was used in connection with the development or modification of any Software used by the Company, (ii) forms part of the Technology owned by the Company, (iii) is, in whole or in part, embodied or incorporated into any of the Company’s products or (iv) was or is used in connection with the development of any Technology owned by the Company or any of the Company’s products.

(k)        The Company owns, leases or licenses all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s business.  The Computer Systems as a whole are adequate for the Company’s businesses.  The Company has taken reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems.  The

Company maintains documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.

Section 4.15.     Contracts.

(a)       Schedule 4.15(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all of the following types of Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and material “side letters” and similar documentation relating thereto, have been delivered to Buyer prior to the execution of this Agreement) to which the Company is a party, excluding any Leases or Licenses and any Plans disclosed on Schedule 4.10(a) of the Company Disclosure Letter:

(i)          all Contracts with current officers, other employees, consultants, advisors, sales representatives of the Company, other than (x) Contracts that by their terms may be terminated or canceled by the Company with notice of not more than the greater of 120 days and the period of notice required under applicable Law, in each case, without penalty or (y) Contracts relating to severance payments not in excess of $50,000;

(ii)         any Contract providing for retention or change in control payments;

(iii)        all collective bargaining Contracts with any labor union currently representing employees of the Company;

(iv)        all mortgages, indentures, security Contracts, notes, loan Contracts, guarantees of the obligations of a third party or other Contract granting a Lien on any property or assets of the Company, other than Permitted Liens;

(v)         joint venture agreements, operating agreements, limited liability company and partnership Contracts;

(vi)        Contracts (excluding individual purchase orders) for the purchase by the Company of materials, supplies, products, equipment or services, and Contracts (excluding individual purchase orders) for the sale or provision by the Company of materials, supplies, products, equipment or services, in each case, not terminable on notice of 120 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company exceeds $100,000 per annum;

(vii)       any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, purchase or sale of stock, membership interests, assets or otherwise) since January 1, 2014;

(viii)      any agreement that (x) limits the freedom of the Company to compete in any geographic area or line of business or (y) contains exclusivity obligations or restrictions binding on the Company;

(ix)        any Contract relating to any interest rate, derivatives or hedging transaction;

(x)         any “standstill” or similar agreement;

(xi)        any Contract granting a right of first refusal or first negotiation;

(xii)       any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company;

(xiii)      any Contract entered into other than in the ordinary course of business involving aggregate payments in excess of $100,000, to be made by or to the Company after the date hereof;

(xiv)      stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the transfer or voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company; and

(xv)       commitments or agreements to enter into any of the foregoing.

(b)       Each of the Contracts and other documents required to be listed on Schedule 4.15(a) of the Company Disclosure Letter, together with each other Contract of such type entered into in accordance with Section 6.3, is a “Material Contract.”  Except as set forth on Schedule 4.15(b) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, and to the Knowledge of the Company, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c)       The Company has not received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(d)       The Company has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material Contract in the last or the current fiscal year and is not required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, nor is it subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.

Section 4.16.     Insurance.  Schedule 4.16 of the Company Disclosure Letter sets forth a list and description of all of the policies of insurance carried by the Company on the date of this

Agreement for the benefit of or, in connection with, the business of the Company and the applicable termination or renewal dates of such policies in effect as of the date hereof (the “Policies”).  Except as (a) disclosed in Schedule 4.16 of the Company Disclosure Letter or (b) would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) each Policy is in full force and effect and no notice of termination or cancellation of any such Policy has been received by the Company (ii) there is no breach by the Company or, to the Knowledge of the Company, by any other party of any term or condition of any Policy and (iii) all premiums due and payable prior to the Closing with respect to such Policies have been or will be (on or prior to the Closing Date) paid up to and through the Closing. The Policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company of a scope and coverage consistent with customary practice in the industries in which the Company operates and (iii) are in full force and effect.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.  All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.17.     Environmental Matters.

(a)        Except as disclosed in Schedule 4.17 of the Company Disclosure Letter or as would not reasonably be expected to be, individually or in the aggregate, material to the Company:

(i)          Since the Reference Date, the Company has been in compliance with all applicable Environmental Laws;

(ii)         The Company has obtained, and is in compliance with, all Permits required under all applicable Environmental Laws;

(iii)        No judicial proceeding or governmental action, including any written notice of violation, is pending or, to the Knowledge of the Company, threatened under any applicable Environmental Law against the Company with respect to its operations or the Leased Real Property;

(iv)        To the Knowledge of the Company, no Hazardous Substances have been Released on, under, at or from the Leased Real Property that have given rise to an investigatory, corrective or remedial obligation of the Company pursuant to any Environmental Law; and

(v)         All material written environmental site assessments and similar environmental reports with respect to the Leased Real Property which are in their possession, custody or control have been made available to Buyer.

(b)       The representations and warranties in this Section 4.17 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

Section 4.18.     Employees; Labor Matters.

(a)        The Company has provided Buyer with a true and complete list of the name of each officer of the Company as of the date of this Agreement, including such person’s date of hire, annual base salary and any incentive or bonus arrangement.

(b)       Except as set forth in Schedule 4.18(b) of the Company Disclosure Letter:

(i)          none of the employees of the Company is represented in his or her capacity as an employee of the Company by any labor organization;

(ii)         the Company has not recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees;

(iii)        there are no labor strikes, slowdowns, work stoppages, lockouts or material labor disputes currently pending or, to the Knowledge of the Company, threatened and, since the Reference Date, the Company has not experienced any labor strike or material concerted labor dispute, and there are no pending or, to the Knowledge of the Company threatened, organizing activities or applications for certification of a collective bargaining unit with respect to the Company;

(iv)        the Company has materially complied, and is now in material compliance, with all applicable labor and employment Laws in connection with the employment of their respective employees including all such Laws relating to wages, hours, the Fair Labor Standards Act, the WARN Act and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax;

(v)         there has been no “mass layoff” or “plant closing” as defined by WARN Act with respect to the Company within the six (6) months prior to Closing; and

(vi)        there is not presently pending, existing, or, to the Knowledge of the Company, threatened, (A) any material proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters or (B) material labor grievance, arbitration or employment related Action against the Company.

Section 4.19.     Affiliate Transactions.

(a)        Except for employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practice and except as otherwise set forth in Schedule 4.19(a) of the Company Disclosure Letter, the Company is not a party to any material agreement with (i) any of its respective directors or officers, any Seller, or, to the Knowledge of the Company, any member of any such Person’s immediate family or any of their respective Affiliates (“Related Persons”) or (ii) any Affiliate of the Company.  To the Knowledge of the Company, no Related Person has any claim or cause of action against the Company or owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor of the Company.

(b)       Schedule 4.19(b) of the Company Disclosure Letter sets forth a list of all services provided by any Related Person to the Company other than services provided to the Company in the ordinary course of business consistent with past practice and on an arm’s-length basis.

Section 4.20.     Accounts and Notes Receivable.  Except as set forth in Schedule 4.20 of the Company Disclosure Letter, the accounts and notes receivable of the Company reflected on the balance sheet included in the Company Interim Financial Statements, and all accounts receivable arising subsequent to March 31, 2016 (a) are valid and collectible in the ordinary course of business, subject to normal and customary trade discounts, less any applicable reserves for doubtful accounts reflected in the balance sheets included in the Company Interim Financial Statements, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied (b) other than as permitted by the Company in the ordinary course of business consistent with past practice, are not subject to any valid set off or counterclaim and (c) do not represent obligations for goods sold or services provided on consignment, on approval or on a sale or return basis or subject to any other repurchase, return, refund or rebate arrangement.

Section 4.21.    Books and Records.  (a) The minute books and other similar records of the Company as made available to Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and the Board for the periods covered by such minute books since the Reference Date and (b) the stock transfer ledgers and other similar records of the Company as made available to Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company during the periods covered by such ledgers since the Reference Date. All books, records and accounts of the Company are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.22.     Certain Payments.  None of the Company or any Seller, nor any director, officer, agent, employee (whether full time or contract) or other Person associated with or acting on behalf of any of them has, in the course of its actions for, or on behalf of, any of them (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; or (c) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract), regardless of form, whether in money, property, or services.

Section 4.23.      Customers and Suppliers.  Schedule 4.23(a) of the Company Disclosure Letter lists the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year.  Schedule 4.23(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company, on the basis of cost of supplies, products, equipment or services purchased for the most recently-completed fiscal year.  Except as disclosed in Schedule 4.23(c) of the Company Disclosure Letter, no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company since the Reference Date, or to the Knowledge of the Company or the Sellers, has threatened or intends to cease or materially reduce such purchases, use, sales or provision of services after the date hereof and there is no existing fact, circumstance or condition that could be expected to give rise to the foregoing.  Except as disclosed in Schedule 4.23(d) of the Company Disclosure Letter, to the Knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

Section 4.24.     Government Contracts.

(a)        A true and correct list of (i) each Government Contract providing for aggregate payments in excess of $1,000,000 per year (A) which is in effect as of the date of this Agreement or (B) which has been completed within the last five (5) years and (ii) each outstanding Government Bid is set forth in Schedule 4.24(a) of the Company Disclosure Letter to the extent such disclosure is permitted by applicable Law.  The Company has made available to Buyer a complete and accurate copy of each Current Government Contract and Current Government Bid prior to the date hereof.  If between the date of this Agreement and the Closing Date the Company enters into a Government Contract or submits a Government Bid, the Shareholders’ Representative shall deliver to Buyer at the Closing an amended Schedule 4.24(a) of the Company Disclosure Letter to include a true and correct list of each such Government Contract and Government Bid to the extent such disclosure is permitted by applicable Law.

(b)       Except as set forth in Schedule 4.24(b) of the Company Disclosure Letter, (i) there are no Government Contracts in effect as of the date of this Agreement (each, “Current Government Contract”) or outstanding Government Bids (each, a “Current Government Bid”) in connection with which the Company has represented itself as having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women-owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status (each, “Preferential Bidding Status”), (ii) no Current Government Contracts were awarded pursuant to a procurement process that was limited to Persons having a Preferential Bidding Status and (iii) no Current Government Contracts and Current Government Bids require the Company to maintain a Preferential Bidding Status. The Company has not assigned any of its claims, rights to receive revenues or other interests under any Current Government Contract or any Current Government Bid. No Current Government Contract is subject to the requirements of the Cost Accounting Standards. No Current Government Bid, if accepted, would reasonably be expected to result in a Government Contract that would be subject to the requirements of the Cost Accounting Standards.

(c)        Except as set forth in Schedule 4.24(c) of the Company Disclosure Letter, (i) the Company has complied, in all material respects, with the terms and conditions of each Government Contract and Government Bid including clauses, provisions and requirements incorporated by reference or by operation of Law therein; (ii) the Company has complied, in all material respects, with all requirements of any Law pertaining to such Government Contract or Government Bid including with respect to bidding for or obtaining such Government Contract or Government Bid; (iii) all representations and certifications, including those concerning certified cost or pricing data, made by the Company with respect to such Government Contract or Government Bid were accurate, current and complete in all material respects as of their effective date, and the Company has complied with all such representations and certifications in all material respects; (iv) the Company is not, and has not been, in violation, or currently alleged to be in violation, in any material respect, of the False Statements Act, as amended, the False Claims Act, as amended, or any other requirement relating to the communication of false statements or submission of false claims to the United States Government or other Governmental Entity; (v) no termination or default notice, cure notice, show cause notice, letter of concern, corrective action request or stop or suspension of work notice has been issued to the Company and remains unresolved, and to the Knowledge of the Company, there has been no plan or proposal of any Person to issue any such notice; (vi) to the Knowledge of the Company, no Governmental Entity nor any prime contractor, subcontractor or other Person has asserted any claim or any other action for relief relating to such Government Contract or Government Bid; (vii) no money due to the Company pertaining to such Government Contract has been withheld or offset, nor, to the Knowledge of the Company, has any claim been made to withhold or offset money; and (viii) the written past performance evaluations received by the Company in relation to such Government Contract have been satisfactory or better.  For purposes hereof, the term “United States Government” includes all departments and agencies of any branch of the United States Government, all independent establishments within the United States Government, and United States Government corporations.

(d)       None of the Company, any of its affiliates, directors, managers or officers or to the Knowledge of the Company, any current or former employees (whether full time or contract) is, or at any time during the last four (4) years has been suspended, debarred, proposed for suspension or proposed for debarment from doing business with, or receiving contracts or financial assistance from, a Governmental Entity. During the last four (4) years, the Company (i) has not been convicted of, or had a civil judgment rendered against it for, violating any Law and (ii) has not been indicted for, or otherwise criminally or civilly charged with, violation of any Law.  None of the Company’s employees, consultants or agents is under administrative, civil or criminal indictment or, to the Knowledge of the Company, investigation by any Governmental Entity with respect to the conduct of the business of the Company, including any Government Contract or Government Bid.

(e)       Schedule 4.24(e) of the Company Disclosure Letter sets forth a true and correct list of all unresolved or planned audits or investigations of the Company by a Governmental Entity arising under or relating to any Government Contract or Government Bid, including for this purpose any audit or investigation by the Defense Contract Audit Agency, the Defense Contract Management Agency, an Inspector General, the Government Accountability Office, or an auditor working on behalf of a Governmental Entity. For any such audit or investigation, Schedule 4.24(e) of the Company Disclosure Letter includes a summary of the matter, reference to any written reports or findings issued in connection with the matter, and a summary of any adverse findings to date. Since the Reference Date, (i) no costs incurred by the Company in excess of $10,000 have been disallowed or questioned in connection with a Government Contract or Government Bid, and (ii) the Company has not been under any administrative, civil, or criminal investigation, indictment, or audit or made any disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement, overpayment, omission, or misconduct arising under or relating to any Government Contract or Government Bid.

(f)        The contractor business systems used by the Company during performance of such Government Contract are in compliance with applicable requirements of each Government Contract and applicable Law. Since the Reference Date no Governmental Entity or higher-tier contractor has notified the Company of a significant weakness or deficiency with any such business system.

(g)       Since the Reference Date no Governmental Entity, or any prime contractor or subcontractor working on behalf of a Governmental Entity, has loaned, bailed or otherwise furnished to the Company any personal property, equipment or fixtures under or in connection with any Government Contract or any Government Bid.

(h)       The Company has not engaged in any work under the Government Contracts that would reasonably be expected to result in an Organizational Conflict of Interest (“OCI”) as defined in the Federal Acquisition Regulation Subpart 9.5 and other Law. The Company does not have any active OCI mitigation plans with a Governmental Entity.

Section 4.25.     National Security.

(a)       Schedule 4.25(a) of the Company Disclosure Letter sets forth all active facility security clearances held by the Company. For each such facility security clearance, the Company holds at least a “satisfactory” rating from the Defense Security Service (“DSS”) or any other cognizant Governmental Entity with respect to the NISPOM or any other Industrial Security Regulations that may apply to each facility security clearance, and with respect to the business of the Company, there are no obligations relating to or arising from any prior failure which may have occurred to maintain at least a “satisfactory” rating from DSS or any other applicable Governmental Entity.

(b)       The Company and its employees, as applicable, possess all necessary security clearances for the execution of their obligations under the Government Contracts.

(c)       With respect to the business of the Company, the Company is and has been in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM or other applicable Industrial Security Regulations.

(d)       To the Knowledge of the Company no facts currently exist which are reasonably likely to give rise to the revocation of any facility security clearance held by the Company.

Section 4.26.     Brokers and Finders.  Except for J.P. Morgan Securities LLC, the Company has not employed any broker, investment banker, financial advisor, finder or other Person who will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the transactions contemplated by this Agreement.

Section 4.27.     Sales Personnel.  Each sales agent employed with the Company is properly licensed and appointed to sell the products and services of the Company.  The compensation payable by the Company to such employees materially complies with applicable Laws.

Section 4.28.     Predecessors.  For purposes hereof, all references to the Company shall be deemed to include each predecessor thereof.

Section 4.29.     Exclusivity of Representations.  The representations and warranties made by the Sellers in Article III and Article IV are the exclusive representations and warranties made by the Sellers with respect to the Sellers and the Company, including the assets of the Company.  The Sellers hereby disclaim any other express or implied representations or warranties with respect to themselves or the Company.  Except as expressly set forth herein, the condition of the assets of the Company shall be “as is” and “where is” and the Sellers make no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.  The Company is not, directly or indirectly, making any representations or warranties regarding any pro forma financial information, forecasts, financial projections or other forward-looking statements of the Company.  It is understood that any Due Diligence Materials made available to Buyer or its Affiliates or Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the letter (the “Buyer Disclosure Letter”) delivered by Buyer to Sellers concurrently with the execution of this Agreement (it being understood and agreed that references herein to a “Schedule” thereto shall constitute references to the particular schedule; provided that the disclosures in any schedule shall qualify other sections or subsections of this Article V to the extent a cross-reference to the applicable schedule is included therein or its applicability to such other section or subsection is readily apparent), Buyer hereby represents and warrants to Sellers as follows:

Section 5.1.       Corporate Status.

(a)       Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Buyer has delivered prior to the date hereof to Sellers copies of its Organizational Documents, as amended and in full force and effect as of the date hereof.  Buyer is not in violation of any of the provisions of its Organizational Documents.

(b)       Qualification.  Buyer is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the properties or assets owned, leased or operated by it makes such qualification necessary.

(c)        Authorization.  Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.2.       Conflicts; Consents.

(a)       Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the Organizational Documents of Buyer, as amended to the date hereof, (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound or subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.2(b), contravene any domestic or foreign Law or any Order currently in effect.

(b)       Consents.  Except as (i) set forth in Schedule 5.2(b) of the Buyer Disclosure Letter, (ii) as required under the Competition Laws set forth in Schedule 5.2(c) of the Buyer Disclosure Letter or (iii) would not reasonably be expected to be, individually or in the aggregate, material to Buyer, no consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated by this Agreement.

Section 5.3.      Brokers and Finders.  Except for KippsDeSanto & Co., the Buyer has not employed any broker, investment banker, financial advisor, finder or other Person who will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the transactions contemplated by this Agreement.

Section 5.4.      Sufficient Funds.  Buyer has sufficient funds to pay the Estimated Purchase Price, Escrow Amount, Expense Holdback Amount, Closing Indebtedness and Transaction Bonus Payments, together with all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement.

Section 5.5.       Solvency.  Buyer is not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the transactions contemplated hereby, Buyer, Buyer’s Subsidiaries and the Company will be Solvent and will have adequate capital to carry on their respective businesses in the ordinary course.

Section 5.6.       Litigation.  There is no Action or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Buyer, threatened, against Buyer that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent or materially delay performance by Buyer of any closing condition set forth in Section 7.2 or of its material obligations under this Agreement.

Section 5.7.       Investigation by Buyer; Sellers’ and Company’s Liability.  Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s Representatives.  Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sellers, the Company or any of their respective Representatives (except for the specific representations and warranties of Sellers and the Company set forth in Article III and Article IV), and Buyer acknowledges and agrees, to the fullest extent permitted by Law, that none of the Sellers, the Company or any of their respective shareholders, members, Affiliates, controlling Persons, or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company made available to Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company, in “break-out” discussions, in responses to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), (ii) any information delivered or made available pursuant to Section 6.1(a) or (iii) the pro forma financial information, projections or other forward-looking statements of the Company, in each case in expectation or furtherance of the transactions contemplated by this Agreement.

Section 5.8.       Purchase for Investment.  Buyer is acquiring the Shares for its own account for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”).  Buyer acknowledges receipt of advice from the Company to the effect that the Shares have not been registered under the Securities Act or any state securities Laws.

Section 5.9.       Exclusivity of Representations.  The representations and warranties made by Buyer in this Article V are the exclusive representations and warranties made by Buyer.

Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE VI - COVENANTS

Section 6.1.       Access to Information Concerning Properties and Records.

(a)        Subject to Section 6.16, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall (x) upon reasonable notice, afford Buyer and its Representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, legal counsel, properties, books and records of the Company and (y) furnish reasonably promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request; provided that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any Law applicable to the Company requires it to restrict access to any of their respective businesses, properties, information or personnel; provided, further, that such access shall be granted during normal business hours and shall not unreasonably disrupt the business or operations of the Company.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that the Company reasonably believes could violate applicable Law or the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.

(b)       Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(c)       Buyer hereby agrees that, except as otherwise provided in the Confidentiality Agreement, it is not authorized to and shall not (and shall not permit any of its employees, counsel, accountants, consultants and other authorized Representatives to) contact any competitor, supplier, distributor, customer, or Representative of the Company prior to the Closing (other than contacts with Affiliates of Buyer made in the ordinary course of business without reference to the Company) without the prior written consent of the Company.

Section 6.2.       Confidentiality.  Information obtained by Buyer and its Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Letter Agreement by and between the Company and Magellan Health, Inc., dated as of November 16, 2015 (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

Section 6.3.       Conduct of the Business of the Company Pending the Closing Date.

(a)       Sellers shall cause the Company not to take any actions outside the ordinary course of business that would affect Closing Cash, Closing Indebtedness or Closing

Working Capital from the respective amounts thereof as of 11:59 P.M. on the Business Day immediately prior to the Closing Date to the time of the Closing.

(b)       Except as (x) set forth on Schedule 6.3(b) of the Company Disclosure Letter, (y) may be required or not otherwise prohibited by this Agreement or (z) required by any Law, any Order, any Governmental Entity or any Contract to which the Company is a party, during the Pre-Closing Period the Company shall:

(i)          conduct its operations in the ordinary course of business consistent with past practice;

(ii)         comply in all material respects with all applicable Law and the requirements of all Material Contracts;

(iii)        use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Company, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Closing; and

(iv)        keep in full force and effect all material Policies maintained by the Company, other than changes to such Policies made in the ordinary course of business.

(c)       Except as (x) set forth on Schedule 6.3(c) of the Company Disclosure Letter, (y) may be required or not otherwise prohibited by this Agreement or (z) required by any Law, any Order, any Governmental Entity or any Contract to which the Company is a party, during the Pre-Closing Period, the Company shall not take any of the following actions without the prior written consent of Buyer:

(i)          make any change in, or amendment to, its Organizational Documents;

(ii)         issue or sell, grant, or authorize any issuance or sale of, pledge or otherwise encumber any shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize any issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, as applicable;

(iii)        split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable;

(iv)        other than in the ordinary course of business consistent with past practice, acquire, assign, license, transfer, sell, lease or otherwise dispose of any of its properties or assets that are material to the business of the Company;

(v)         enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(vi)        (A) incur or guarantee any Indebtedness, other than (1) short-term Indebtedness or letters of credit incurred in the ordinary course of business or (2) borrowings under the Credit Agreement or (B) make any loans or advances to any other Person, other than loans and advances to employees or intercompany loans, in each case, consistent with past practice;

(vii)       grant or agree to grant to any officer or employee of the Company any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing employee benefit plans or hire or terminate any officer or employee, except (A) pursuant to the employee benefit plans or collective bargaining agreements of the Company in effect on the date hereof that are disclosed on Schedule 4.10(a) of the Company Disclosure Letter, (B) in the ordinary course of business consistent with past practice with respect to any non-officer employee, (C) as required in order to comply with the requirements of the Code, ERISA or other Law, or (D) any other one-time bonus payments not to exceed $50,000 in the aggregate to all such Persons;

(viii)      change any material annual Tax accounting period except as required by applicable Law, adopt or change any material method of Tax accounting except as required by applicable Law, make or change any material Tax election except as required by applicable Law, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, request or obtain any Tax ruling, file any income or other material Tax Return unless such Tax Return was prepared consistent with past practice (except as required by applicable Law), or settle any Tax claim, audit or assessment in excess of $100,000;

(ix)        except as may be required under GAAP, make any change in its methods, principles and practices of financial accounting;

(x)         adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xi)        settle any legal proceedings other than a settlement agreement providing solely for the payment of monetary damages in an amount not to exceed $100,000 individually or $250,000 in the aggregate;

(xii)       issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers or clients without the prior written approval of Buyer, except for communications in the ordinary course of business that do not relate to the Transactions and do not provide to any Person any information regarding the Company that might be considered material non-public information (within the meaning of Regulation FD under the Exchange Act) if the Company’s securities were registered under Section 12(b) of the Exchange Act;

(xiii)      make or agree to make any capital expenditure, except in the ordinary course of business and in an amount for capital expenditures that do not exceed $100,000 in the aggregate for the Company taken as a whole during any three consecutive month period;

(xiv)      directly or indirectly acquire any interest in any corporation, association, joint venture, partnership, limited liability company or other business entity or division thereof; provided that no such acquisition in the ordinary course of business of any assets that, individually, have a purchase price in excess of $10,000 or any group of related assets that, in the aggregate, have a purchase price in excess of $50,000, shall be made without reasonable prior notice to Buyer and shall not be made without Buyer’s prior written consent;

(xv)       make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any Person other than in the ordinary course of business;

(xvi)      (i) enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any Material Contract, or, other than in the ordinary course of business, any other Contract that is material to the Company, (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Buyer); or

(xvii)     authorize, commit or agree to take, any of the foregoing actions to the extent restricted by the provisions of this Section 6.3(c) or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue in any material respect or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Transactions set forth in this Agreement.

(d)       Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to maintain through the Closing Date the cash management systems of the Company, maintain the cash management procedures as currently conducted by the Company, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms).

Section 6.4.      Supplemental Disclosure.  The Sellers and the Company shall from time to time prior to the Closing supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in the Company Disclosure Letter.  However, such supplemental or amended disclosure shall not be deemed to have cured any breach of representation or warranty made in this Agreement and shall not be deemed to have been disclosed as of the date of this Agreement, the Satisfaction Date or as of the Closing

Date for purposes of determining whether or not the conditions set forth in Article VII of this Agreement have been satisfied.

Section 6.5.       Efforts; Governmental Approvals; Third Party Consents.

(a)       Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Sellers, the Company, and Buyer shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, including the satisfaction of the respective conditions set forth in Article VII.

(b)       Subject to Section 6.5(c) and Section 6.5(d) and the other terms and conditions set forth in this Agreement, each of Buyer, the Sellers and the Company shall cooperate with the other and use, and shall cause each of its respective Subsidiaries to use, their respective reasonable best efforts to (i) prepare and file as promptly as practicable, and in any event within the time prescribed by any applicable Law or Competition Laws, all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, clearances, approvals, permits and authorizations necessary or advisable to be obtained from, or renewed with, any Governmental Entity (including the consents and approvals set forth on Schedule 3.2(b), 3.2(c), 4.3(b) and 4.3(c) of the Company Disclosure Letter and Schedule 5.2(b) and 5.2(c) of the Buyer Disclosure Letter), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement, (ii) furnish as promptly as practicable all information to any Governmental Entity as may be required by such Governmental Entity in connection with the foregoing and (iii) obtain all consents, registrations, clearances, approvals, permits and authorizations necessary, proper or advisable to be obtained from, or renewed with, any other Person (including the consents and approvals set forth on Schedule 3.2(b), 3.2(c), 4.3(b) and 4.3(c) of the Company Disclosure Letter and Schedule 5.2(b) and 5.2(c) of the Buyer Disclosure Letter), in each case in order to consummate as promptly as practicable the transactions contemplated by this Agreement; provided that under no circumstances shall the Sellers or the Company be required to make any payment to any Person to secure such Person’s consent; provided, further, that, except as set forth in Section 7.2(e), for the avoidance of doubt, the failure to obtain any of the consents, registrations, clearances, approvals, permits or authorizations referenced above (other than any approvals required pursuant to Section 7.1(b)) shall not be a condition to the obligation of either party to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing and without limiting the generality thereof, the parties shall (x) prepare and file a notification with respect to the transactions contemplated by this Agreement as required pursuant to the Competition Laws set forth on Schedule 3.2(c) and 4.3(c) of the Company Disclosure Letter and Schedule 5.2(c) of the Buyer Disclosure Letter (collectively, the “Required Competition Consents”) and (y) in the case of the HSR Act, at Buyer’s sole cost and expense, (A) prepare and file a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice within ten (10) Business Days from the date hereof (which associated fees shall be borne by Buyer) and (B) seek early termination of any waiting periods under the HSR Act.

(c)       Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions for any Governmental Entity.  Except as required by applicable Law and subject to Section 6.5(d), each party or its attorneys shall provide the other party or its attorneys the opportunity to review and make copies of all correspondence, filings, communications or memoranda setting forth the substance thereof between such party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated in this Agreement (omitting any information that constitutes a competitively sensitive business secret of either party).  Buyer shall pay all filing fees pursuant to any filings in connection with approvals of Governmental Entities to the transactions contemplated hereby.

(d)       Notwithstanding anything to the contrary contained in this Agreement and subject to the terms and conditions set forth in this Agreement, including Section 6.5(e) below, without in any way limiting the generality of the undertakings under this Section 6.5, each of the Company and Buyer shall:

(i)          promptly provide to each and every Governmental Entity with jurisdiction over the transactions contemplated by this Agreement such information and documents as may be requested by such Governmental Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(ii)         promptly take any and all actions necessary to avoid or eliminate each and every impediment under any Law so as to enable the consummation of the Closing to occur as soon as reasonably possible (and in any event no later than the date this Agreement is terminated in accordance with Section 8.1);

(iii)        promptly take any and all actions necessary to avoid or overcome the entry of any Order, including any legislative, administrative or judicial action, injunction or other order, decree, decision, determination or judgment (in each case, whether temporary, preliminary or permanent), that would delay, restrain, restrict, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement on or prior to the date this Agreement is terminated in accordance with Section 8.1, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; and

(iv)        promptly take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof or the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof as soon as reasonably possible and, in any event, prior to the date this Agreement is terminated in accordance with Section 8.1.

(e)       Notwithstanding anything herein to the contrary, Buyer shall not be required by the provisions of this Section 6.5 (or any other provision of this Agreement) to offer or consent to (i) any sale, lease, license, disposal or holding separate of, or restriction or limitation on, any assets, operations, rights, product lines, licenses, categories of assets or business or other interests therein, of Buyer and its Subsidiaries or the Company and its Subsidiaries, (ii) the entering into agreements with, and submitting to orders of, the relevant Governmental Entity giving effect to the foregoing matters in clause (i) or (iii) any conduct restrictions relating to the Company’s or Buyer’s respective businesses, in either case that would be reasonably likely to result, in the aggregate, in a material and adverse effect on either the Company or on Buyer, or its Subsidiaries.

(f)        Subject to applicable Law, applicable Orders and all privileges, including attorney-client privileges, each party shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including: (i) prior to submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity, sending reasonably in advance to the other party a copy of such document or information (omitting any information that constitutes a competitively sensitive business secret of the other party except as such information is included in a substantive filing with a Governmental Entity pursuant to the terms hereof); (ii) not, without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity; (iii) not, without the prior consent of the other party, withdraw and re-file the HSR Act notification or any other notification required for the Required Competition Consents, enter into a timing agreement or any comparable agreement with any Governmental Entity that would delay the consummation of the transactions contemplated by this Agreement; (iv) promptly sending to the other party a copy of all documents, information, correspondence or other communications relating to this Agreement sent to, or received by the party (or its Representatives) from, any third-party or Governmental Entity relating to the transactions contemplated by this Agreement; (v) promptly informing the other party of any communications, conversations or telephonic calls received from any Governmental Entity applicable to this Agreement, and not initiating any of the foregoing without the prior consent of the other party; (vi) sending reasonably in advance to the other party any undertaking or agreement (whether oral or written) that it or any of its Subsidiaries proposes to make or enter into with any Governmental Entity with respect to the transactions contemplated by this Agreement; and (vii) allowing the other party and its Representatives to attend and participate at any meeting with, or hearing organized by, any Governmental Entity relating to the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and to the extent reasonably practicable.  A party hereto may request entry into a joint defense agreement as a condition to providing any materials. Upon receipt of any such request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

Section 6.6.       Exclusive Dealing.  During the Pre-Closing Period, the Sellers and the Company shall not, and shall direct its Affiliates and its and their respective Representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any confidential information of the Company to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any purchase of any capital stock or any material asset of the Company (other than in connection with (i) the sale of Company Common Stock by any Seller to another Seller, or (ii) the exercise of any warrants outstanding on the date hereof) or any merger, recapitalization or similar transaction involving the Company.

Section 6.7.       Employee Benefits.

(a)        For at least one (1) year following the Closing Date, Buyer shall provide or cause the Company to provide to all employees of the Company immediately prior to the Closing (“Company Employees”) (i) a salary or wage level and annual cash bonus opportunity (expressed as a percentage of base salary) at least equal to the salary or wage level and annual cash bonus opportunity to which they were entitled immediately prior to the Closing and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits that they were entitled to receive immediately prior to the Closing (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, severance plans and policies); provided that, none of the foregoing shall apply to (x) any equity, equity-based, retention, change in control or long term incentive compensation, and (y) any Company Employees who are covered by a collective bargaining agreement to which the Company is bound, in which case compensation and benefits will be determined in accordance with such collective bargaining agreement.

(b)       Following the Closing, (i) Buyer shall cause the Company to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate (other than any such limitations, exclusions, waiting periods or restrictions that are in effect or have not been satisfied by the applicable Company Employee immediately prior to the Closing) and (ii) Buyer shall use commercially reasonable efforts to cause the Company to provide that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans for the plan year in which the Closing occurs.

(c)       With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by the Company or its Affiliates, Buyer shall cause the Company to grant or cause to be granted, and the Company immediately following the Closing agrees to grant, or cause to be granted, to all Company Employees from and after the Closing credit for all service with the Company, and their respective predecessors, prior to the Closing for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance), other than for purposes of benefit accrual under any defined benefit plan; provided that no such service credit shall result in a duplication of benefits.

(d)       The provisions of this Section 6.7 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any Plan or other compensation and benefits plans maintained for or provided to Company Employees or any other Persons prior to or following the Closing, (ii) confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or any current or former employees, directors, or independent contractors of the Company), other than the parties hereto, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 6.7 under or by reason of any provision of this Agreement or (iii) limit or interfere with the right of Buyer and the Company to terminate the employment of any Company Employee at any time after the Closing.

Section 6.8.      Compliance with WARN Act and Similar Statutes.  Buyer shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and/or, in the case of clauses (a) and (b), any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements.  Buyer shall indemnify and hold harmless the Sellers with respect to any liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Buyer on or after the Closing Date.

Section 6.9.       Indemnity; Directors’ and Officers’ Insurance.

(a)       Buyer agrees to cause the Company to ensure, and the Company immediately following the Closing shall ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, (i) was a director or officer of the Company or (ii) at the request of the Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements set forth on Schedule 6.9(a) of the Company Disclosure Letter, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and the provisions with respect to indemnification and limitations on liability set forth in such charters, by-laws and indemnification agreements (in each case, now in effect) shall not be amended, repealed or otherwise modified; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b)       Prior to the Closing, the Company may purchase (at the Company’s sole cost and expense) and if purchased, Buyer shall cause the Company to maintain in effect in accordance with its terms, a tail policy or tail policies (collectively, the “Tail Policy”) to the current policies of directors’ and officers’ liability insurance and employment practices insurance maintained by the Company. The cost of any such Tail Policy shall be a Company Transaction Expense.

(c)       Notwithstanding anything to the contrary contained in this Agreement, the obligations of Buyer and the Company contained in this Section 6.9 shall be binding upon the successors and assigns of Buyer and the Company.  In the event Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.9.

(d)       The obligations of Buyer and the Company under this Section 6.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.9 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.9 applies shall be third-party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

Section 6.10.     Resignation of Officers and Directors.  At the written request of Buyer (which request shall be delivered at least five (5) Business Days prior to the Closing), the Sellers shall cause any so requested member of the Board to tender his or her resignation from such position effective as of the Closing.  No such requested resignation of a member of the Board shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.

Section 6.11.     Public Announcements.  Buyer, the Shareholders’ Representative and the Company each agree to (a) consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release and (c) not issue any such press release prior to such consultation and review and the receipt of the prior written consent of the other parties to this Agreement, such consent not to be unreasonably withheld, conditioned or delayed, unless required by applicable Law or agreement with a national securities exchange on which Buyer’s shares of capital stock are listed and traded.

Section 6.12.     Transfer Taxes.  All stamp, transfer, documentary, sales and use, value added, registration and other such Taxes and fees incurred in connection with the Transactions (collectively, the “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand. Buyer shall file on a timely basis all necessary Tax Returns with respect to any of the Transfer Taxes.

Section 6.13.     Preservation of Records.

(a)       For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Buyer shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company (including (i) any documents relating to any governmental or non-governmental Action and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) relating to the conduct of the business and operations of the Company prior to the Closing Date.  If at any time after such seven (7)-year period Buyer intends to dispose of any such books and records, Buyer shall not do so without first offering such books and records to the Shareholders’ Representative.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of Buyer and the Company contained in this Section 6.13 shall be binding upon the successors and assigns of Buyer and the Company.  In the event Buyer or the Company, or any of their respective successors or assigns, (x) consolidates with or merges into any other Person or (y) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the preservation of records and other obligations set forth in this Section 6.13.

(b)       In the event and for so long as Buyer, the Company or the Shareholders’ Representative are actively contesting or defending against any Action, hearing, charge or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall reasonably cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such access to their books and records as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

(c)       Any request for information or documents pursuant to this Section 6.13 shall be made by the requesting party in writing.  The other party hereto shall as promptly as practicable provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 6.13. Any information obtained under this Section 6.13 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.  Notwithstanding anything to the contrary contained in this Section 6.13, if the parties are in an adversarial relationship in any Action, the provisions of this Section 6.13 shall not apply and the furnishing of information, documents or records in accordance with any provision of this Section 6.13 shall be subject to applicable rules relating to discovery.

Section 6.14.    Conflicts; Privileges.  It is acknowledged by each of the parties hereto that the Company has retained Milbank to act as counsel to the Company and the Sellers in connection with the Transactions and that Milbank has not acted as counsel for any other Person in connection with the Transactions and that no other party to this Agreement has the status of a client of Milbank for conflict of interest or any other purposes as a result thereof.  Buyer hereby agrees that, in the event that a dispute arises subsequent to the Closing between Buyer or any of its Affiliates (including, after the Closing, the Company), on the one hand, and any Seller or any of their Affiliates (including the Shareholders’ Representative, on their behalf and, prior to the Closing, the Company), on the other hand, Milbank may represent such Seller or any such Affiliate (including the Shareholders’ Representative) in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company), and even though Milbank may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or for the Company, Buyer and the Company hereby (i) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that Milbank has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including, after the Closing, the Company) on the one hand and any Seller or the Shareholders’ Representative on the other hand, Milbank may represent any such party in such dispute even though the interest of such party may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company), and even though Milbank may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or for the Company.  Buyer further agrees that, as to all communications among Milbank, the Company, any Seller and/or the Shareholders’ Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and/or the Shareholders’ Representative and may be controlled by such Seller and/or the Shareholders’ Representative and shall not pass to or be claimed by Buyer or the Company.  Notwithstanding the foregoing, if a dispute arises between Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communication by Milbank to such third party.  Buyer agrees to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section 6.14.  The Sellers, Buyer, the Company and the Shareholders’ Representative further agree that Milbank and its respective partners and employees are third-party beneficiaries of this Section 6.14.

Section 6.15.    Repayment of Indebtedness.  At the Closing, subject to the receipt of customary “payoff letters” and instructions, Buyer shall have provided for the repayment of all borrowings under the Credit Agreement outstanding (after giving effect to any prepayments by the Company made in connection with, and conditioned on, the Closing) immediately prior to, or as of, the Closing Date, the payment of all other amounts then due and payable thereunder and the termination of the Credit Agreement and all related Liens.

Section 6.16.     Security Clearances.  Buyer hereby acknowledges and agrees that the nature of the business of the Company requires compliance with the Department of Defense National Industrial Security Program (“NISP”) and National Industrial Security Program Operating Manual (Department of Defense Regulation 5220.22-M, with applicable changes) (“NISPOM”), and all other United States Government industrial security regulations (collectively, the “Industrial Security Regulations”), which, inter alia, obligate the Company to obtain facility security clearances, limit the degree of foreign ownership or control of, or foreign influence over, the Company, require recertification by the Company regarding the degree of foreign ownership, influence and control to which the Company is subject that results from a change in ownership of the Company, require that certain officers and management personnel and members of the Board obtain Department of Defense personnel security clearances and Sensitive Compartmented Information clearance caveats (an “SCI Caveat”), as necessary, in order to gain access to certain information, and may require that Buyer and the officers and directors of Buyer (that are not officers of the Company) obtain personnel security clearances with the SCI Caveat.  As a result, no Seller nor the Company will provide any information about, or access to, the Company except (i) in accordance with, and as permitted by, the Industrial Security Regulations, or (ii) after delivery by Buyer to the Shareholders’ Representative and the

Company of evidence satisfactory to the Shareholders’ Representative and the Company of Buyer’s compliance with, and as to the permissibility of providing such access or information under, the NISP.  Buyer further acknowledges and agrees that, as applicable, consummation of the transactions contemplated hereby will require approval of Buyer under, and compliance by Buyer with, the Industrial Security Regulations, including, without limitation, the provisions relating to foreign ownership, influence and control, facility clearances, personnel security clearances and SCI Caveats, as required.  As a result, prior to Closing, Buyer and the Company shall cooperate to accomplish all things reasonably necessary to comply with the Industrial Security Regulations, and to cause the officers and directors of Buyer and any persons who shall become officers, directors or management personnel of the Company to comply with, and obtain all required approvals under, the NISP.

Section 6.17.     Termination of Stockholders’ Agreement.  The Company and the Sellers hereby acknowledge and agree that, effective upon the Closing, that certain Amended and Restated Stockholders’ Agreement, dated September 19, 2015, by and among the Company and the Sellers shall terminate and be of no further force or effect.

Section 6.18.     Section 280G.  If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, the Company will (a) no later than five (5) days prior to the Closing Date, solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) who has received or may receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who provides a duly executed 280G Waiver, submit to a vote of the stockholders and/or such other Persons entitled to vote (in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and Q&A-7 of Section 1.280G-1 of such Treasury Regulations) the rights of any such “disqualified individual” to receive the Waived 280G Benefits.  No later than five (5) days prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide Buyer a reasonable opportunity to review, comment and approve drafts of such waivers and disclosure materials (which approval shall not be unreasonably withheld, conditioned or delayed).  If any of the Waived 280G Benefits fail to be approved by the stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided.  Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 6.18 and that with respect to any Waived 280G Benefits either (i) the requisite number of votes of the stockholders was obtained (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

Section 6.19.     Tax Matters.

(a)        Following the Closing, at its option upon delivery of written notice thereof by the Shareholders’ Representative to Buyer no later than thirty (30) days after the Closing

Date, the Shareholders’ Representative shall prepare or cause to be prepared (at the Shareholders’ Representative’s expense) and the Company shall file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for any taxable period ending on or before the Closing Date and, subject to the rights to payment from the Sellers under Section 9.2(a), the Company shall pay or cause to be paid any Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  With respect to such Tax Returns, the Shareholders’ Representative shall furnish a completed copy of such Tax Return to Buyer for Buyer’s review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof), or if the Shareholders’ Representative has failed to notify Buyer of its election to prepare such Tax Returns, then Buyer shall furnish a completed copy of such Tax Return to the Shareholders’ Representative for the Shareholders’ Representative’s review and approval not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof).  The parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing.  In the event the parties are unable to resolve any dispute within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 6.19(c), which resolution shall be binding on the parties.  All Company Transaction Expenses that are deductible for U.S. federal income tax purposes shall be reported on the Company’s U.S. federal income Tax Return for the final Pre-Closing Tax Period except as otherwise required by Law.  The parties shall make any available elections under IRS Revenue Procedure 2011-29 to treat 70% of any success-based fees that are Company Transaction Expenses as amounts that did not facilitate the Transactions.  The Company shall not elect to waive any available carryback of a net operating loss or net capital loss for a Pre-Closing Tax Period or Overlap Period.

(b)       Following the Closing, Buyer shall prepare or cause to be prepared (at the Company’s expense) and the Company shall file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for any Overlap Period and, subject to the rights to payment from the Sellers under Section 9.2(a), the Company shall pay or cause to be paid any Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  With respect to such Tax Returns, Buyer shall furnish a completed copy of such Tax Return to the Shareholders’ Representative for the Shareholders’ Representative’s review and approval with respect to the pre-Closing portion of the Overlap Period not later than twenty (20) days before the due date for filing such Tax Return (including extensions thereof), together with a statement setting forth the amount of Tax for which the Sellers are responsible pursuant to Section 9.2(a).  The parties shall attempt in good faith to resolve any disagreement regarding such Tax Returns prior to filing.  In the event the parties are unable to resolve any dispute within ten (10) days prior to the due date for filing such Tax Return, such dispute shall be resolved pursuant to Section 6.19(c), which resolution shall be binding on the parties.

(c)       Any dispute as to any matter covered by Section 6.19(a) or (b) shall be resolved by the Neutral Auditor.  The fees and expenses of the Neutral Auditor shall be borne equally by the Sellers, on the one hand, and Buyer, on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for filing such Tax Return deems correct without prejudice to the other party’s rights hereunder.

(d)       The amount of any Taxes attributable to an Overlap Period shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning after the Closing Date (i) in the case of property and ad valorem Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per diem basis.

(e)       If a written notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes of the Company is received by Ultimate Parent, Buyer or the Company or any of its Affiliates (a “Notified Party”) for which the Sellers would be expected to be liable pursuant to Section 9.2(a) (a “Tax Claim”), the Notified Party shall give the Shareholders’ Representative prompt notice of such Tax Claim.  After the Closing, the Shareholders’ Representative shall have the right (at its option and at the cost and expense of the Sellers), upon delivery of written notice thereof by the Shareholders’ Representative to Buyer within thirty (30) days (or such shorter period of time as may be necessitated by the nature of the Tax Claim but in no event less than ten (10) days) of the Shareholders’ Representative’s receipt of notice of such Tax Claim to represent the interests of the Company in any Tax Claim relating to a taxable period ending on or before the Closing Date (and the Company shall provide the Shareholders’ Representative with any necessary powers of attorney in connection therewith), and Buyer shall have the right to represent the interests of the Company in any Tax Claim relating to an Overlap Period; provided, however, that (i) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Claim, (ii) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Entity with respect to such Tax Claim and shall otherwise keep the non-controlling party apprised of substantive developments with respect to such Tax Claim, (iii) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Entity in connection with such Tax Claim, and (iv) the controlling party may not agree to a settlement or compromise thereof without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Shareholders’ Representative fails to notify Buyer of its election to control a Tax Claim within thirty (30) days (or such shorter period of time as may be necessitated by the nature of the Tax Claim but in no event less than ten (10) days) following receipt by the Shareholders’ Representative of a notice of such Tax Claim, Buyer shall control such Tax Claim (at the Sellers’ expense) subject to the foregoing proviso. In the event of a conflict between the provisions of this Section 6.19(e), on the one hand, and the provisions of Section 9.5, on the other, the provisions of this Section 6.19(e) shall control.

(f)        After the Closing Date, the Sellers, on the one hand, and Ultimate Parent and Buyer, on the other hand, shall (and shall cause their respective Affiliates to) (i) assist the other party or parties, as the case may be, in preparing any Tax Returns that such other party or parties, as the case may be, is responsible for preparing and filing in accordance with Section 6.19(a) or (b), (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns of the Company, and (iii) make available to the other party or parties, as the case may be, as reasonably requested, all information in its possession relating to the Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity as reasonably requested by the Shareholders’ Representative or Buyer all information, records and documents relating to Taxes of the Company.

(g)       The Sellers shall be entitled to any Tax refunds or overpayments in respect of Pre-Closing Tax Periods that are received or utilized as an offset, prepayment or credit by Ultimate Parent, Buyer or the Company, net of any out-of-pocket costs or Taxes attributable to such refunds; provided, however, that the Sellers shall not be entitled to any Tax refunds or overpayments that are (i) attributable to a carryback of a loss, credit or other Tax attribute from a Post-Closing Period or (ii) taken into account in the calculation of Closing Net Working Capital.  Buyer shall cause the Company to take reasonable actions to secure such refunds or overpayments as promptly as possible (including by filing IRS Form 4466) and shall pay to the Shareholders’ Representative (for the benefit of the Sellers in accordance with their Payout Percentages) any such amount within fifteen (15) days after the actual receipt of such refund or utilization of such overpayment or credit.

(h)       Without obtaining the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer and Ultimate Parent shall not, and shall not cause or permit the Company to, (i) take any action on the Closing Date other than in the ordinary course of business that would reasonably be expected to give rise to any indemnification obligation of the Sellers under Section 9.2(a), (ii) make an election under Code section 338 with respect to the Transactions, (iii) amend any Tax Return of the Company for a Pre-Closing Tax Period or an Overlap Period, (iv) file any Tax Return of the Company for a Pre-Closing Tax Period or an Overlap Period other than one filed in accordance with Section 6.19(a) and (b), or (v) carry back any loss, credit or other Tax attribute from a taxable period beginning after the Closing Date to a Pre-Closing Tax Period or Overlap Period except as required by Law.  No party shall make (or purport to make) any election under Treasury Regulations section 1.1502-76(b)(2)(ii)(D) to ratably allocate items under Treasury Regulations section 1.1502-76(b)(2)(ii) or any election described in Treasury Regulations section 1.1502-76(b)(2)(iii).

ARTICLE VII - CONDITIONS PRECEDENT

Section 7.1.       Conditions to the Obligations of Each Party.  The respective obligations of Buyer, on the one hand, and Sellers, on the other hand, to consummate the Closing are subject to the waiver by Buyer and/or the Shareholders’ Representative, as appropriate, or the satisfaction, on or prior to the Satisfaction Date (or with respect to Section 7.1(a), on or prior to the Closing Date), of each of the following conditions:

(a)        Injunctions; Illegality.  No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of Transactions.

(b)       Requisite Regulatory Approvals.  (i) Each of (x) the waiting period, if any (and any extension thereof), applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, (y) the Required Competition Consents shall have been obtained and (z) the consents, authorizations, orders and approvals from the Governmental Entities referred to in Schedule 7.1(b) of the Company Disclosure Letter shall have been received in form and substance reasonably satisfactory to Buyer (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, as applicable, being referred to as the “Requisite Regulatory Approvals”) and (ii) all the Requisite Regulatory Approvals shall be in full force and effect.

(c)        Escrow Agreement.  Buyer and the Shareholders’ Representative shall have entered into the Escrow Agreement with the Escrow Agent.

Section 7.2.       Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the Closing is subject to the waiver by Buyer or the satisfaction on or prior to the Satisfaction Date (or with respect to Section 7.2(a), Section 7.2(b) (to the extent provided therein), Section 7.2(c)(ii), Section 7.2(h), and Section 7.2(i), in each case, on or prior to the Closing Date) of the following further conditions:

(a)       Performance.  All of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)       Representations and Warranties.  The representations and warranties made by Sellers in Article III and Article IV that are qualified by “Material Adverse Effect” shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and (x) with respect to the Fundamental Representations, the Closing Date and (y) with respect to all other representations and warranties, the Satisfaction Date, as if made at and as of such respective times (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date, in each case disregarding all materiality qualifications and exceptions contained therein).

(c)       Officer’s Certificates.

(i)          On the Satisfaction Date, the Company shall have delivered to Buyer an officer’s certificate, dated as of the Satisfaction Date and executed in the name and on behalf of the Company, certifying that all of the conditions set forth in Section 7.2(b) that are to be satisfied as of the Satisfaction Date and 7.2(d) have been satisfied.

(ii)         On the Closing Date, the Company shall have delivered to Buyer an officer’s certificate, dated as of the Closing Date and executed in the name and on behalf of the Company, certifying that all of the conditions set forth in Sections 7.2(a) and 7.2(b) that are to be satisfied as of the Closing Date have been satisfied.

(d)       No Material Adverse Effect.  Since the date of this Agreement through the Satisfaction Date, there shall not have occurred a Material Adverse Effect.

(e)       No Litigation, Etc.  As of the Satisfaction Date, there shall not be any Action pending by any Governmental Entity that is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Shares by Buyer, (ii)

impose material limitations on the ability of Buyer or its Affiliates effectively to exercise full rights of ownership of all Shares following Closing,

(f)        Required Third Party Consents.  The Company shall have obtained all consents, waivers and approvals, and given all of the notices identified in Schedule 7.2(f) of the Buyer Disclosure Letter. As of the Satisfaction Date, each such consent, waiver and approval shall be in form and substance reasonably satisfactory to Buyer and shall not require as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Buyer, the Company or any of its Subsidiaries.

(g)       Non-Compete Agreements.  Each Non-Compete Agreement shall be in full force and effect, and each Seller shall be able and willing, as of the Satisfaction Date, to perform their respective obligations under the Non-Compete Agreements.

(h)       FIRPTA Certificate.  On or prior to the Closing Date, Buyer shall have received an affidavit, executed by the Company under penalties of perjury, stating that capital stock of the Company is not a “U.S. real property interest” pursuant to Treasury Regulations section 1.1445-2(c)(3), dated as of the Closing Date.

(i)        Resignations and Releases. On or prior to the Closing Date, Buyer shall have received fully executed resignations and releases, in the form attached hereto as Exhibit 7.2(i), from each director and officer of the Company, resigning from any and all positions previously held with the Company and releasing the Company, Buyer and their respective Affiliates from any and all liability arising with respect to pre-Closing matters.

(j)         Customer Contracts.  As of the Satisfaction Date, each Contract listed on Schedule 7.2(j) of the Company Disclosure Letter in existence on the date hereof shall be in full force and effect, no material default on the part of the Company or any counterparty thereto shall be in effect in respect of any such Contract, and none of the Company, the Sellers or Buyer shall have received notice of any Person’s intent to terminate any such Contract or change in any material respect its business dealings with the Company pursuant to any such Contract.

Section 7.3.       Conditions to the Obligations of the Sellers.  The obligation of the Sellers to consummate the Closing is subject to the waiver by the Shareholders’ Representative or the satisfaction on or prior to the Satisfaction Date (or with respect to Section 7.3(a), Section 7.3(b) (to the extent provided therein), and Section 7.2(c)(ii), in each case, on or prior to the Closing Date) of the following further conditions:

(a)       Performance.  All of the agreements and covenants of Buyer to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)       Representations and Warranties.  The representations and warranties made by Buyer in Article V shall be true and correct in all respects (x) with respect to the Fundamental Representations, as of the Closing Date and (y) with respect to all other representations and warranties, as of the Satisfaction Date, as if made at and as of such respective times (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not be reasonably likely to materially impair the ability of Buyer to consummate the transactions contemplated hereby.

(c)       Officer’s Certificates.

(i)          On the Satisfaction Date, Buyer shall have delivered to the Shareholders’ Representative an officer’s certificate, dated as of the Satisfaction Date and executed in the name and on behalf of Buyer, certifying that all of the conditions set forth in 7.3(b) that are to be satisfied as of the Satisfaction Date have been satisfied.

(ii)         On the Closing Date, Buyer shall have delivered to the Shareholders’ Representative an officer’s certificate, dated as of the Closing Date and executed in the name and on behalf of Buyer, certifying that all of the conditions set forth in Sections 7.3(a) and 7.3(b) that are to be satisfied as of the Closing Date have been satisfied.

Section 7.4.       Frustration of Closing Conditions.  None of Buyer or Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.5.

ARTICLE VIII - TERMINATION AND ABANDONMENT

Section 8.1.       Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)       by mutual written consent of the Shareholders’ Representative and Buyer;

(b)       by either Buyer or the Shareholders’ Representative, if:

(i)          any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have complied with its obligations, if any, under Section 6.5 in connection with such Law or Order; or

(ii)         the Satisfaction Date shall not have occurred on or prior to 11:59 P.M. New York City time on the three (3) month anniversary of the date of this Agreement (the “End Date”); provided that the End Date may be extended for up to sixty (60) days thereafter by written notice given prior to such initial End Date by the Shareholders’ Representative to Buyer or by Buyer to the Shareholders’ Representative if the Requisite Regulatory Approvals have not been obtained by such initial End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions set forth in Article VII having failed to be satisfied prior to such date;

(c)       by the Shareholders’ Representative: if (i) any of the representations and warranties made by Buyer in Article V shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7.1, 7.3(a) or 7.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Shareholders’ Representative to Buyer and (y) the day that is five (5) Business Days prior to the End Date; provided that the Shareholders’ Representative may not terminate this Agreement pursuant to this Section 8.1(c) if the Sellers are in material breach of this Agreement;

(d)       by Buyer: if (i) any of the representations and warranties made by the Sellers in Article III and Article IV shall fail to be true and correct or (ii) there shall be a breach by the Sellers of any covenant or agreement of the Sellers in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7.1, 7.2(a) or 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Buyer to the Shareholders’ Representative and (y) the day that is five (5) Business Days prior to the End Date; provided that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if Buyer is in material breach of this Agreement; or

(e)       by Buyer if a Material Adverse Effect has occurred since the date of this Agreement and on or prior to the Satisfaction Date with respect to the Company.

Section 8.2.       Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Buyer, Sellers or the Company, except that Sections 6.2, 6.11, 6.14, 10.1, 10.10, 10.13 and this Section 8.2 shall survive any termination of this Agreement.  Nothing in this Section 8.2 shall (i) relieve or release any party to this Agreement of any liability or damages arising from a breach of this Agreement prior to its termination or (ii) impair the right of any party hereto to compel specific performance as provided in Section 10.12 by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX - SURVIVAL; INDEMNIFICATION

Section 9.1.       Survival of Representations and Warranties.

(a)        The respective representations and warranties made by Sellers and Buyer in Articles III, IV and V and any obligation of a party hereto to indemnify the other party in respect of any breach of any covenant or agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing solely for the purpose of Sections 9.2 and 9.3 until the Survival Expiration Date; provided, however, that the Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.7 (Tax Matters)) shall survive the Closing until the third (3rd) anniversary of the Closing Date and the representations and warranties of the Company set forth in Section 4.7 (Tax Matters) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations. Any claims for indemnification under Section 9.2(a)(iii) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations.  All covenants to be performed or complied with after the Closing shall survive in accordance with their terms.

(b)       No party shall have any liability whatsoever with respect to any representation and warranty or Pre-Closing Covenant, as the case may be, unless a claim is validly made hereunder prior to the expiration of the applicable survival period for such representation and warranty or Pre-Closing Covenant, in which case such representation and warranty or Pre-Closing Covenant, as the case may be, shall survive as to such claim until such claim has been finally resolved pursuant to this Article IX.

Section 9.2.       Indemnification.

(a)       Subject to the other provisions of this Article IX, from and after the Closing, Buyer, the Company and each of their respective Affiliates and Representatives (the “Buyer Indemnitees”) shall be indemnified and each of them held harmless, by each Seller (severally and not jointly) against any Losses incurred by them related to, arising out of or as a result of any breach of or inaccuracy in any representation or warranty made by such Sellers in Article III of this Agreement on and as of the date hereof and as of the Closing Date (without giving effect to any materiality, “Material Adverse Effect” or similar qualification contained or incorporated directly or indirectly in any representation or warranty).  Subject to the other provisions of this Article IX, from and after the Closing, the Buyer Indemnitees shall be indemnified and held harmless, by each Seller (severally and not jointly) against any Losses incurred by them related to, arising out of or as a result of (i) any breach of or inaccuracy in any representation or warranty made by the Sellers in Article IV of this Agreement on and as of the date hereof and (x) with respect to the Fundamental Representations, as of the Closing Date and (y) with respect to all other representations and warranties, as of the Satisfaction Date (without giving effect to any materiality, “Material Adverse Effect” or similar qualification contained or incorporated directly or indirectly in any representation or warranty), (ii) any breach of any covenant or agreement by the Sellers or, prior to the Closing, the Company contained in this Agreement and (iii) any Excluded Taxes.

(b)       Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer agrees to and shall indemnify the Sellers and hold each of them harmless against any Losses incurred by them related to, arising out of or as a result of: (i) any breach or inaccuracy of any representation or warranty made by Buyer in Article V of this Agreement on and as of the Satisfaction Date and (ii) any breach of any covenant or agreement by Buyer or, after the Closing, by the Company under this Agreement.

Section 9.3.       Limitation on Indemnification, Mitigation.

(a)       Notwithstanding anything to the contrary contained in this Agreement, (i) the Sellers shall not be liable for any claim for indemnification pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations, with any breaches of or inaccuracies in such Fundamental Representations not being subject to the limitations set forth in this Section 9.3(a)) unless and until the aggregate amount of Qualifying Losses which may be recovered from the Sellers as a group equals or exceeds the Deductible and (ii) the maximum aggregate amount of indemnifiable Qualifying Losses which may be recovered by Buyer for indemnification pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations, with any breaches of or inaccuracies in such Fundamental Representations not being subject to the limitations set forth in this Section 9.3(a)) shall in no event be greater than the amount remaining in the Escrow Fund after giving effect to all payments made pursuant to Section 2.6(f), if any (the “Indemnity Cap”).

(b)       Buyer and, after the Closing, the Company shall take and shall cause their respective Affiliates to use commercially reasonable efforts to mitigate any Loss for which any of them could be entitled to indemnification under this Article IX upon becoming aware of any event which would reasonably be expected to, or does actually, give rise thereto, including incurring costs to the extent necessary to remedy the breach which gives rise to such Loss.

(c)       Except as provided in the first sentence of Section 9.6, in no event shall any Seller be responsible (i) for any indemnifiable Loss or Losses in excess of such Seller’s Payout Percentage of the Purchase Price, excluding the Holdback Amount unless paid to the Sellers and (ii) for any indemnifiable Loss or Losses pursuant to Section 9.2(a)(i), (ii) or (iii) in excess of such Seller’s Payout Percentage of such Loss.

(d)       Any indemnifiable claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the Losses sustained and incurred by the indemnified party by reason of such breach or nonperformance reduced by an amount equal to any cash Tax benefit actually realized as a result of the utilization of the deductions resulting directly from such Loss by the indemnified party prior to the end of the year such indemnification payment is made, computed on a with and without basis, treating all such deductions as the last item of deduction available to the Indemnified Party. Notwithstanding anything in this Agreement to the contrary, no party shall be indemnified or reimbursed for any Loss arising or resulting from any change in applicable Law or GAAP from and after the Closing Date.  No indemnified party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

Section 9.4.       Losses Net of Insurance, Etc.  The amount of any Loss for which indemnification is provided under Section 9.2(a) or Section 9.2(b) shall be net of (i) any amount for which a reserve or accrual is established in Closing Working Capital hereunder or which has been taken into account as a current liability for purposes of the calculation of the Total Consideration, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iii) any proceeds under insurance policies maintained by the Company as of the Closing Date and for which the premiums were paid in full as of the Closing Date or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”), if any, attributable to such Loss.  If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.2(a) or Section 9.2(b) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 9.2 or Section 9.3.

Section 9.5.       Indemnification Procedure.  All claims for indemnification by any Indemnified Party under Article IX shall be asserted and resolved as follows:

(a)       In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Article IX is asserted against or sought to be collected from such Indemnified Party by a Person other than the Sellers, the Company, Buyer or any Affiliate of the Company or Buyer (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the thirty (30) days following receipt by the Indemnifying Party of a Claim Notice whether the Indemnifying Party disputes its liability to the Indemnified Party under Article IX and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)          If the Indemnifying Party notifies the Indemnified Party within the thirty (30) days (or such shorter period of time as may be necessitated by the nature of the Third Party Claim and specified in the Claim Notice) following receipt by the Indemnifying Party of a Claim Notice that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.5(a) (which it may do only if it, based solely on the facts and circumstances set forth in the Claim Notice, acknowledges responsibility to provide indemnification in accordance with the provisions of this Article IX in connection with such Third Party Claim; provided that such acknowledgement shall not preclude the Indemnifying Party from later asserting a defense that it is not obligated to provide indemnification in accordance with the provisions of this Article IX in the event additional facts become known after such acknowledgement), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that (i) relates to Taxes or (ii) provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified from the Escrow Fund).  The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Article IX with respect to such Third Party Claim.

(ii)         If (x) the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days following receipt by the Indemnifying Party of a Claim Notice that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.5(a), (y) if the Indemnifying Party gives such notice but fails to defend vigorously and diligently the Third Party Claim or (z) (A) the Third Party Claim relates to or arises in connection with an action, suit, proceeding or claim that is criminal in nature or being brought by a Governmental Entity, (B) the Third Party Claim seeks an injunction restricting the conduct of the Company’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in Damages that would exceed the remaining balance of the Escrow Fund or (D) the Third Party Claim involves as a claimant a material customer, client or supplier of the Company, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld).  The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting.

(b)       In the event any Indemnified Party should have a claim under Article IX against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the thirty (30) days following receipt by the Indemnifying Party of an Indemnity

Notice whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Article IX and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 10.10.

Section 9.6.       Sole Remedy/Waiver.  Except in the case of actual (and not constructive) fraud or intentional misrepresentation and as set forth in Section 10.12, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article IX shall be the parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto.  In furtherance of the foregoing, the parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Sellers or any of their Representatives, the Shareholders’ Representative or any of its Representatives, any member of the Board, or Buyer or any of its Representatives, as the case may be, arising under or based upon any federal, state or local Law (including any such Environmental Law or arising under or based upon any securities Law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

Section  9.7.      Tax Treatment of Indemnity Payments.  All indemnity payments made pursuant to this Article IX shall be deemed to be, and each of the Sellers, Buyer and the Company shall treat, and shall cause each of their Subsidiaries to treat such payments as, an adjustment to the Purchase Price for all federal, state, local and foreign income Tax purposes except as otherwise required by applicable Law.

ARTICLE X - MISCELLANEOUS

Section 10.1.    Fees and Expenses.  Except as set forth in Sections 6.5(b)(y), 6.9(b), 6.12 and 6.15, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.2.     Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Closing, the parties hereto, by action taken by or on behalf of the Shareholders’ Representative, the Company or the Buyer, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.3.     Notices.  Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent via electronic mail in “.pdf” form (and in the case of delivery via electronic mail in “.pdf” form, followed by copies sent by overnight courier service or registered mail) to the respective parties as follows and shall be effective and deemed to have been given (a) if sent by electronic mail in “.pdf” form, on the next Business Day and (b) if delivered by hand or overnight courier service or certified or registered mail on a Business Day, when received and otherwise, on the next Business Day:

(a)                       If to Sellers or, prior to the Closing, the Company, at:

Armed Forces Services Corporation

2800 S. Shirlington Road, #350

Arlington, VA 22206

Attention:  Geoffrey J. Deutsch, President and CEO

E-mail:  GDeutsch@afsc.com

and

Shareholders’ Representative

c/o Armed Forces Services Corporation

2800 S. Shirlington Road, #350

Arlington, VA 22206

Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention:  Roland Hlawaty, Esq.

E-mail:  rhlawaty@milbank.com

(b)                       if to Ultimate Parent, Buyer or, after the Closing, the Company, at:

Magellan Health, Inc.

4800 Scottsdale Road, Ste. #4400

Scottsdale, AZ 85251

Attention:          Daniel Gregoire, General Counsel

E-mail:               DNGregoire@magellanhealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:          Raymond O. Gietz, Esq.

E-mail:               raymond.gietz@weil.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 10.3 to each of the other parties.  All such notices of a change of address shall be effective only upon receipt thereof.

Section 10.4.    Entire Agreement.  This Agreement together with the Company Disclosure Letter and the Buyer Disclosure Letter contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

Section 10.5.     Release; Disclaimer.

(a)       Effective as of the Closing, each of Buyer and the Company (each, a “Buyer Releasor”), on behalf of itself and its respective Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Sellers (each, a “Seller Releasee”) of, from and against any and all Actions, Liabilities, damages, judgments, debts and dues and of every kind, nature and description whatsoever, which such Buyer Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing, in each case in his or her capacity as an equityholder of the Company and occurring or arising prior to the Closing, but only to the extent that such matter, cause or thing does not otherwise constitute fraud or willful misconduct.  Each Buyer Releasor agrees not to, and agrees to cause its respective Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any such claim against the Seller Releasees.  Notwithstanding the foregoing, each Buyer Releasor does not release (and expressly retains) any and all rights and interests under the terms and conditions of this Agreement, any Ancillary Agreement or the Confidentiality Agreement.

(b)       Other than with respect to this Agreement, the Ancillary Agreements, the Confidentiality Agreement and, with respect to the Persons identified on Schedule 7.2(g)(iii) only, any compensation or benefits owed by the Company to such Sellers, effective as of the Closing, each Seller (each, a “Seller Releasor”), on behalf of itself and on behalf of its marital community, if any, agents, heirs, executors, administrators, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of Buyer and its respective past, present or future shareholders, partners, members, Affiliates (including, for the avoidance of doubt, Ultimate Parent and the Company), counsel, Representatives, and its successors and assigns (each, a “Buyer Releasee”) of, from and against any and all Actions, Liabilities, damages, judgments, debts and dues and of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing in each case as an equityholder of the Company and occurring or arising prior to the Closing, but only to the extent that such matter, cause or thing does not otherwise constitute fraud or willful misconduct. Each Seller Releasor agrees not to, and agrees to cause its respective Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any such claim against the Buyer Releasees.

(c)       EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE TRANSACTIONS CONTEMPLATED HEREBY ARE BEING EFFECTED “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLERS, THE COMPANY AND THE SHAREHOLDERS’ REPRESENTATIVE, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, EACH EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES.

Section 10.6.     Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors and assigns and, with respect to the provisions of Sections 6.7, 6.9, 6.14, 10.5 and Article IX shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, however, that the Shareholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent.  Any attempted assignment in violation of this Section 10.6 will be void.

Section 10.7.     Shareholders’ Representative.

(a)       Each Seller has constituted, appointed and empowered effective from and after the date of such consent, the Person designated as such by the Board as the Shareholders’ Representative, for the benefit of the Sellers and the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to: (i) enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers including, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and, after the Closing Date, the Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Third Party Claim pursuant to Section 9.5 or any other Action or investigation initiated by Buyer and, after the Closing Date, the Company or any other Person, or by any Governmental Entity against the Shareholders’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such Action or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Third Party Claim or other Action or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (ii) to refrain from enforcing any right of the Sellers arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative; (iii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (iv) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Sellers in connection with any matter arising under this Agreement, which such expenses the Shareholders’ Representative is authorized to pay from the Expense Holdback Amount; and (v) subject to Section 10.8, to negotiate and execute any waivers or amendments of this Agreement or the Escrow Agreement.

(b)       The Shareholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Sellers for certain expenses, charges and liabilities as provided below.  In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder, (i) the Shareholders’ Representative shall incur no responsibility whatsoever to any Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct and (ii) the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative to liability to any Sellers.  Each Seller shall indemnify, severally and not jointly, based on such Seller’s Payout Percentage, the Shareholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Action, investigation, challenge, or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder.  The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Shareholders’ Representative hereunder for its willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Shareholders’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Shareholders’ Representative full payment of his, her or its Payout Percentage of the amount of such deficiency.

(c)        All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

(d)       Buyer and, after the Closing Date, the Company shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(e)        The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Transactions, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct.

(f)        Each of the Company and Buyer acknowledges and agrees that the Shareholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of the Company and Buyer acknowledges and agrees that, other than in the Shareholders’ Representative’s role as a Seller, the Shareholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of the Company or Buyer in connection with any obligations of the Shareholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of willful misconduct by the Shareholders’ Representative in connection with the performance of its obligations hereunder.

Section 10.8.     Amendment and Modification.  This Agreement may not be amended except by a written instrument executed by all parties to this Agreement.

Section 10.9.      Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and electronic mail in “.pdf” form.

Section 10.10.   Applicable Law.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT

(I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY ARE IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.11.   Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 10.12.   Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event.  Accordingly, it is acknowledged that the parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Shareholders’ Representative to cause Buyer to perform its agreements and covenants contained in this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach).  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.13.   Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14.   Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.15.   Time is of the Essence.  Time is of the essence in this Agreement.  If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 10.16.   Incorporation of Company Disclosure Letter.  The Company Disclosure Letter is incorporated herein by reference and made a part hereof.  If and to the extent any information required to be furnished in any section of the Company Disclosure Letter is contained in any other section thereof or in this Agreement, such information shall be deemed to be included in all other sections of the Company Disclosure Letter in which it is reasonably apparent from a reading of such disclosure that it would also apply to other sections of the Company Disclosure Letter.  Matters set forth in the Company Disclosure Letter may have been included for informational purposes only and are not necessarily limited to matters required by this Agreement to be included therein.  Nothing in this Agreement or in this Company Disclosure Letter constitutes (a) an admission that any information disclosed, set forth or incorporated by reference herein or in the Company Disclosure Letter is material or constitutes a Material Adverse Effect or (b) an admission of any liability or obligation of the Sellers or the Company.  By listing matters on the Company Disclosure Letter, none of the Sellers, the Company or any of their Affiliates shall be deemed to have (i) established any materiality standard, admitted any liability or concluded that one or more of such matters are material, constitute a Material Adverse Effect or (ii) expanded in any way the scope or effect of the representations and warranties of the Company contained in this Agreement.

ARTICLE XI - GUARANTY

Section 11.1.     Parent Guaranty.

(a)       Ultimate Parent is executing this Agreement to guaranty the performance of Buyer and, after the Closing Date, the Company under this Agreement and any agreement executed pursuant to this Agreement.  Ultimate Parent guarantees irrevocably, absolutely and unconditionally and as a primary obligation that Buyer and, after the Closing Date, the Company shall fully, completely and timely pay and perform all their obligations and assume all their Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement (the “Guaranteed Obligations”).  If Buyer or, after the Closing Date, the Company fails or refuses to pay or perform any such obligations and Liabilities when due, Ultimate Parent shall, upon the written request of the Company prior to the Closing or the Shareholders’ Representative after the Closing (a “Performance Demand”), immediately pay or perform such obligations, as applicable.  A single Performance Demand shall be effective as to any specific default during the continuance of such default until Buyer, the Company or Ultimate Parent shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.

(b)       This Section 11.1 is a guaranty of payment and performance and not of collection.  There are no conditions precedent to the enforcement of this Section 11.1.  The obligations of Ultimate Parent hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)          any invalidity, illegality or unenforceability against Buyer or, after the Closing Date, the Company of this Agreement or any agreement executed pursuant to this Agreement;

(ii)         any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement or any agreement executed pursuant to this Agreement;

(iii)        any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of Law or otherwise, or any assignment of any Guaranteed Obligation by the Company or the Shareholders’ Representative on behalf of the Sellers;

(iv)        any change in the corporate existence structure or ownership of Buyer or, after the Closing Date, the Company;

(v)         any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or, after the Closing Date, the Company or their assets or any resulting release or discharge of any Guaranteed Obligation;

(vi)        any requirement that the Company or the Shareholders’ Representative exhaust any right or remedy or take any action against the Buyer or, after the Closing Date, the Company or any other Person before seeking to enforce the obligations of Ultimate Parent under this Section 11.1;

(vii)       the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Ultimate Parent may have at any time against Buyer, the Company or the Shareholders’ Representative or any other Person, whether in connection herewith or any unrelated transactions; or

(viii)      any other act or failure to act or delay of any kind by Buyer or the Company.

(c)        This Section 11.1 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by the Sellers for any reason, including, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer or, after the Closing Date, the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or, after the Closing Date, the Company or any substantial part of their respective property, or otherwise, all as though such payments had not been made.  Ultimate Parent agrees that it will indemnify the Sellers on demand for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Sellers in connection with such rescission or restoration which amounts shall be in addition to all other obligations hereunder.  If any Seller is required to refund part or all of any payment of Buyer or, after the Closing Date, the Company with respect to any of the Guaranteed Obligations, such payment shall not constitute a release of Ultimate Parent from any liability hereunder, and Ultimate Parent’s liability hereunder shall be reinstated to the fullest extent allowed under applicable Law and shall not be construed to be diminished in any manner.

Section 11.2.     Representations and Warranties of the Ultimate Parent.

(a)       Ultimate Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Ultimate Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement, and the performance of Ultimate Parent’s obligations hereunder, have been, or will have been at the Closing, duly authorized by all requisite corporate action and no other corporate action on the part of Ultimate Parent is necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Ultimate Parent, enforceable against Ultimate Parent in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)       The execution, delivery and performance by Ultimate Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Organizational Documents of Ultimate Parent, (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any Contract, commitment or other obligation to which Ultimate Parent or any of its Affiliates is a party or is subject or (iii) violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which Ultimate Parent is subject.

(c)       The execution, delivery and performance by Ultimate Parent of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Ultimate Parent.

(d)       As of the date hereof and on the Closing Date, Ultimate Parent has and will have unrestricted cash on hand and, if necessary, unrestricted cash available to it under credit facilities in place on the date hereof, sufficient to perform its obligations under this Agreement.

(e)       Ultimate Parent is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the transactions contemplated hereby, Ultimate Parent will be Solvent and will have adequate capital to carry on its businesses in the ordinary course.

*          *          *          *          *

IN WITNESS WHEREOF, Buyer, the Company and each Seller have executed this Agreement as of the date first above written.

MAGELLAN HEALTHCARE, INC.

By:	/s/ Sam Srivastava
Name: Sam Srivastava
Title: CEO, Magellan Healthcare, Inc.

ARMED FORCES SERVICES CORPORATION

By:	/s/ Geoffrey J. Deutsch
Name: Geoffrey J. Deutsch
Title: President & CEO, Armed Forces Services Corporation

MAGELLAN HEALTH, INC.
(solely for purposes of Article XI):

By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: CFO, Magellan Health, Inc.

SELLERS:

/s/ Felix W. Acosta
Felix W. Acosta

/s/ Michael P.C. Carns
Michael P.C. Carns

/s/ Geoffrey J. Deutsch
Geoffrey J. Deutsch

/s/ S. Frank Gallo
S. Frank Gallo

[Signature Page to Share Purchase Agreement]

The Hosmer Family Revocable Trust 7/27/07

By:	/s/ Bradley C. Hosmer
Name: Bradley C. Hosmer
Title: Trustee

By:	/s/ Zita V. Hosmer
Name: Zita V. Hosmer
Title: Trustee

/s/ Sarah H. Kim
Sarah H. Kim

/s/ Vernon B. Lewis, Jr.
Vernon B. Lewis, Jr.

The Miller Family Trust

By:	/s/ Keith R. Miller
Name: Keith R. Miller
Title: Trustee

By:	/s/ Valerie D. Miller
Name: Valerie D. Miller
Title: Trustee

/s/ Michael J. Nardotti, Jr.
Michael J. Nardotti, Jr.

/s/ Bradley J. Snyder
Bradley J. Snyder

TCB Trust dated September 1, 2015

[Signature Page to Share Purchase Agreement]

By:	/s/ Brodie S. Thomson
Name: Brodie S. Thomson
Title: Trustee

Twin Star Duggan Charitable Unitrust

By:	/s/ Vernon B. Lewis, Jr.
Name: Vernon B. Lewis, Jr.
Title: Trustee

Twin Star Lewis Charitable Unitrust

By:	/s/ Vernon B. Lewis. Jr.
Name: Vernon B. Lewis, Jr.
Title: Trustee

Twin Star Pederson Charitable Unitrust

By:	/s/ Vernon B. Lewis, Jr
Name: Vernon B. Lewis, Jr.
Title: Trustee

Twin Star Alban Charitable Unitrust

By:	/s/ Vernon B. Lewis, Jr.
Name: Vernon B. Lewis, Jr.
Title: Trustee

[Signature Page to Share Purchase Agreement]

Annex A

Working Capital — Calculation Example

($ in actuals)

12/31/15
Current Assets
Cash and Cash Equivalents	Excluded
Billed Receivables	$26,589,503
Unbilled Receivables	8,894,684
Other Receivables	(1,082)
Prepaid Expenses	890,624
Income Taxes Receivable / (Payable)	154,289

Current Assets	$36,528,018

Current Liabilities
Accounts Payable	$6,515,991
Customer/ Other Deposits	(4,037)
Accrued Expenses	6,196,206
Accrued Incentive	0
Accrued Wages, Payroll Withholding & Taxes	5,011,295
Billings in Excess of Cost	0
Deferred Revenue	0
Deferred Rent and Lease Incentive	137,470
Capital Lease Obligations	Excluded
Accrued Contract Losses	0

Current Liabilities	$17,856,925

Working Capital	$18,671,093

Notes

Balance sheet figures are based upon 2015 audited financial statement included in the data room.  Income Taxes Receivable / Payable to be calculated excluding the tax effect of the Company Transaction Expenses.

The following accounts have been excluded from the definition of Working Capital:

• Cash and Cash Equivalents

• Capital Lease Obligations

Annex B

Defined Terms

“Current Holdback Contract” shall mean the indefinite-delivery, indefinite quantity contracts by and between the United States Army and the Company to provide Personnel Services Support (Contract No. W91WAW-11-D-0031) and Studies and Analysis Support (Contract No. W91WAW-10-D-0005) as of the date of this Agreement.

“Deductible” shall mean an amount equal to $[***].

“Escrow Amount” shall mean an amount equal to $[***].

“Escrow Release Date” shall mean the date that is [***] months from the Closing Date.

“Qualifying Loss” shall mean any individual indemnifiable Loss in excess of $[***], or one or more Losses substantially related to any other Loss, collectively in excess of $[***].

“Retention Contract” shall mean the indefinite-delivery, indefinite-quantity contract to be awarded by the United States Army, in connection with the HR Solutions Program in the Personnel Life Cycle Support (PLS) mission area, which contract is equivalent or greater in scope than the Current Holdback Contract.

“Survival Expiration Date” shall mean [***] months following the Closing Date.

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Exhibit 7.2(g)(i)

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between [NAME] an individual (“Employee”), and Magellan Health, Inc. on behalf of itself and its present and future subsidiaries and affiliates (collectively referred to herein as “Employer” or the “Company”).

WHEREAS, reference is made to that certain Share Purchase Agreement, dated as of May     , 2016, by and among Magellan Healthcare, Inc., Armed Forces Services Corporation (“AFSC”), the shareholders of AFSC party thereto, and the Company (the “Purchase Agreement”);

WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer; and

WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.            Employment.  Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of one year commencing on the Closing Date (as defined in the Purchase Agreement), and unless terminated earlier in accordance with the terms of this Agreement, ending on the      anniversary of the Closing Date.  Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein.  If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least ninety (90) days prior to the next renewal date. Non-renewal of the Agreement by either party will in all cases result in termination of employment at the non-renewal date.  Employer’s notice of intent not to renew the Agreement shall be deemed to be a termination without cause and the provisions of Section 6(c) shall apply.

2.            Position and Duties of Employee.  Employee will serve as [TITLE] and shall have the usual and customary duties, responsibility and authority of a [TITLE]. Employee agrees to serve in such position, or in such other positions as Employer and Employee may mutually agree from time to time, and to perform the duties that Employer may assign from time to time to Employee that are consistent with Employee’s position, at the same or greater base salary level and a similar location, until the expiration of the term or such time as Employee’s employment with Employer is terminated pursuant to this Agreement.

3.            Time Devoted.  Employee will devote his or her full business time and energy to the business affairs and interests of Employer, and will use his or her best efforts and abilities to promote Employer’s interests.  Employee agrees that he or she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his or her position and in accordance with the policies established by the Employer. Notwithstanding the foregoing, Employee may participate in social, charitable, civic activities and such other personal affairs of Employee as do not interfere with performance of his or her duties hereunder. The parties have also agreed that Employee may serve as a director for other entities, provided that if such other entity is a for-profit enterprise, Employee shall first obtain the consent of Employer, which consent shall not be unreasonably withheld. Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities benefit the Company and/or do not materially interfere with the services required to be rendered to the Company under this Agreement.

4.            Compensation.

(a)       Base Salary.  Employer will pay Employee an annual base salary in the amount of [$XXX,XXX] which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Employee.  Such salary will be subject to review and potential increases by Employer not less than annually and the term “Base Salary” shall mean the base salary as so increased.

(b)       Benefits.  Employee will be eligible to participate in Employer’s Benefit Plans commensurate with his or her position.  Employee will receive separate information detailing the terms of such Benefit Plans and the terms of those plans will control.  Employee also will be eligible to participate in any annual incentive bonus plan and long-term incentive plan generally applicable to employees at his or her level.  Employee’s annual target bonus opportunity will be no less than [XX%] of Base Salary. Any annual bonus for which Employee is entitled in respect of the 2016 calendar year will be pro-rated based upon the number of days that Employee has been employed pursuant to the terms of this Agreement. Annual and long-term incentive awards, if earned, will be determined and paid or granted (unless validly deferred if then permitted by the Company) between January 1 and March 15 of the year following the performance year.  During the term of this Agreement, Employee will be entitled to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his or her level.

(c)       Stock Options. Employer shall grant to Employee an option to purchase [XXXX] shares of the common stock of Employer at fair market value on the first business day of the month following the month of commencement of employment under this Agreement (the “Option”) pursuant to Employer’s 2011 Management Incentive Plan, or a successor plan. One-third of the total number of shares that are subject to the Option shall vest on each of the first three anniversaries of the date of grant, provided that Employee is still employed by Employer on each such vesting date. The Option and all other options granted Employee by Employer shall be subject to any applicable stock option plan, option certificate and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by executives of Employer or otherwise required by law.

(d)       [Spot Bonus. To the extent not paid by AFSC prior to the Closing Date, Employee shall be eligible to receive a $50,000 cash bonus, payable on the first regular payroll

2

date following the Closing Date. In addition, Employee shall be eligible to receive a $50,000 cash bonus, payable on the first regular payroll date following the first anniversary of the Closing Date; provided that Employee remains employed by Employer on the first anniversary of the Closing Date.](1)

(e)       [Transaction Bonus. Employee shall be eligible to receive a cash bonus in an aggregate amount of $[•] (the “Transaction Bonus”). The Transaction Bonus shall be payable by the Company in three installments as follows: (i) to the extent not paid by AFSC prior to the Closing Date, $[•] of the Transaction Bonus shall be payable to Employee on the first regular payroll date following the Closing Date, (ii) $[•] of the Transaction Bonus shall be payable to Employee on the first regular payroll date following the first anniversary of the Closing Date and (iii) $[•] of the Transaction Bonus shall be payable to Employee on the first regular payroll date following the second anniversary of the Closing Date (each such payment in clauses (i) through (iii), a “Transaction Bonus Payment”); provided that Employee shall only be entitled to the Transaction Bonus Payment described in clauses (ii) and (iii) if Employee remains employed by Employer on the applicable anniversary of the Closing Date.](2) [Notwithstanding anything in this Agreement to the contrary, if required to avoid the imposition of taxes under Code Section 4999, Employee shall waive her right to the portion of the Transaction Bonus described in this Section 4(e) (“Waived Payment”) to the minimum extent necessary such that the remaining portion of the Transaction Bonus together with any other payments to which Employee is entitled, if any, shall not be a “parachute payment” within the meaning of Code Section 280G, and the Waived Payment shall not be paid to Employee unless the Waived Payment is approved by the stockholders of AFSC prior to the closing of the transactions contemplated by the Purchase Agreement in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5) of the Code and the Treasury Regulations promulgated thereunder.](3)

5.            Expenses.  During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally, subject to Section 10(a) (iii).

6.             Termination.

(a)       Termination Due to Resignation.  Employee may resign his or her employment at any time by giving thirty (30) days written notice of resignation to Employer.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee’s termination.

(1) NTD: To be included as appropriate.

(2) NTD: To be included as appropriate.  Include the following language if not applicable — “To the extent not paid by AFSC prior to the Closing Date, Employee shall be eligible to receive a cash bonus in the amount of $[•] (the “Transaction Bonus”), payable to Employee on the first regular payroll date following the Closing Date.”

(3) NTD: To be included as appropriate.

3

If Employee resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the effective date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any award under the Company’s Benefit Plans subject to its terms and conditions.

(b)       Termination with Cause.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will be terminated for cause at the discretion of Employer under the following circumstances:

(i)                                   Employee’s commission of an act of fraud or dishonesty involving his or her duties on behalf of Employer;

(ii)                                Employee’s failure or refusal to perform duties reasonably assigned to Employee (other than any such failure resulting from incapacity due to physical or mental illness) or other material breach of any material term under this Agreement;

(iii)                             Employee’s material failure or refusal to abide by Employer’s policies, rules, procedures or directives which are provided to Employee in writing; or

(iv)                            Employee’s conviction of a felony or a misdemeanor involving moral turpitude.

If Employee is terminated pursuant to this Section 6(b), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any award under the Company’s Benefit Plans subject to its terms and conditions.

For the events described in Sections 6(b) (ii) and (iii), Employer will give Employee written notice of such deficiency and a 30 day opportunity to cure such situation.

(c)       Termination Without Cause.  Employer or Employee may terminate this Agreement without cause at any time.  “Without cause” termination shall include, but not be limited to termination by Employee following: (i) Employer’s notice to Employee of its intent not to renew this Agreement in accordance with the provisions of Section 1 hereof; (ii) Employer’s notice to Employee that his or her position will be relocated to an office which is greater than 25 miles from Employee’s prior work location; (iii) Employer’s reduction of Employee’s Base Salary (excluding any reduction, occurring at least six months after the effective date of this Agreement, of up to five percent (5%) applied uniformly to all similarly situated employee of Employer due to business circumstances) or Employer’s reduction of Employee’s target bonus opportunity to any amount less than the target bonus opportunity

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identified in Section 4(b) of this Agreement; (iv) material diminution in Employee’s title, authority, duties or responsibilities; or (v) any other breach by Employer of any material term under this Agreement; provided, however, that in all cases Employee must have given notice to Employer that an event under clause (ii) through (v) has occurred and the circumstance must remain uncorrected by Employer after the expiration of 30 days after receipt of such notice.  If Employer or Employee terminates this Agreement without cause, Employer shall continue to pay, subject to Section 10, Employee the compensation provided for in Section 4(a) of this Agreement for a period of time equal to twelve (12) months, commencing immediately following the termination date (the “Severance Period”).  Such pay continuation is contingent upon Employee executing Employer’s standard severance agreement substantially in the form attached hereto as Exhibit A, which incorporates a general release, at the time of termination.  In addition, Employee will receive (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan Health, Inc. retirement, deferred compensation or other benefit plan, including but not limited to, any equity or long-term incentive awards, in accordance with the terms of those awards. If Employee participates in any incentive bonus plan(s), including but not limited to, any long term incentive plan(s), Employer may pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months. In determining whether a pro-rata amount shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of base salary), (ii) the Company’s financial performance and (iii) the Employee’s achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee’s pro-rata amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon the Company satisfying the financial targets established by the Company’s Board of Directors. Payment of any bonus shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b). COBRA coverage may be elected to continue health, dental, and vision insurance during the Severance Period and beyond. If COBRA coverage is elected, Employee will pay only the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period.  Dental and vision coverage under COBRA will be billed at the full COBRA rate.

(d)       Automatic Termination.  This Agreement will terminate automatically upon the death or permanent disability of Employee.  Employee will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his or her position for such period.  If Employee is terminated pursuant to this Section 6(d), Employee will receive, subject to Section 10, (i) any earned but unpaid Base Salary and accrued Paid Time Off through the date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the date of termination which are reimbursable pursuant to this Agreement; and (iii) the Employee’s vested portion of any Magellan Health, Inc. retirement, deferred

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compensation or other benefit plan, including but not limited to, any equity or long-term incentive awards. If Employee participates in any incentive bonus plan(s), including but not limited to, any long term incentive plan(s), Employer may pay Employee, on a pro-rata basis, the amount of such plan(s) as Employee would have earned if Employee had been employed for the full calendar year. The pro-ration will be determined by the fraction of the number of months in the calendar year in which the Employee worked (rounded to the nearest whole month) divided by 12 months.  In determining whether a pro-rata amount shall be paid to Employee, the Employer may consider factors that include but are not limited to (i) the Employee’s target bonus (percentage of base salary); (ii) the Company’s financial performance; and (iii) the Employee’s achievement of his or her specific performance objectives. At the time of termination, Employer shall determine the Employee’s pro-rata amount, if any. Notwithstanding the foregoing, any payout of such bonus amount shall be contingent upon the Company satisfying the financial targets established by the Company’s Board of Directors. Payment of any bonus shall be made at the time of the annual bonus payout for all employees, subject to Section 4(b).

(e)        Effect of Termination.  Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for (i) the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); (ii) the rights and obligations under Sections 7, 8 and 9; and (iii) all procedural and remedial provisions of this Agreement.

7.             Protection of Confidential Information/Non-Competition/Non-Solicitation.

Employee covenants and agrees as follows:

(a)(i)    Confidential Information:  During Employer’s employment of Employee and following the termination of Employee’s employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Employee’s employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his or her knowledge during his or her employment by Employer (the “Confidential Information” as hereinafter defined).  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge.  The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(a)(ii)   Trade Secrets.  Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries, and/or its customers that came into his or her knowledge during his or her employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

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(a)(iii)  For purposes of this Agreement, the following definitions apply:  “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer, and which, for clarification, excludes general “know how.”  It is understood that the term “Confidential Information” does not mean and shall not include information which:

(a)                                 is or subsequently becomes publicly available without the breach of any obligation owed to the Employer;

(b)                                 was in Employee’s possession prior to the date of Employee’s employment with the Company or ASFC;

(c)                                  is disclosed with the prior written approval of the Employer; or

(d)                                 is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

“Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(a)(iv) Interpretation.  The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(b)                       Non-Competition.

(i)                                     Employee covenants and agrees that during the term of his or her employment with Employer and for a period of 24 months immediately following the termination of said employment for any reason, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage

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in the business of developing, providing or selling products or services in the United States that are products or services developed, provided or offered by Employer or its subsidiaries and affiliates at the time of the termination of this Agreement (whether such products or services are developed, provided or offered by such other person or entity individually or on an integrated basis with other products or services developed, provided or offered directly by such person or entity or through affiliated persons or entities) unless waived in writing by Employer in its sole discretion. Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates.

(ii)                                  The foregoing clause (i) shall not prevent Employee from accepting employment with or performing services for an enterprise if such enterprise is also engaged in other lines of business and Employee’s services are restricted to services or employment that are not engaged in the activities described in clause (i) above.

(iii)                               During the 24-month period immediately following Employee’s termination from his or her employment with Employer, Employee may submit a written request to Employer outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a determination within ten (10) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant and/or whether or not Employer is willing to waive the requirements of this subsection (b) with respect to such opportunity.  For the avoidance of doubt, the Employer’s determination of what does or does not constitute a breach of the non-competition covenant is not binding upon any court or arbitrator for purposes of any action relating to the enforcement of such covenant.

(c)          Non-Solicitation.  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its subsidiaries and affiliates, Employee agrees that, for a period of 24 months immediately following the termination of his or her employment with Employer, he or she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling services that are offered by Employer, if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation.  For purposes of this Section 7(c), “Customer” means any

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individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, services and with whom Employee had, alone or in conjunction with others, contact with or knowledge of, during the twelve months prior to the termination of his or her employment.  For purposes of this Section 7(c), Employee had contact with or knowledge of a customer if (i) Employee had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Employee obtained or had access to trade secrets or confidential information about the customer as a result of Employee’s association with Employer or its controlled subsidiaries or affiliates.

(d)       Non-Solicitation/Hiring of Employees.  During Employer’s employment of Employee and for a period of 24 months following the termination of Employee’s employment with Employer for any reason, Employee will not solicit for employment or hire, directly or indirectly, any employee of Employer or any of its subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the 24-month period immediately prior to Employee’s termination.  General solicitations or advertisements not specifically targeted at employees of Employer or any of its subsidiaries or affiliates shall not violate this Section 7(d).

8.             Work Made for Hire.  Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Employee within or after normal working hours during the term of this Agreement and relating to the business or activities of Employer or any of its subsidiaries or affiliates, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer.  In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

9.            Property of Employer.  Employee agrees that, upon the termination of Employee’s employment with Employer, Employee will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

10.          Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”).  Certain provisions of this Section 10 modify other provisions of this

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Agreement.  If the terms of this Section 10 conflict with other terms of the Agreement, the terms of this Section 10 control.

(a)           Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)            Accrued Payments at Termination.  Sections 6(a) — (d) of this Agreement require payment of amounts earned but unpaid or accrued at the date of Employee’s termination.  Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements but in no event more than 30 days after Employee’s termination of employment (subject to 10(d)).

(ii)           Expense Reimbursements.  Any payment under Section 5 or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense.  With regard to any provision herein that provides for expense reimbursement or in-kind benefits, except as permitted by Code Section 409A, (a) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year will not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iii)          Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 10(b), (c) and (d) below.

(iv)          No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Employee shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Employee.

(b)           Special Rules for Severance Payments.  In the case of payments in the nature of continuation of payments under Section 4(a) required under Section 6(c) (the “Severance Payments”), the following rules will apply:

(i)             Separate Payments.  Each monthly installment of the Severance Payments shall

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be deemed to be a separate payment for all purposes, including for purposes of Section 409A.

(ii)          Severance Payment Timing Rules.  Each installment of Severance Payments shall be treated as follows for purposes of Section 409A:

(A)       Installments payable during the year of termination and by March 15 of the year following termination shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b)(4);

(B)       Installments payable during the period within six months after termination, to the extent not covered by Section 10(b)(ii)(A), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(C)       To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B), installments payable as Severance Payments shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied in the reverse order of payment of the installments — that is, to the latest installments first); and

(D)       All installments of the Severance Payment not covered by Section 10(b)(ii)(A), (B) and (C) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 10(d).

(c)           Special Rules for Other Payments.  With respect to any bonus amount that might be payable following termination of employment under any plan or arrangement covering Employee as may then be in effect, ), the following rules will apply:

(i)            Separate Payments.  The amount payable thereunder shall each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in any separately identifiable plan or arrangement for purposes of Section 409A).

(ii)           Payment Timing Rules.  Except as specifically provided in Section 6(c) with respect to any pro-rata annual bonus, a payment referenced in Section 10(c)(i) shall be payable as a lump-sum payment within five days after termination of employment if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 10(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 10(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits) and (D), the six-month delay rule in Section 10(d)

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does not apply to the separate payment (except as otherwise provided in Section 10(c)(iii)).  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 10(d), subject to Section 10(c) (iii).  Any delay in payment under the six-month delay rule shall not limit Employee’s rights under this Agreement to not forfeit a specified item of compensation as a result of Employee’s termination.

(d)           Six-Month Delay Rule.

(i)             General Rule.  The six-month delay rule will apply to certain payments and benefits under the Agreement if all of the following conditions are met:

(A)       Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)       The Company’s stock is publicly traded on an established securities market or otherwise.

(C)       The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after Employee’s termination.

(ii)          Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Employee’s separation from service.

(A)       Any delayed payment or benefit shall be paid on the date six months after Employee’s separation from service.

(B)       During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a change in control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — 1.409A-6.

(C)       Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed

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date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)       Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)           Other Provisions.

(i)             Interest on Delayed Payments.  If any payment is delayed by application of the six-month delay rule under Section 10(d) or a delay resulting from the application of Section 10(b)(iii) or 10(c)(iii), interest will accrue on such unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Section 1274(b)(2)(B) of the Internal Revenue Code and in effect at the date the amount would have been paid but for the six-month delay rule hereunder.

(ii)          Good Reason.  The rules governing constructive termination not for cause are intended to qualify such a termination as an “involuntary separation” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(iii)       Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any of Employee’s beneficiaries.

(iv)      No Acceleration.  The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Employee incurring a tax penalty.

(v)         Timing Relating to Release.  Other provisions of this Agreement (including this Section 10) notwithstanding, if Employee is obligated to execute a release, non-competition, or other agreement as a condition to receipt of a payment hereunder, the Company will supply to Employee a form of such release or other document not later than the date of Employee’s termination, which must be returned within the time period required by law (or 21 days if no period is specified by law) and must not be revoked by Employee within the applicable time period in order for Employee to satisfy any such condition.  To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the severance agreement

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spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

(vi)      Definition of Termination of Employment.  For purposes of this Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h).

11.          Remedies.  Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.  Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 9.  The provisions of Sections 4, 5, 6, 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

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13.          Notices.  Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:	[Address 1]
[Address 2]
[Address 3]

To Employer:	Magellan Health, Inc.
4800 N. Scottsdale Road, Ste. #4400
Scottsdale, AZ 85251
Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

14.          Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

15.          Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

16.          Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Arizona.

17.          Binding Effect.  This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives.  This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

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18.          Employer Policies, Regulations, and Guidelines for Employees.  Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees.  These materials are general guidelines for Employee’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.

19.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement. Employee and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

20.          Non-Disparagement.   During the term of this agreement and thereafter, neither party shall knowingly, directly or indirectly, make any disparaging or defamatory remarks or statements (written, oral, electronic, or by any other method) about the other party (including, in the case of the Company, against any of its affiliates and any of their respective officers, directors, employees, shareholders, agents or businesses) in any manner likely to be harmful to the other party or their business reputations or personal reputations. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the applicable party has given the other party prompt written notice of any such legal process and cooperated with such other party’s efforts to seek a protective order.

21.          Purchase Agreement.  In the event that the Purchase Agreement is terminated in accordance with its terms without the consummation of the transactions contemplated thereby, this Agreement shall be null and void ab initio as of the date of such termination.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the     day of May 2016.

MAGELLAN HEALTH, INC.
“Employee”	“Employer”

By:

Name:	Name:

Title:

Exhibit A

FORM OF CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

The following sets forth the Severance Agreement and Release (“Severance Agreement”) between Magellan Health, Inc. (“Magellan” or “Employer”) and [                ] (“Employee”).

In consideration of the following obligations contained herein, the parties agree as follows:

1.                                      Separation Pay. Employee’s employment will terminate on [                     ] (“Termination Date”) in accordance with Section 6(c) of the Employment Agreement between Magellan and Employee executed on [                  ] (the “Employment Agreement”). Magellan will pay Employee separation pay in an amount equal to $[                 ], less all lawful deductions. The separation pay will be paid out in equal installments on a semi-monthly basis beginning on the next regular payday following the later of the Termination Date or the Effective Date (explained in Paragraph 21 below) and according to Magellan’s normal payroll policy and practices for the period [                   ] through [                         ] (the “Severance Period”).

2.                                      Bonus. In accordance with Section 6(c) of the Employment Agreement, Magellan has determined that Employee will not receive a pro-rata bonus for calendar year [           ].

[Or, if Magellan elects to pay a pro-rata bonus:

Bonus. Employee shall be eligible to receive, on a pro-rata basis, a bonus for the [           ] performance year in the amount that Employee would have earned under the terms of Magellan’s [            ] Incentive Compensation Program (“ICP”) if Employee had been employed for the full calendar year determined in accordance with, and subject to the conditions of, Section 6(c) of the Employment Agreement.]

3.                                      Employment Benefits. Through Employee’s Termination Date, Employee will receive all employment benefits for which Employee is eligible pursuant to and in accordance with Employer’s company policies and as required by law. Following Employee’s Termination Date, Employee will receive a payment for all accrued but unused Paid Time Off pursuant to and in accordance with Employer’s company policies, the Employment Agreement, and as required by law.

4.                                      EAP Services. Employee may continue to access Employee Assistance Program services during the Severance Period by calling 1-866-266-2376.

5.                                      COBRA Payments. If Employee elects COBRA coverage, he/she will be required to pay only the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period. Dental and vision coverage under COBRA will be billed at the rate set forth in the Employment Agreement or, if not specified in the Employment Agreement, at 102% of the full COBRA rate. Employer complies with all applicable COBRA continuation health coverage laws.

6.                                      General Release of All Claims. In consideration for the payments described in Paragraph 1 [or “the payments described in Paragraphs 1 and 2” if a bonus is paid] and the other benefits provided for in this Severance Agreement, which are in excess of the compensation and benefits that Employee would normally receive upon his termination from Magellan, Employee hereby releases Magellan from any and all claims, demands, actions, suits, injuries, damages, or liabilities that Employee had, has, or may have against Magellan, known or unknown, from the beginning of time up to the later of the Effective Date of this Severance Agreement or the Termination Date, excepting only those claims, if any, which Employee is prohibited by law from waiving. This release includes, but is not limited to, a release of all claims under the Employment Agreement, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employment Retirement Insurance Security Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Equal Pay Act, and all other federal, state, and local laws related to employment practices or otherwise.

However, notwithstanding the foregoing, nothing in this Severance Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws or California Labor Code section 2802. Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after Employee executes this Severance Agreement are not waived.

Employee also agrees to waive and relinquish all rights and benefits afforded under any applicable federal, state, or local law which provides in substance that a release shall not extend to claims or injuries which are unknown or unsuspected to exist at the time the release is executed.

Magellan expressly denies that it has any liability to Employee, and this Severance Agreement should not be construed as an admission of such liability.

Employee is advised to consult an attorney before signing this Severance Agreement.

For purposes of this Paragraph, Magellan shall include its past and present directors, officers, agents, and employees, as well as its corporate parents, subsidiaries, affiliates, and successors, and their past and present directors, officers, agents, and employees.

7.                                      Promise Not to Sue. In consideration for the payments described in Paragraph 1 [or “the payments described in Paragraphs 1 and 2” if a bonus is paid] and the other benefits provided for in this Severance Agreement, Employee promises not to sue or bring any legal or administrative claim, action, arbitration or proceeding of any kind against Magellan with respect to matters released herein. Employee acknowledges that as of the date of the execution of this Severance Agreement he/she has not instituted any legal or administrative claim, action, arbitration or proceeding of any kind against Magellan.

Nothing in this Severance Agreement shall be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or other comparable federal, state, or local administrative agency or participating in any investigation or proceeding conducted by such administrative agencies or from reporting possible violations of federal law or regulation to

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any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need Magellan’s prior authorization to make any such charges, complaints, reports or disclosures and Employee is not required to notify Magellan that he/she has made such reports or disclosures. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, report or lawsuit filed by Employee or anyone on Employee’s behalf.

For purposes of this Paragraph, Magellan shall include its past and present directors, officers, agents, and employees, as well as its corporate parents, subsidiaries, affiliates, and successors, and their past and present directors, officers, agents, and employees.

8.                                      Non-Disparagement. Employee agrees that he/she will not make any disparaging comments about Magellan or any negative reference to the character, quality, or propriety of Magellan’s personnel or business operations, except as may be required by law, or take other action intended to hamper, impede, or obstruct the successful and continued business operations of Magellan. Employee acknowledges that as of the date of the execution of this Severance Agreement he/she has not made any such disparaging or negative comments or taken any such hampering, impeding, or obstructing action.

For purposes of this Paragraph, Magellan shall include its corporate subsidiaries, affiliates, and successors.

9.                                    Assistance with Magellan Legal Defenses. Employee agrees to fully cooperate with Magellan in its defense of any matter that Employee was involved in during his/her employment and to make himself/herself available to assist in the defense of any such matter as required by Magellan or its counsel, provided that Magellan pays Employee for his/her reasonable expenses and, to the extent that such cooperation is requested after the Severance Period, his/her reasonable hours of service in a prorated amount of Employee’s current verifiable salary or, if not employed, Employee’s prorated last Magellan salary.

10.                               Return of Company Property. Employee agrees that, within two (2) days of the Termination Date, he/she will return to Magellan all property of Magellan that he/she has in his/her possession and any documents, records, or information appearing on any medium which contain things of any nature pertaining to his/her work at Magellan or any of its affiliate or subsidiary corporations in accordance with Section 9 of the Employment Agreement.

11.                               Protection of Confidential Information/Trade Secrets, Non-Competition, and Non-Solicitation. Employee agrees that he/she remains subject to, and that he/she shall comply with, Section 7 of the Employment Agreement during the Severance Period and, to the extent provided for in the Employment Agreement, thereafter. Employee acknowledges that as of the date of execution of this Severance Agreement he/she has not violated any term of Section 7 of the Employment Agreement.

12.                               Job References. Magellan’s corporate policy requires that all job references regarding current or former employees of Magellan be neutral in nature. The only job references provided to

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current or former employees, prospective employers, or any other third parties regarding a current or former employee are limited to the employee’s dates of employment and the positions held. Any agent or employee of Magellan who provides a job reference that is not limited to the employee’s dates of employment and positions held does so in his or her individual capacity and is acting outside the scope of his or her authority and responsibilities.

13.                               Confidentiality. The parties agree that Magellan desires to keep this Severance Agreement confidential. Employee agrees that he/she will not publicize, discuss, or reveal the existence of this Severance Agreement or its terms to anyone not a party to the Agreement, other than his/her spouse (if any) or his/her personal medical, legal, and financial advisors, or unless required by court order. The persons that Employee is prohibited from disclosing the existence or terms of this Severance Agreement include, but are not limited to, the news media and any current or former Magellan employees.

14.                               Compensation/Benefits Non-Transferable. Employee agrees that the Severance Agreement compensation and benefits are nontransferable and will immediately terminate in the event of his/her death.

15.                               Obligations Conditioned upon Performance. The obligations of any party to perform any of the promises of this Severance Agreement shall be conditioned upon the performance by all of the parties of their respective obligations hereunder and under the Employment Agreement.

16.                               Entire Agreement. The provisions included in this Severance Agreement constitute the entire agreement between Employee and Magellan and supersede any other existing agreement(s) between Employee and Magellan and/or its current and past affiliate or subsidiary companies with respect to its subject matter, excluding only the Employment Agreement, any other fully executed Non-Compete/Non-Solicit and Confidentiality Agreement and/or Employment Agreement that Employee has with Magellan, and any agreement between Magellan and Employee relating to the grant of stock options or restricted stock units to Employee, the terms of which shall remain in effect notwithstanding the existence of this Severance Agreement. In the event of a conflict between the terms of this Severance Agreement and any of the excluded agreements referenced in the prior sentence, the terms of this Severance Agreement shall govern. No other subsequent agreement shall have any force or effect unless it is reduced to writing and signed by both parties.

17.                               Governing Law. This Severance Agreement shall be construed in accordance with and governed by the laws of the State of                 .

18.                               Successors and Assigns. Employee agrees that this Severance Agreement binding upon him/her and his/her successors, assigns, heirs, executors, administrators, and legal representatives.

19.                               Severability. Should any provision of this Severance Agreement other than Paragraphs 6 and 7 be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or

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provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Severance Agreement. If Paragraph 6 and/or Paragraph 7 of this Severance Agreement are declared or determined to be illegal, invalid or unenforceable, in whole or in part, the parties agree to replace the invalid or unenforceable portion through good faith negotiations with valid and enforceable provisions consistent with the intent of Paragraphs 6 and 7.

20.                               Voluntary Agreement/Review Period. If Employee is or will be at least forty years old on the Termination Date, Employee understands and agrees that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 he/she has been given twenty-one (21) days to review and consider this Severance Agreement. Employee will then have seven (7) days following his/her signing of the Severance Agreement to revoke it, in which case the Severance Agreement will not be effective and Employee will not be entitled to receive the payments and other benefits described in this Severance Agreement, including without limitation the payments described in Paragraph 1 [or “the payments described in Paragraphs 1 and 2” if a bonus is paid]. Employee understands that he/she will not receive any payment under the Severance Agreement until the revocation period has passed. Employee must submit notice of revocation in writing to Nicole Amling, VP Human Resources, at naamling@magellanhealth.com, delivered on or before the expiration of the revocation period.

If Employee is or will be thirty-nine years old or younger on the Termination Date, Employee has been given ten (10) days to review and consider this Severance Agreement. If Employee is or will be thirty-nine years old or younger on the Termination Date, he/she has no revocation period.

Magellan has advised and hereby advises in writing Employee to discuss the Severance Agreement with an attorney. By signing the Severance Agreement, Employee acknowledges that he/she is relying upon his/her own judgment and the advice of his/her attorney and not on any recommendations or representations of Magellan, its counsel, or other representatives. Employee may sign and return the Severance Agreement sooner than the given consideration period if he/she would like, thereby waiving the consideration period.

21.                               Effective Date. The “Effective Date” of date of this Severance Agreement shall be determined as follows:

If Employee is or will be at least forty years old on the Termination Date, the Effective Date of this Severance Agreement shall be the eighth day following execution of this Severance Agreement by Employee, provided that Employee has not revoked the Severance Agreement as described in paragraph 20, above.

If Employee is or will be thirty-nine years old or younger on the Termination Date, the Effective Date of this Severance Agreement shall be the date that Employee signs the Severance Agreement.

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THIS IS A GENERAL RELEASE — READ BEFORE SIGNING

I AGREE THAT I HAVE READ THE SEVERANCE AGREEMENT AND INCORPORATED RELEASE, HAVE HAD SUFFICIENT TIME TO REVIEW CAREFULLY THE CONTENTS THEREOF, UNDERSTAND THE CONTENTS THEREOF, HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE IT REVIEWED BY MY OWN COUNSEL, FREELY AND VOLUNTARILY ASSENT TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGN THE SAME AS MY OWN FREE ACT.

	[Employee Name]	Witness

Date		Date

MAGELLAN HEALTH, INC.

By:

Date

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Exhibit 7.2(g)(ii)

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is made and entered into by and between [•], an individual (“Seller”)(1), and Magellan Health, Inc., a Delaware corporation, on behalf of itself and its present and future subsidiaries and affiliates (collectively referred to herein as “Magellan”).

WHEREAS, reference is made to that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Magellan, Magellan Healthcare, Inc., a Delaware corporation (“Purchaser”), Armed Forces Services Corporation, a Virginia corporation (“AFSC”) and the sellers party thereto, pursuant to which Purchaser will purchase all of the outstanding shares of capital stock of AFSC from the sellers (the “Sale”), with the result that AFSC will become a wholly-owned subsidiary of Purchaser;

WHEREAS, Seller is a Seller under the Purchase Agreement;

WHEREAS, Seller has detailed knowledge of competitively sensitive and important confidential information and trade secrets of AFSC and its business, including information regarding AFSC’s plans and relationships with its customers, suppliers and others, and has obtained and may in the future obtain similar information and trade secrets concerning Magellan’s businesses; and

WHEREAS, Seller further recognizes Magellan’s interests in protecting, among other things, Magellan’s relationships with its employees, customers, suppliers and others, and the goodwill associated with its ongoing business;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.             Protection of Confidential Information/Non-Competition/Non-Solicitation.

Seller covenants and agrees as follows:

(a)(i)    Confidential Information:  From and after the closing of the transactions contemplated by the Purchase Agreement (the “Sale Closing”), Seller agrees not to use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than after receipt of the prior written consent of Magellan, any Confidential Information of AFSC or Magellan that is known by Seller as of the Sale Closing or subsequently comes into his or her knowledge.  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Seller, and that may be utilized by the public without any direct or indirect obligation to Magellan, but the termination of

(1) Note to Draft: To be signed by all Sellers, except Sarah Kim.

the obligation for non use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge.  The above will be without prejudice to any additional rights or remedies of Magellan under any state or federal law regarding the protection of trade secrets or other information.

(a)(ii)   Trade Secrets.  Seller shall hold in confidence all Trade Secrets of AFSC or Magellan, that are known by Seller as of the Sale Closing or subsequently come into his or her knowledge and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Magellan, for as long as the information remains a Trade Secret.

(a)(iii)  For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any data or information, other than Trade Secrets, that is valuable to AFSC or Magellan and not generally known to the public or to competitors of AFSC or Magellan.  It is understood that the term “Confidential Information” does not mean and shall not include information which:

(a)                       is or subsequently becomes publicly available, except by reason of a breach of Seller’s obligation under this Agreement;

(b)                       is or becomes subsequently known to Seller without, to the knowledge of Seller, the breach of any obligation owed to Magellan;

(c)                        is disclosed with the prior written approval of Magellan; or

(d)                       is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, Seller shall promptly notify Magellan and shall provide Magellan with an opportunity (if then available) to contest, at Magellan’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

“Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(a)(iv) Interpretation.  The restrictions stated in paragraphs 1(a)(i) and 1(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information

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under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Magellan’s right under applicable state law to protect its trade secrets and confidential information.  The foregoing restrictions will not be interpreted to prohibit the use of Confidential Information or Trade Secrets in connection with Seller asserting or defending Seller’s rights in connection with a bona fide dispute under the Purchase Agreement or this Agreement.

(b)       Non-Competition.

(i)                                     Seller covenants and agrees that during the period of four (4) years following the Sale Closing (the “Term”), he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in a business that competes with the federal contracting business conducted by AFSC as of the Sale Closing and the business planned to be conducted by AFSC as of such time to the extent reflected in AFSC’s pipeline of active business prospects (the “Competing Business”) unless waived in writing by Magellan in its sole discretion.  Seller recognizes that the foregoing restriction is reasonable and necessary to protect the interest of Magellan.

(ii)                                  During the Term, Seller may submit a written request to Magellan outlining a proposed employment or other business opportunity that Seller is considering. Magellan will review such request, and make a determination within ten (10) business days following receipt of such request, in its view, as to whether the opportunity would constitute a breach of the foregoing non-competition covenant.

(c)       Non-Solicitation.  To protect the goodwill of Magellan or the customers of Magellan, Seller agrees that during the Term, he or she will not, without the prior written permission of Magellan, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer for purposes of providing or selling products or services that are a Competing Business, if Magellan is then still engaged in the sale or provision of such products or services at the time of the solicitation.  For purposes of this Section 1(c), “Customer” means any individual or entity to whom AFSC or Magellan had provided, or contracted to provide, services and with whom Seller had, alone or in conjunction with others, contact with or knowledge of.  For purposes of this section, Seller had contact with or knowledge of a Customer if (i) Seller had business dealings with the customer on behalf of AFSC or Magellan; (ii) Seller was responsible for supervising or coordinating the dealings between the customer and AFSC or Magellan or; (iii) Seller obtained or had access to trade secrets or confidential information about the Customer as a result of Seller’s association with AFSC or Magellan.

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(d)       Non-Solicitation/Hiring of Employees.  During the Term, Seller agrees that he or she will not, without the prior written permission of Magellan, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit for employment or hire any employee of AFSC or Magellan during the Term.

2.            Remedies.  An actual or threatened violation by Seller of the covenants and obligations set forth in Section 1 will cause irreparable harm to Magellan and that the remedy at law for any such violation will be inadequate. Seller agrees, therefore, that Magellan will be entitled to equitable relief against Seller in connection with enforcement of the covenants and obligations set forth in Section 1.

3.             Notices.  Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Seller:	c/o Armed Forces Services Corporation
2800 S. Shirlington Road, #350
Arlington, VA 22206
Attention: [•]
Email: [•]

To Magellan:	Magellan Health, Inc.
4800 N. Scottsdale Road, Ste. #4400
Scottsdale, AZ 85251
Attention: General Counsel
Facsimile: (860) 507-1990
Email: DNGregoire@magellanhealth.com

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission or email, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

4.             Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

5.             Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full

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force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

6.             Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of New York.

7.            Binding Effect.  This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives.  This Agreement may not be assigned by Seller to any other person or entity but may be assigned by Magellan to any subsidiary or affiliate of Magellan or to any successor to or transferee of all, or any part, of the stock or assets of Magellan.

8.             Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Seller or Magellan to enter into this Agreement, which are not expressly set forth within this Agreement. Seller and Magellan acknowledge and agree that Magellan’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

9.             Purchase Agreement.  Notwithstanding anything herein to the contrary, this Agreement and the rights and obligations hereunder, shall be effective subject to and as of the Sale Closing.  In the event that the Purchase Agreement is terminated in accordance with its terms without the consummation of the transactions contemplated thereby, this Agreement shall be null and void ab initio as of the date of such termination.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the        day of May 2016.

MAGELLAN HEALTH, INC.
“Seller”	“Magellan”

By:
Name: [•]
Name:

Title:

Exhibit 7.2(g)(iii)

FORM OF SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of [•], 2016 (this “Agreement”), by and between [•], an individual (“Purchaser”)(1), and Magellan Health, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company, Magellan Healthcare, Inc., a Delaware corporation (“Buyer”), Armed Forces Services Corporation, a Virginia corporation (“AFSC”), the sellers party thereto (including Purchaser) (collectively, the “Sellers”), and [•], in its capacity as the seller representative, Buyer will purchase all of the outstanding shares of capital stock of the Company from the Sellers (the “Sale”), with the result that Purchaser will become a wholly-owned Subsidiary of Buyer; and

WHEREAS, Purchaser desires to subscribe and purchase, and the Company desires to sell to Purchaser, in connection with the consummation of the Sale, [•] shares (the “Restricted Shares”) of ordinary common stock, par value $0.01 per share, of the Company (the “Common Stock”) having a Fair Market Value (as hereinafter defined) equal to the amount set forth on Exhibit A attached hereto;

NOW, THEREFORE, in consideration of the representations, warranties and covenants, and subject to the conditions, contained in this Agreement, and intending to be legally bound thereby, the parties hereto hereby agree as follows:

1.         Definitions.

(a)           “Cause” shall mean:

(A)	Purchaser is convicted of (or pleads guilty or nolo contendere to) a felony or a misdemeanor involving moral turpitude;

(B)

Purchaser’s commission of an act of fraud or dishonesty involving Purchaser’s duties on behalf of the Company; provided, however, that the Company will give Purchaser written notice of the acts committed by Purchaser which the Company believes constitutes an act of fraud or dishonesty involving Purchaser’s duties on behalf of the Company.  The Company will then give Purchaser the opportunity to meet with Purchaser’s immediate

(1) NTD: Parties to enter into subscription agreements: Geoffrey J. Deutsch, TCB Trust dated September 1, 2015, and Sarah H. Kim.

supervisor(s) to respond to the allegations and explain Purchaser’s position, if any, why such allegations are false or unwarranted.  Purchaser’s termination pursuant to this clause (B) will only be effective after the conclusion of such meeting and the Company specifying in writing the acts that Purchaser committed for which the Company is terminating the employment of Purchaser;

(C)

Purchaser’s failure or refusal to perform duties reasonably assigned to Company (other than any such failure resulting from incapacity due to physical or mental illness) or other material breach of any material term of any written employment agreement at the time in effect between the Company and Purchaser (as applicable, the “Employment Agreement”); provided, that to the extent such failure, refusal or breach may be cured, Purchaser shall have failed to cure such deficiency within ten (10) days of a written notice of such deficiency by the Company (or, if such default is of a nature that cannot be cured by Purchaser within such ten (10) day period, Purchaser’s failure to cure such deficiency within a reasonable period, but in no event more than thirty (30) days from such written notice by the Company); or

(D)

Purchaser’s material failure or refusal to abide by Company’s policies, rules, procedures or directives which are provided to Purchaser in writing, including any material violation of the Company’s Code of Ethics (as then in effect); provided, that to the extent such failure, refusal or violation may be cured, Purchaser shall have failed to cure such deficiency within ten (10) days of a written notice of such deficiency by the Company (or, if such default is of a nature that cannot be cured by Purchaser within such ten (10) day period, Purchaser’s failure to cure such deficiency within a reasonable period, but in no event more than thirty (30) days from such written notice by the Company).

(b)           “Fair Market Value” shall mean with respect to the Restricted Shares the average of the closing trading prices (as reported) on The Nasdaq Stock Market of the shares of Common Stock of the Company over the five (5) trading days ended on (i) the trading day immediately preceding the date hereof (such average being $[•]) or (ii) the date of the Offer specified in Section 4(d).

(c)           “Good Reason” shall mean:

(A)	notification to Purchaser that Purchaser’s position with the Company will be relocated to an office which is greater

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than twenty-five (25) miles from Purchaser’s prior office location;

(B)

a reduction in Purchaser’s base salary (to the extent applicable, to an amount below the “base salary” amount identified in the Employment Agreement or a reduction of Purchaser’s target bonus opportunity to any amount less than the target bonus opportunity identified in the Employment Agreement);

(C)	material diminution in Purchaser’s title, authority, duties or responsibilities; or

(D)	any other breach by the Company of any material term under the Employment Agreement;

provided, that, in each such case, Purchaser provides notice to the Company within ninety (90) days that such event or condition constituting Good Reason has arisen, and such event or condition continues uncured for a period of more than thirty (30) days  after Purchaser gives notice thereof to the Company.

(d)           “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(e)           “Transfer” shall mean, with respect to any Restricted Shares, any sale, assignment, alienation, conveyance, gift, pledge, lien, encumbrance, bequest by will or under intestacy laws or by operation of law or other transfer, with or without consideration, of all or part of such Restricted Shares, or of any beneficial interest therein, now or hereafter owned by Purchaser, including by execution, attachments, levy or similar process.

2.         Sale and Purchase of the Restricted Shares. At the Closing referred to in Section 3(a) below, subject to the terms and conditions set forth herein, the Company shall sell to Purchaser, and Purchaser shall purchase from the Company, the Restricted Shares and Purchaser shall pay to the Company the amount set forth on Exhibit A (the “Purchase Price”).

3.         The Closing.

(a)           The closing of the purchase and sale of the Restricted Shares (the “Closing”) shall occur immediately after the closing provided for by the Purchase Agreement (the “Sale Closing”).  The date on which the Sale Closing and the Closing take place is referred to herein as the “Closing Date.”

(b)           At the Closing, the Company shall deliver to Purchaser certificates representing the Restricted Shares, bearing a legend as hereinafter provided, upon payment of the Purchase Price by wire transfer of immediately available funds to such account as shall be designated in writing by the Company to Purchaser prior to the Closing or by other means

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reasonably acceptable to the Company.  Payment of the Purchase Price shall be made in U.S. dollars.

4.         Vesting of Restricted Shares; Restrictions on Transfer.

(a)           Vesting of Restricted Shares.  One hundred percent of the Restricted Shares (the “Unvested Shares”) shall vest based on the passage of time, with (x) one-half (1/2) vesting on the twelve (12) month anniversary of the Closing Date (as defined in the Purchase Agreement) and (y) one-half (1/2) vesting on the twenty-four (24) month anniversary of the Closing Date.  In addition to the time-based vesting schedule set forth in the preceding sentence, all Unvested Shares shall immediately vest upon the earliest to occur of the date upon which (i) Purchaser dies, (ii) Purchaser’s employment with the Company is terminated by reason of his becoming “Disabled” (as defined in the form of employment agreement referred to in Section 7.2 of the Purchase Agreement), (iii) Purchaser’s employment with the Company is terminated by the Company without Cause (including by reason of the Company’s (or the Company’s Affiliate) failure to renew the terms of any employment agreement to which Purchaser is a party) or (iv) Purchaser’s employment with the Company is terminated by Purchaser for Good Reason (as defined herein) (provided that Purchaser’s service with the Company has not previously terminated after the date hereof for any other reason).  Upon each such time as Unvested Shares vest pursuant to the preceding sentences, such shares shall from and after such time be referred to as “Vested Shares”.  If Purchaser’s employment with the Company (or an Affiliate (as defined in the Purchase Agreement) of the Company) is terminated by Purchaser without Good Reason (including by reason of Purchaser’s failure to renew the terms of any employment agreement to which Purchaser is a party with the Company or any of its Affiliates) or terminated by the Company for Cause, in each case, before any portion of the Unvested Shares has vested pursuant to this Section 4(a), then Purchaser shall immediately as of such time forfeit such Unvested Shares to the Company and shall deliver any certificates representing such forfeited shares, endorsed for transfer, to the Company for no consideration.

(b)           Transfers Generally Prohibited.  Without the prior written consent of the Company (executed by an executive officer thereof), no Transfer of any of the Unvested Shares shall be permitted.  Vested Shares may be Transferred subject to the Company’s rights in subsection (d) below.

(c)           Certain Transfers Permitted.  Notwithstanding the foregoing provisions of this Section 4, the Restricted Shares may be Transferred (i) in the event of Purchaser’s death, by will or the laws of descent and distribution or by a written beneficiary designation accepted by the Company, (ii) by operation of law in connection with a merger, consolidation, recapitalization, reclassification or exchange of shares of Common Stock, reorganization or similar transaction involving the Company and affecting the Common Stock generally or (iii) with the approval of the Company, to a member of Purchaser’s family, or a trust primarily for the benefit of Purchaser and/or one or more members of Purchaser’s family, or to a corporation, partnership or other entity primarily for the benefit of Purchaser and/or one or more such family members and/or trusts or (iv) with the approval of the Company, in another estate or personal financial planning transaction; provided, however, that in any such case the Restricted Shares so Transferred shall remain subject in the hands of the Transferee to the restrictions on Transfer provided hereby and all other terms hereof, including those relating to vesting, if applicable.

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(d)          Right of First Refusal.

(i)           If following the time Restricted Shares vest hereunder, Purchaser desires to Transfer all or any portion of the Vested Shares, other than pursuant to the provisions of subsection (c) above (the “Offered Shares”), then Purchaser shall first furnish a written notice of such proposed Transfer to the Company setting forth the terms of the proposed Transfer, including the amount and type of consideration to be paid by the proposed transferee (the “Transferee”), the terms and conditions of the proposed Transfer and the name of the Transferee.  Such written notice will be deemed to be an offer to sell the Offered Shares to the Company (the “Offer”) for an amount equal to the Fair Market Value of the Offered Shares.

(ii)          The Company may elect to purchase all or some of the Offered Shares by providing written notice to Purchaser of its election to purchase within thirty (30) days after receipt of the Offer (the “Notice Period”).  If the Company timely exercises its option to purchase the Offered Shares, Purchaser shall sell the Offered Shares elected to be purchased to the Company, and the Company shall purchase the Offered Shares elected to be purchased and pay to Purchaser an amount in cash equal to the Fair Market Value of the Offered Shares elected to be purchased at a closing to be held no later than sixty (60) days after the Company’s receipt of the Offer.

(iii)         If the Company fails to exercise its option to purchase all of the Offered Shares, then Purchaser shall have ninety (90) days after the expiration of the Notice Period or the date upon which the Company notifies Purchaser that it will not be purchasing the Offered Shares to sell the Offered Shares not so elected to be purchased to the Transferee on the terms and conditions specified in the Offer.  If Purchaser does not consummate the sale of such Offered Shares within such ninety (90)-day period, then Purchaser may not thereafter Transfer any of the Restricted Shares without again complying with this Section 4(d).

(e)           Legend.  Purchaser acknowledges that the Company may legend any certificates representing the Restricted Shares (or other shares or securities distributed in respect thereof) with a legend in the form set forth as Exhibit B and enter appropriate stop-transfer instructions with any transfer agent or registrar, as may reasonably be determined by the Company to be appropriate to effectuate the provisions of this Section 4, including any applicable federal or state securities law.

(f)            Securities Act Restrictions on Resale of Restricted Shares.  Purchaser acknowledges that the issuance of the Restricted Shares to Purchaser pursuant to this Agreement has not been registered under the Securities Act or any U.S. state law in reliance upon an exemption from such registration and that the Restricted Shares may not be sold or otherwise Transferred absent registration of such transaction or the availability of an exemption from registration thereunder and, if requested by the Company, the delivery to the Company of an opinion of counsel in form and substance reasonably acceptable to the Company as to the availability of an exemption from registration thereunder.

(g)           Fiduciary and Securities Law Restrictions.  Purchaser acknowledges that, as an employee, officer and/or manager or director of AFSC (or the Company or another of its Affiliates), Purchaser may be subject to restrictions on his ability to sell or otherwise Transfer Restricted Shares by reason of being a fiduciary for the Company or

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by reason of federal or state securities laws and/or the policies regarding transactions in securities of the Company from time to time adopted by the Company and applicable to Purchaser.  Nothing contained herein shall relieve Purchaser of any restrictions on Transfer of Restricted Shares provided thereby and any other restrictions of Transfer of Restricted Shares provided herein shall be in addition to and not in lieu of any other restrictions provided thereby.

5.         Representations and Warranties of the Company.  The Company hereby represents and warrants to Purchaser as follows:

(a)           Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)           Authorization.  The Restricted Shares to be issued pursuant hereto have been duly authorized and, when issued and delivered in consideration of the payment of the Purchase Price, will be validly issued, fully paid and non-assessable and, except as otherwise expressly provided herein, are entitled to all of the rights and privileges of validly issued and outstanding shares of the Company’s Common Stock.  The Company has full corporate power and authority to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party and to perform its obligations hereunder and thereunder, and this Agreement and all such other agreements and instruments have been duly authorized, executed and delivered by the Company and, assuming the due execution and delivery of this Agreement and all other agreements and instruments contemplated hereby to which the Company is a party, by the other parties hereof and thereof, are valid, binding and enforceable against the Company in accordance with their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(c)           Compliance with Law and Other Obligations.  The execution, delivery and performance of this Agreement by the Company, and the fulfillment of and compliance with the terms hereof by the Company, do not and will not (i) violate any statute, law, ordinance, rule, regulation or order of any court or governmental authority or any judgment, order or decree (U.S. federal, state or local or foreign) applicable to the Company, (ii) violate any requirements of any material obligation of the Company, (iii) result in or constitute (with or without the giving of notice, lapse of time or both) any default or event of default under any material obligation of the Company, or give rise to a right of termination of, or accelerate the performance required by, any terms of any such material obligation.

6.         Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Company that:

(a)           Authorization and Enforceability.  Purchaser has full right, capacity and power to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to which Purchaser is a party, and to perform his obligations hereunder and thereunder.  This Agreement and all other agreements and instruments

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contemplated hereby to which Purchaser is a party have been duly executed and delivered by or on behalf of such Purchaser and, assuming due execution by other parties, constitute legal, valid and binding agreements, enforceable against Purchaser in accordance with their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b)           Compliance with Law and Other Obligations.  The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Purchaser is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and will not (i) violate any statute, law ordinance, rule, regulation or order of any court or governmental authority or any judgment, order or decree (U.S. federal, state or local or foreign) applicable to Purchaser, (ii) violate any requirements of any material obligation of Purchaser, or (ii) result in or constitute (with or without the giving of notice, lapse of time or both) any default or event of default under any material obligation of Purchaser, or give rise to a right of termination of, or accelerate the performance required by, any terms of any such material obligation.

(c)           Investment Intent; Accredited Investor Status; Sufficiency of Information.  The Restricted Shares to be received by Purchaser will be acquired by Purchaser for investment only for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities laws.  Purchaser has no current intention of selling, granting any participation in or otherwise distributing the Restricted Shares in violation of applicable U.S. federal or state or foreign securities laws.  Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant any participation to such person or entity, or to any third person or entity, with respect to any of the Restricted Shares, in each case, in violation of applicable U.S. federal or state or foreign securities laws.  Purchaser is one of the following and therefore an “accredited investor,” as such term is defined in Rule 501 of the Securities Act:  (i) a person whose individual net worth, or joint net worth with their spouse, at the time of purchasing the Restricted Shares exceeds $1,000,000 or (ii) a person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with their spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.  Purchaser, alone or together with his advisors, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of investing in the Restricted Shares pursuant hereto.  In deciding to invest in the Restricted Shares Purchaser has relied upon independent investigations made by Purchaser and, to the extent believed by Purchaser to be appropriate, Purchaser’s representatives, including Purchaser’s own professional, tax and other advisors, and is making an independent decision to invest in the Shares.  Purchaser has been furnished with such documents, materials and information as Purchaser deems necessary or appropriate for evaluating an investment in the Restricted Shares, and Purchaser has considered such documents, materials and information and understands and has evaluated the types of risks involved in a purchase of the Restricted Shares.  Purchaser has had, prior to his purchase of the Restricted Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the transactions contemplated by this Agreement and Purchaser’s investment in the Restricted Shares and to obtain additional information necessary to verify the

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accuracy of any information furnished to him or her or to which he or she had access.  Purchaser has not relied upon any representations or other information (whether oral or written) from the Company or its respective stockholders, directors, officers or Affiliates, or from any other person or entity, in connection with his investment in the Restricted Shares, except for the representations explicitly included herein.  Purchaser acknowledges that the Company has not given any assurances with respect to the tax consequences of Purchaser’s acquisition, ownership and disposition of the Restricted Shares.

7.         Conditions to Obligations of the Company and Purchaser.

(a)           Upon a termination of the Purchase Agreement in accordance with its terms before consummation of the Sale Closing, this Agreement shall automatically terminate, and be of no further force or effect.

(b)           Purchaser hereby agrees to make, as of the Closing, an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (a “Section 83(b) Election”) with respect to the Restricted Shares, and Purchaser hereby authorizes the Company to timely file such election with the Internal Revenue Service on Purchaser’s behalf.  The form for making the Section 83(b) Election is attached hereto as Exhibit C.  The Company and Purchaser shall each be provided a copy of the Section 83(b) Election.

8.         Additional Shares.  In the event that the Company issues any additional shares of its capital stock or other securities in exchange for or with respect to Restricted Shares at a time when such Restricted Shares are not Transferable in accordance with Section 4(b), whether by way of a stock dividend, stock split, recapitalization, or other transaction, the new or additional shares held by or issuable to Purchaser as a result thereof shall be treated as “Restricted Shares” for the purposes of this Agreement and shall be subject to the same restrictions and other terms (including terms of forfeiture) of this Agreement as are applicable to the initial Restricted Shares.

9.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)).

10.       No Waiver, Modifications in Writing.  This Agreement and any exhibits, schedules or other documents referred to herein or therein, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements, term sheets, presentations and communications, whether oral or written, with respect to the specific subject matter hereof.  No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof; provided that notice of any such waiver shall be given to each party hereto as set forth below.  Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and Purchaser.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any

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provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

11.       Binding Effect; Assignment.  The rights and obligations of each party under this Agreement may not be assigned to any other person or entity.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any person or entity other than the parties to this Agreement, and their respective successors and assigns.  This Agreement shall be binding upon the Company, Purchaser and its respective heirs, successors, legal representatives and permitted assigns.

12.       Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.       Injunctive Relief.  Each of the parties to this Agreement hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law.  Each of the parties therefore agrees that, in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement.  By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

14.       Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given, made, served or delivered if delivered personally, sent by facsimile (receipt of which is confirmed), sent by electronic mail or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company, to:

Magellan Health, Inc.

4800 N. Scottsdale Road, Ste. #4400

Scottsdale, Arizona 85251

Attention:  Daniel Gregoire, General Counsel

Facsimile:  (860) 507-1990

Email: DNGregoire@magellanhealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Raymond O. Gietz, Esq.

Facsimile:  (212) 310-8007

Email: raymond.gietz@weil.com

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If to Purchaser, to:

[•]

Attention:  [•]

Facsimile:  [•]

Email:  [•]

with a copy (which shall not constitute notice) to:

[•]

Attention:  [•]

Facsimile:  [•]

Email:  [•]

or, in each case, such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

15.       Exhibits and Descriptive Headings.  All Exhibits to this Agreement shall be deemed to be a part of this Agreement.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles, policies or provisions thereof or of any other jurisdiction concerning conflict or choice of laws.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement on the date first written above.

THE COMPANY:

MAGELLAN HEALTH, INC.

By:
Name:
Title:

PURCHASER:

Name:

EXHIBIT A

Purchaser	Price (US$)	Number of Restricted Shares

EXHIBIT B

Restricted Share Legend

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS SUCH PLEDGE, SALE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE SECURITIES LAWS.

THIS SECURITY AND TRANSFER THEREOF IS SUBJECT TO THE PROVISIONS OF AND THE RESTRICTIONS UNDER THAT CERTAIN SUBSCRIPTION AGREEMENT, DATED AS OF [•], 2016, BY AND BETWEEN THE PURCHASER OF THIS SECURITY AND MAGELLAN HEALTH, INC. (THE “AGREEMENT”), WHICH IN PART RESTRICTS THE TRANSFER OF THIS SECURITY IN THE MANNER SET FORTH IN THE AGREEMENT. SUCH PROVISIONS INCLUDE, WITHOUT LIMITATION, SECTION 4 OF THE AGREEMENT (INCLUDING IN PARTICULAR SECTION 4(D) (RIGHT OF FIRST REFUSAL)), ALL OF WHICH IS INCORPORATED HEREIN BY REFERENCE.

EXHIBIT C

Election to Include

Property in Gross Income

Pursuant to §83(b) of the

United States Internal Revenue Code

On [   ], 2016, the undersigned (the “Taxpayer”) acquired shares of ordinary common stock, par value $0.01 per share (the “Property”) of Magellan Health, Inc., a Delaware corporation (the “Company”).  The Property is subject to certain restrictions pursuant to the Subscription Agreement by and between the Taxpayer and the Company, dated as of [   ], 2016.

Pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended and Treasury Regulation § 1.83-2 promulgated thereunder, the Taxpayer hereby makes an election, with respect to the Property, to report as taxable income for calendar year 2016 the excess, if any, of the Property’s fair market value on [   ], 2016 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1.             The name, address and taxpayer identification number of the Taxpayer:

Name:

Address:

Taxpayer I.D. No.:

2.             A description of the Property with respect to which the election is being made:

[    ] shares of ordinary common stock, par value $0.01 per share of the Company.

3.            The date on which the Property was transferred and the taxable year for which such election is made:

[   ], 2016, and calendar year 2016.

4.            The nature of the restriction(s) to which the Property is subject:

The Property is subject to transfer restrictions.  In addition, the property is subject to forfeiture restrictions that lapse only if the Taxpayer remains employed by the Company through the twelve (12) month and twenty-four (24) month anniversaries of [   ], 2016, or if the Taxpayer dies, is terminated by reason of becoming disabled, is terminated by the Company without cause or resigns under certain circumstances.

5.            Fair market value at the time of transfer:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the Property was $[    ].

6.             Amount paid for the Property:

The amount paid by the Taxpayer for the Property was $[    ].

7.             Amount to include in gross income:

The amount to include in gross income is $0.

8.             Furnishing statement to the Company:

A copy of this statement has been furnished to the Company.

This election must be filed with the Internal Revenue Service Center with which Taxpayer files Taxpayer’s federal income tax returns and must be made within thirty (30) days after the date of grant.  This filing should be made by registered or certified mail, return receipt requested.  The Taxpayer should retain two (2) additional copies of the completed form for filing with Federal and state tax returns for the Taxpayer’s current tax year and one (1) additional copy for the Taxpayer’s records.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Taxpayer executes this Election to Include Property in Gross Income Pursuant to § 83(b) of the United States Internal Revenue Code of 1986, as amended, as of the      day of                      , 2016.

[Name]

Exhibit 7.2(i)

RESIGNATION AND RELEASE OF CLAIMS AGREEMENT

This Resignation and Release of Claims Agreement (this “Agreement”) is made as of [•], 2016, by and between [•](1) (“Releasing Party”) and Armed Forces Services Corporation, a Virginia corporation (“Company”).  In this Agreement, Releasing Party and Company are referred to as the “Parties” and each a “Party.”

Recitals

A.           Reference is made to that certain Share Purchase Agreement dated as of [•], 2016 (the “Purchase Agreement”), by and among Magellan Health, Inc., a Delaware corporation (“Magellan”), Magellan Healthcare, Inc., a Delaware corporation (“Purchaser”), Company and the holders of shares set forth on the signature pages thereto, pursuant to which Purchaser will purchase all of the issued and outstanding shares of capital stock of Company from the sellers party thereto, including Releasing Party (the “Transaction”).

B.            Nothing contained in this Agreement, and no act taken pursuant to it, will constitute an admission by Company of any liability to Releasing Party.

C.            The Parties acknowledge and represent that they are fully competent to enter into this Agreement, that they have had a reasonable amount of time in which to consider this Agreement before executing it, that they have had the opportunity to consult with an attorney about its terms and effect, and that they enter into this Agreement knowingly and voluntarily.

D.            To induce Magellan and Purchaser to execute, and consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby covenants and agrees as follows:

Terms

1.             Resignation. Releasing Party hereby resigns his/her position as [office] [and as a member of the board of directors] of the Company with effect as of the Closing as defined in the Purchase Agreement.

2.             Payment.

Fees and Expenses.  Releasing Party acknowledges that Releasing Party has received, among other things: (1) payment for any and all director fees and/or other monies owed to Releasing Party as of the date of execution of this Agreement and (2) reimbursement for all expenses incurred by Releasing Party as a director as of the date of execution of this Agreement.

(1) Note to Draft: Each requested director and officer to be party to a standalone release. Conforming changes to be made as between an officer or a director.

3.             Release of Claims.

General Release of All Claims Against Released Parties.  Releasing Party on behalf of Releasing Party and on behalf of Releasing Party’s marital community, if any, agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily releases and discharges forever Company and its respective parent, subsidiary or affiliate entities (including, for the avoidance of doubt, Magellan and its subsidiaries and controlled affiliates); its respective, directors, managers, members, officers, agents, and employees; its respective predecessors; and all of its respective attorneys, accountants, insurers, agents, successors and assigns (collectively, the “Released Parties”) from any and all debts, liabilities and obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) and any claims relating thereto (including any claim to attorneys’ fees and costs) (“Claims”); provided, however, that this release shall be effective as of, and conditioned upon the occurrence of, the consummation of the Transaction and does not extend to: (1) any Claim based on conduct occurring after the Parties execute this Agreement, (2) any Claim to enforce the terms of, or any breach of, this Agreement, the Purchase Agreement or any document or agreement delivered in connection herewith or therewith or any of the provisions set forth in the foregoing (in each case, to the extent that the shareholder has a right to enforce the terms thereof or the Shareholders’ Representative has the right to enforce such terms on behalf of such shareholder), (3) any Claim for indemnification, advancement or contribution by the Releasing Party as an officer or director of the Company under the articles of incorporation and by-laws of the Company, each as in effect on the date hereof or (4) any accrued and unpaid salary, bonus, benefits or other compensation earned in the ordinary course of business in accordance with Company’s current compensation and benefit plans and policies.  Releasing Party intends, by Releasing Party’s release of Claims, to release all such Claims, whether known or unknown by Releasing Party.

a.         No Pending Claims.  Releasing Party expressly represents and warrants that as of the date of execution of this Agreement, Releasing Party has not, directly or indirectly, filed or lodged any administrative charge(s) or claim(s), or any complaint(s) with any governmental agencies or other legal claim(s) against any Released Parties as defined in this Paragraph 1, or related in any manner to the Claims released by this Agreement.

b.        No One Else Has Interest In Claims.  Releasing Party expressly represents and warrants that: no other person or entity has or has had any interest in the Claims released by this Agreement; that Releasing Party has the sole right and exclusive authority to execute this Agreement; and Releasing Party has not sold, assigned, transferred, conveyed, or otherwise disposed of any of the Claims released by this Agreement.

4.             Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.

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5.             Binding Agreement.  This Agreement will bind and inure to the benefit of the Parties and all of their heirs, executors, administrators, successors, assigns, and legal representatives, as well as all other persons in privity with them.

6.             Entire Agreement.  The Parties acknowledge that no promise or inducement has been offered except as set forth in this Agreement and that they execute this Agreement without reliance upon any statement or representation other than what is contained in this Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the matters that it covers and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties with respect to those matters.  This Agreement may be amended only by written agreement, signed by the Party or Parties to be bound by the amendment.  Parol evidence will be inadmissible to show agreement by and between the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

7.             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles, policies or provisions thereof or of any other jurisdiction concerning conflict or choice of laws.

8.             Counterpart Originals.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts has been signed by each of the parties and delivered to the other party (including by facsimile or via portable document format (.pdf)).

9.             Recitals.  The recitals set forth above are incorporated herein by this reference and made part of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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The Parties hereby execute this Agreement on the date set forth below.

Dated: , 2016.	[NAME]

Dated: , 2016.	Armed Forces Services Corporation

By:
Name:
Title:

[Signature Page to Release of Claims Agreement]

Schedule 7.2(g)(iii)

Seller	Amount of Restricted Parent Shares
Geoffrey J. Deutsch	$2,150,000
TCB Trust dated September 1, 2015	$1,600,000
Sarah H. Kim	$250,000